                                              Filed Pursuant to Rule 424 (b)(1)
                                              Registration No. 333-107278

                               10,989,989 Shares

                     THE READER'S DIGEST ASSOCIATION, INC.

                                  Common Stock

                             ----------------------

     The selling stockholder identified in this prospectus is offering all 10,989,989 shares to be sold in this offering. Reader's Digest will not receive any of the proceeds from the sale of these shares.

     The Common Stock is listed on the New York Stock Exchange under the symbol "RDA." On September 17, 2003, the last reported sale price of the Common Stock was $13.05 per share.

     See "Risk Factors" on page 5 to read about factors you should consider before buying shares of the Common Stock.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                                              Per Share        Total
                                                              ---------        -----
Initial price to public.....................................   $13.050    $143,419,356.45
Underwriting discount.......................................   $ 0.522    $  5,736,774.26
Proceeds, before expenses, to the selling stockholder.......   $12.528    $137,682,582.19

     To the extent that the underwriters sell more than 10,989,989 shares of Common Stock, the underwriters have the option to purchase up to an additional 1,648,498 shares from the selling stockholder at the initial price to public less the underwriting discount.

                             ----------------------

     The underwriters expect to deliver the shares against payment in New York, New York on September 23, 2003.

GOLDMAN, SACHS & CO.                                         MERRILL LYNCH & CO.

                             ----------------------

                      Prospectus dated September 17, 2003.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission an amended registration statement on Form S-3/A with respect to the Common Stock offered in this prospectus. This prospectus does not contain all of the information set forth in the amended registration statement and the exhibits to that amended registration statement. For further information with respect to us and the Common Stock, we refer you to this amended registration statement and its exhibits. We also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's website at www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. We maintain a website at www.rd.com. The information contained on our website is not incorporated by reference in this prospectus and you should not consider it a part of this prospectus.

     The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates important business and financial information about Reader's Digest that is not included in or delivered with this prospectus. This prospectus incorporates by reference the documents set forth below that have previously been filed with the Securities and Exchange
Commission:

         1.  Annual Report on Form 10-K for the fiscal year ended June 30, 2003;

         2.  Current Report on Form 8-K filed August 21, 2003;

         3.  Proxy Statement on Schedule 14A, dated September 26, 2002; and

         4. Registration Statement on Form 8-A, filed on January 16, 1990, as amended by the Form 8-A/A filed on December 13, 2002.

     We are also incorporating by reference additional documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the filing of this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed "filed" with the SEC, including any information furnished pursuant to Items 9 or 12 of Form 8-K.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

                               Investor Relations
                     The Reader's Digest Association, Inc.
                       Pleasantville, New York 10570-7000
                           Telephone: (914) 244-7446

     This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth in or incorporated by reference into this prospectus or in our affairs since the date of this prospectus.

     We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated September 17, 2003. You should not assume that the information contained in this prospectus is accurate as of any date other than such date.

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We make forward-looking statements in this prospectus and in other documents filed with the Securities and Exchange Commission to which we refer you. For each of these "forward-looking statements" we claim the protection of the safe harbor for "forward-looking statements" contained in the Private Securities Litigation Reform Act of 1995.

     Forward-looking statements include any statements that address future results or occurrences. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms or other comparable terminology. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. Some of these risks and uncertainties include factors relating to:

     - the effects of potentially more restrictive privacy and other governmental regulation relating to our marketing methods;

     - the effects of modified and varied promotions;

     - our ability to identify customer trends;

     - our ability to continue to create and acquire a broadly appealing mix of new products;

     - our ability to attract and retain new and younger magazine subscribers and product customers in view of the maturing of an important portion of our customer base;

     - our ability to attract and retain subscribers and customers in an economically efficient manner;

     - the effects of selective adjustments in pricing;

     - our ability to expand and more effectively utilize our customer database;

     - our ability to expand into new international markets and to introduce new product lines into new and existing markets;

     - our ability to expand into new channels of distribution;

     - our ability to negotiate and implement productive acquisitions, strategic alliances and joint ventures;

     - our ability to successfully integrate newly acquired and newly formed businesses (including the Reiman business);

     - the strength of relationships of newly acquired and newly formed businesses (including the Reiman business) with their employees, suppliers and customers;

     - the accuracy of the basis of forecasts relating to newly acquired and newly formed businesses (including the Reiman business);

     - our ability to achieve financial savings related to restructuring programs;

     - our ability to contain and reduce costs, especially through global efficiencies;

     - the cost and effectiveness of our re-engineering of business processes and operations;

     - the accuracy of our management's assessment of the current status of our business;

     - the evolution of our organizational and structural capabilities;

     - our ability to respond to competitive pressures within and outside the direct marketing industry, including the Internet;

     - the effects of worldwide paper and postage costs;

     - the effects of possible postal disruptions on deliveries of promotions, products and payments;

     - the effects of foreign currency fluctuations;

     - the accuracy of our management's assessment of the future effective tax rate and the effects of initiatives to reduce the rate;

     - the adequacy of our financial resources;

     - the effects of the terms of, and increased leverage resulting from additional borrowings under, our credit facilities;

     - the effects of interest rate fluctuations;

     - the effects of ratings downgrades;

     - the effects of economic and political changes in the markets where we compete;

     - the effects of weather in limiting access to consumers; and

     - the economic effects of terrorist activity and related events, especially those limiting access to consumers and otherwise affecting the direct marketing industry.

                               PROSPECTUS SUMMARY

     This summary highlights selected information we have included or incorporated by reference in this prospectus. However, this summary does not contain all the information that may be important to you. More detailed information about this offering, our business and our financial and operating data is contained elsewhere or incorporated by reference in this prospectus. We encourage you to read this prospectus in its entirety before making an investment decision.

     Unless we indicate otherwise, references in this prospectus to "we," "us" and "our" are to The Reader's Digest Association, Inc. and its consolidated subsidiaries.

                                READER'S DIGEST

     We are a preeminent global leader in publishing and direct marketing, and we create and deliver products that inform, enrich, entertain and inspire, including magazines, books, recorded music collections and home video products.

     We are a Delaware corporation, originally incorporated in New York in 1926 and then reincorporated in Delaware in 1951. The mailing address of our principal executive offices is Pleasantville, New York 10570-7000 and our telephone number is (914) 238-1000. Our website is http://www.rd.com.

     We are best known for publishing our flagship, Reader's Digest magazine. DeWitt and Lila Acheson Wallace founded Reader's Digest magazine in 1922. Today, Reader's Digest has a worldwide circulation of about 21 million and over 100 million readers each month. Reader's Digest is published in 48 editions and 19 languages.

STRATEGIC INITIATIVES

     We have initiated a two-year strategic plan to achieve sustainable revenue and operating profit growth by fiscal 2005. The major components of the plan are to:

     - make $20 million of incremental investment in fiscal 2004 in business initiatives that are intended to help drive revenue and profit growth in fiscal 2005 and beyond;

     - reduce fixed costs, primarily through overhead reduction actions, by a minimum of $70 million by fiscal 2005;

     - reduce activity in the near term to stabilize our active customer base while improving operating margins for our more mature businesses, such as international and U.S. Books and Home Entertainment; and

     - drive revenue growth through investing in new products and new businesses (Reiman, Books Are Fun, QSP), expanding new customer acquisition channels and increasing inter-divisional selling opportunities in all of our businesses.

For additional information on our plans for fiscal year 2004, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Fiscal 2004 Outlook."

OPERATING SEGMENTS

     During the fourth quarter of fiscal 2003, we modified our operating segments to reflect our new internal management organization. Each of our three operating segments (Reader's Digest North America, Consumer Business Services and International Businesses) reports its results to our chief operating decision maker. We have restated operating segment results of operations for prior periods to conform to our new operating segments.

READER'S DIGEST NORTH AMERICA

     This segment comprises our operations in the United States and Canada that:

     - Publish and market (primarily through direct marketing) Reader's Digest magazine and several special interest magazines;

     - Publish and market (primarily through direct marketing) the magazines and books of, and operate the complementary businesses of, Reiman Media Group, Inc., which we acquired on May 20, 2002; and

     - Publish and market (primarily through direct marketing) Books and Home Entertainment products, which include Select Editions, series and general books, and music and video products related to some or all of the following affinities: reading, home and health, and entertainment.

CONSUMER BUSINESS SERVICES

     This segment comprises our operations that:

     - Sell books and gift items by display marketing products on-site through independent sales representatives at schools and businesses through Books Are Fun, Ltd. in the United States and Canada;

     - Sell our magazines and other publishers' magazines and other products through youth fundraising campaigns of QSP, Inc. in the United States and Quality Service Programs Inc. in Canada (QSP Canada);

     - Publish and market (primarily through retail channels as well as through Books Are Fun, Ltd. and QSP, Inc.) Books and Home Entertainment products of Young Families and Children's Publishing;

     - Promote our financial services marketing alliances in the United States and Canada; and

     - Sold gifts and other merchandise through Gifts.com, Inc. (including Good Catalog Company), which ceased operations in 2002.

INTERNATIONAL BUSINESSES

     This segment comprises our operations outside of the United States and Canada that:

     - Publish and market (primarily through direct marketing) Books and Home Entertainment products (described above), Reader's Digest magazine in numerous editions and languages, and several special interest magazines; and

     - Establish and develop the operations of our financial services marketing alliances and other new business development initiatives, including the introduction of display marketing.

                                  THE OFFERING


Common Stock offered by the selling
  stockholder................................   10,989,989 shares(1)
Common Stock outstanding before and after the
  offering...................................   98,596,438 shares(2)
Use of proceeds..............................   We will not receive any proceeds from this
                                                offering.
New York Stock Exchange symbol...............   "RDA"

---------------
(1) Assuming the underwriters will not exercise their overallotment option.

(2) Based on 98,596,438 shares of our Common Stock outstanding as of August 15, 2003. Does not include 13,626,498 shares of our Common Stock issuable upon the exercise of outstanding stock options as of that date.

     Unless we otherwise specifically indicate, the information in this prospectus assumes that the underwriters will not exercise their overallotment option.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

     The following table shows our selected historical financial information for each of the five fiscal years in the period ended June 30, 2003. We derived the consolidated income statement data for the fiscal years ended June 30, 2003, 2002, and 2001 and the consolidated balance sheet data as of June 30, 2003 and 2002 from audited consolidated financial statements set forth under "Consolidated Financial Statements" in this prospectus. We derived the consolidated income statement data for the fiscal years ended June 30, 2000 and 1999 and the consolidated balance sheet data as of June 30, 2001, 2000 and 1999 from audited consolidated financial statements not included in or incorporated by reference in this prospectus.

     This information is only a summary and you should read it together with the financial information included in, and incorporated by reference in, this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Consolidated Financial Statements" and "Where You Can Find More Information."

                                                        FISCAL YEAR ENDED JUNE 30,
                                  ----------------------------------------------------------------------
                                     2003          2002           2001           2000           1999
                                     ----          ----           ----           ----           ----
                                                   (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues........................  $  2,474.9   $    2,368.6   $    2,518.2   $    2,484.5   $    2,458.5
Operating profit................  $    139.1   $      157.7   $      229.0   $      253.8   $      129.1
Net income......................  $     61.3   $       91.2   $      132.1   $      144.7   $      151.9
Basic and diluted earnings per
  share.........................  $0.61/0.60   $  0.90/0.89   $  1.27/1.26   $  1.35/1.34   $  1.40/1.39
Dividends per common share......  $     0.20   $       0.20   $       0.20   $       0.20   $       0.38
                                  ----------   ------------   ------------   ------------   ------------

                                                        FISCAL YEAR ENDED JUNE 30,
                                  ----------------------------------------------------------------------
                                     2003          2002           2001           2000           1999
                                     ----          ----           ----           ----           ----
                                                   (IN MILLIONS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Cash and cash equivalents,
  short-term investments and
  marketable securities.........  $     52.1   $      114.7   $       47.3   $      227.6   $      437.2
Total assets....................  $  2,599.5   $    2,691.9   $    1,665.2   $    1,707.2   $    1,622.3
Long-term debt..................  $    834.7   $      818.0   $        9.8   $        7.9   $        2.2
Stockholders' equity............  $    400.3   $      471.9   $      459.8   $      478.8   $      385.1
Weighted-average common shares
  outstanding (basic and
  diluted)......................   98.1/99.2    100.2/100.6    102.7/103.7    106.0/107.0    107.3/108.0
Book value per common share.....  $     4.08   $       4.71   $       4.47   $       4.51   $       3.59
                                  ----------   ------------   ------------   ------------   ------------

                                  RISK FACTORS

     You should carefully consider the following risk factors and other information contained in or incorporated by reference in this prospectus and any accompanying prospectus supplement before deciding to purchase any shares of our Common Stock.

RISKS RELATED TO OUR BUSINESS

WE MAY FACE DIFFICULTIES IN ACHIEVING THE PROPER BALANCE BETWEEN CIRCULATION RATE BASE AND ADVERTISING REVENUES, ESPECIALLY IN LIGHT OF OUR DISCONTINUANCE OF SWEEPSTAKES MARKETING.

     Like most companies that publish magazines, we must balance our circulation rate base goals, in particular those for Reader's Digest magazine, with our advertising revenue objectives. As part of our two-year strategic plan and in an effort to achieve a sustainable stream of desirable new customers for Reader's Digest, which we believe will result in improved circulation profitability, we intend to reduce the circulation rate base from 11 million to 10 million, effective January 2004. This effort requires both a well-managed reduction of the rate base and the successful attraction of new customers through our marketing techniques. As a result of recent legislative and regulatory developments in the United States and agreements with various state attorneys general, we have completely discontinued the use of large cash prize sweepstakes as a marketing method for our U.S. magazines. Therefore, we must rely on other marketing techniques to attract and retain magazine subscribers, which may not be as effective as sweepstakes. There can be no assurance that we will successfully attract and retain magazine subscribers in an economically efficient manner. Failure to do so could require further adjustments to our rate base resulting in reduced revenues, which could materially and adversely affect our results and financial condition.

CHANGES IN PRIVACY LAW COULD ADVERSELY AFFECT OUR ABILITY TO EFFECTIVELY MARKET OUR PRODUCTS.

     We rely on a variety of direct marketing techniques, including telemarketing and mass mailings. Recent initiatives, such as the National Do Not Call Registry operated by the Federal Trade Commission, have created some concern regarding the effectiveness of such techniques going forward. Such initiatives as well as any related changes in law could force us to reevaluate our marketing strategy. If this occurs, we may not be able to develop adequate alternative marketing strategies. We also buy lists of potential customers from third parties and market to the individuals on these lists directly. If the purchase of these lists were outlawed or otherwise restricted, either domestically, abroad or both, our ability to develop new customers and introduce them to our products could be materially and adversely affected.

FAILURE TO EFFICIENTLY MANAGE OUR DIRECT MARKETING INITIATIVES OR TO PROTECT THE INTEGRITY OF OUR CUSTOMER DATABASES COULD NEGATIVELY AFFECT OUR BUSINESS.

     One of our most valuable assets is our customer list, which is a database containing information about our current and prospective customers. We rely on this database to develop and implement our direct marketing initiatives. Managing the frequency of our direct marketing initiatives and delivering appropriately tailored products in such initiatives is crucial to maintaining and increasing our customer base and achieving adequate results from our direct marketing efforts. Enhancing the database, maintaining the ability to utilize the information available from the database, properly utilizing that information available and protecting that database from corruption and/or competitive appropriation are critical to the success of our business and our failure to do so could materially and adversely affect us.

LEGAL AND REGULATORY CHANGES COULD NEGATIVELY AFFECT OUR USE OF SWEEPSTAKES TO ATTRACT NEW AND RETURNING CUSTOMERS IN OUR INTERNATIONAL BUSINESS AND OUR BOOKS AND HOME ENTERTAINMENT BUSINESS.

     We currently rely on the use of sweepstakes as an important component of most of our direct marketing techniques in attracting and retaining customers in our international markets. If significant legislative or regulatory restrictions on these techniques occur abroad, we will be forced to revise our marketing practices in those markets. There is no guarantee that revised practices would yield positive results, and their failure could materially and adversely affect our results and financial condition.

     We also rely on the use of sweepstakes as an important component of our direct marketing efforts in our Books and Home Entertainment business. Recent legislative and regulatory developments in the United States have reduced the effectiveness of sweepstakes as a marketing method. As a result, we have increasingly tested other direct marketing techniques in an effort to diversify our overall marketing strategy in our Books and Home Entertainment business and to attract and retain new customers of this business. There is no guarantee that non-sweepstakes marketing techniques will be as effective as sweepstakes were. If we fail to effectively utilize alternative marketing techniques in our Books and Home Entertainment business, our business may be materially and adversely affected.

THERE IS NO ASSURANCE THAT WE WILL ATTAIN THE GOAL OF OUR TWO-YEAR STRATEGIC PLAN OF SUSTAINABLE REVENUE AND OPERATING PROFIT GROWTH BY FISCAL YEAR 2005.

     We have developed a two-year strategic plan, with a goal of achieving sustainable revenue and operating profit growth by our fiscal year 2005. Components of that plan include $20 million of incremental investment in business initiatives for fiscal 2004 that are intended to help drive revenue and profit growth in fiscal year 2005 and beyond; reducing fixed costs, primarily through overhead reduction, by a minimum of $70 million by fiscal year 2005; reducing marketing activity in the near term to stabilize our active customer base and improve margins of our International and U.S. Books and Home Entertainment businesses; and driving revenue growth by investing in new products, expanding customer acquisition channels and increasing interdivisional selling opportunities. We intend to devote significant efforts and resources to achieving the goals of our new two-year strategic plan. However, there can be no assurance that our overall goal of sustainable revenue and operating profit growth by fiscal year 2005 or the components of the two-year strategic plan will be achieved. The failure to achieve the overall goal and/or the components of the two-year strategic plan could have a material adverse effect on us.

OUR INABILITY TO SUCCESSFULLY ACHIEVE THE EXPECTED BENEFITS OF OUR PAST ACQUISITIONS AND OTHER CURRENT AND FUTURE VENTURES COULD ADVERSELY AFFECT US.

     We have made significant acquisitions over the past several years, including Books Are Fun in 1999 and Reiman in 2002, in an effort to broaden our product offering mix and diversify our marketing channels. We seek to integrate newly acquired businesses in an efficient manner, with a focus on attaining the benefits envisioned when those businesses were acquired. However, with respect to our past acquisitions and any transactions that we might undertake in the future, we cannot be certain that we will achieve the expected benefits. Our future operating results may depend to a significant degree on our ability to address these issues.

     From time to time, we have also entered into strategic alliances and joint ventures, particularly within the financial services marketing areas of insurance, credit products and investment products. We continue to seek partners for alliances and joint ventures of this type. However, there can be no assurance that our existing joint ventures and alliances will perform as expected or that we will be able to consummate new alliances and joint ventures. Failure to do so could materially and adversely affect our future results and financial condition.

WE OPERATE IN HIGHLY COMPETITIVE INDUSTRIES AND MUST LAUNCH NEW PRODUCTS TO ATTRACT NEW AND YOUNGER CUSTOMERS TO AUGMENT AND REPLENISH OUR MATURING CUSTOMER BASE WHILE MAINTAINING THE QUALITY OF EXISTING PRODUCTS.

     We operate in highly competitive industries. Numerous well-established and smaller entrepreneurial companies produce, market and sell products that compete with the products that our businesses offer. Our magazines compete with other magazines for subscribers and with all media, including television, radio, newspapers and the Internet, for advertising. Our Books and Home Entertainment and Books Are Fun businesses compete with companies selling similar products at retail outlets, through direct and display marketing and on the Internet. QSP competes with companies selling similar products through fundraising services, direct marketing and retail outlets.

     Our success in attracting and retaining new and younger consumers to augment and replenish our maturing customer base depends in large part on our ability to identify customer trends and tastes and to develop new products across our business lines in response to those trends and tastes. If we fail to launch a broadly appealing mix of new products, it is possible that our customers will seek product offerings from our competitors.

EXPANDING OUR BUSINESS IN NEW MARKETS OUTSIDE OF THE UNITED STATES WILL REQUIRE US TO COMPETE WITH ESTABLISHED LOCAL BUSINESSES THAT MAY BE BETTER SITUATED TO OPERATE IN THOSE MARKETS.

     We are committed to expanding our business internationally. As we enter new markets we must compete with established local competitors that may be more familiar with the particular tastes of the consumers in such markets. We cannot guarantee that we will be successful. If we fail to compete effectively, expansion opportunities could be limited and our results and financial condition could be materially and adversely affected.

SUSTAINED ECONOMIC WEAKNESS IN THE UNITED STATES AND ABROAD COULD NEGATIVELY AFFECT OUR BUSINESS.

     We derive a significant portion of our revenues from the sale of advertising in our publications. Our advertising revenues are susceptible to fluctuations in economic cycles. The current global and national economic downturn has had an adverse impact on our revenues generally and our advertising revenues specifically. If this economic downturn persists or future business cycles are not favorable for us, our business will likely be adversely affected.

     We also generate a significant amount of our revenues from sales of our products outside the United States. The economies in many of our significant international markets, including Europe, Asia and the Latin American markets of Mexico, Brazil and Argentina have been weak for several years. The majority of our products are recreational in nature and, therefore, constitute discretionary spending on the part of consumers. This makes our products particularly sensitive to economic cycles. As a result, sustained economic weakness in Europe and elsewhere outside the United States would likely further reduce consumer spending in our markets and negatively affect our business.

CURRENCY EXCHANGE RATE FLUCTUATIONS COULD REDUCE OUR REVENUE AND NET INCOME.

     In 2003, we derived 45% of our revenue from markets outside of the United States. We purchase the majority of our inventory and raw materials primarily in the United States in U.S. dollars. In preparing our financial statements, we translate revenues and expenses in foreign countries from their local currencies into U.S. dollars using weighted average exchange rates. If the U.S. dollar strengthens relative to local currencies, our reported revenues, gross profits and net income will likely be reduced. Given our inability to predict the degree of exchange rate fluctuations, we cannot estimate the effect these fluctuations may have upon future reported results, product pricing or our overall financial condition.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM OPERATING OUR BUSINESS EFFECTIVELY.

     As of June 30, 2003, we had approximately $866 million of outstanding indebtedness, including approximately $865 million of indebtedness under our senior credit facility. In addition, we had $192.5 million of borrowings available under our revolving credit facilities, having drawn down no amounts, as of June 30, 2003. We are highly leveraged and this level of indebtedness could have important consequences to you, including the following:

     - it may limit our ability to borrow money for working capital, capital expenditures, acquisitions, debt service requirements and general corporate or other purposes;

     - it may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

     - we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

     - it may make us more vulnerable than a less leveraged company to a downturn in our business or in the economy;

     - a substantial portion of our cash flow from operations will be dedicated to the repayment of our credit facility indebtedness, including indebtedness that we may incur in the future, and will not be available for other purposes; and

     - there would be a material adverse effect on our business, results and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

     In addition, our borrowings bear interest at a rate that is required to be reset from time to time for periods of up to six months. The interest rate is based in part on our credit ratings and LIBOR, the prime rate or the federal funds rate then in effect. Decreases in our credit ratings or increases in LIBOR, the prime rate or the federal funds rate could result in an increase in our interest rates, which would increase our interest payment obligations and could have an adverse effect on us.

OUR TERM LOAN AND REVOLVING CREDIT FACILITIES CONTAIN RESTRICTIONS THAT LIMIT OUR FLEXIBILITY IN OPERATING OUR BUSINESS.

     Our term loan and revolving credit facilities contain a number of significant covenants that, among other things, restrict our ability to incur additional indebtedness, create liens on our assets, and restrict our ability to engage in sale and leaseback transactions and mergers or acquisitions and to make equity investments. Under some circumstances, these restrictive covenants may not allow us the flexibility we need to operate our business in an effective and efficient manner and may prevent us from taking advantage of strategic and financial opportunities that would benefit our business.

     In addition, we are required under our credit facilities to satisfy specified financial ratios and tests. Our ability to comply with those financial ratios and tests may be affected by events beyond our control, and we may not be able to meet those ratios and tests. A breach of any of those covenants could result in a default under our credit facilities and the lenders could elect to declare all amounts borrowed under our credit facilities, together with accrued interest, to be immediately due and payable and could proceed against the collateral securing that indebtedness. Substantially all of our assets are pledged as collateral pursuant to the terms of our credit facilities.

INCREASES IN PAPER PRICES OR POSTAGE COSTS COULD NEGATIVELY AFFECT OUR RESULTS.

     Because the price of paper and postage are two of our largest operating expenses, our income may be reduced by increases in either paper or postage prices.

     Paper is the principal raw material used in our business. We spent approximately $102 million on paper in fiscal 2003 which accounted for approximately 4.4% of our operating expenses. The price of paper may fluctuate significantly in the future. Although we have attempted to ensure adequate, competitively-priced, medium-term supplies of paper, changes in the market supply of or demand for paper could affect delivery times and prices. We cannot be sure that we will continue to have access to paper in the necessary amounts or at reasonable prices or that any increases in the cost of paper will not have a material adverse effect on our business.

     We spent approximately $261 million on postal services in fiscal 2003 which accounted for approximately 11.4% of our operating expenses. We generally use the United States Postal Service or United Parcel Service in the United States and a variety of carriers outside of the United States. Postage costs increase periodically and can be expected to increase in the future. Higher postal rates or other delivery charges usually increase the total cost of our products to the customers, which may have a negative effect on sales. As a result, we may strategically determine not to pass on all or a portion of these increases to the customers and, therefore, absorb the impact of the increases ourselves.

WE MAY NOT BE ABLE TO OBTAIN THE THIRD-PARTY PRODUCTS THAT WE SELL AT FAVORABLE PRICES.

     Our profit margins in Books Are Fun and QSP businesses are highly dependent on the costs to obtain the books, gifts and magazine products that they sell. Although these products have been available on negotiated, competitive terms in the past, there can be no assurance that we will have access to these products at comparable prices in the future.

A FAILURE BY OUR QSP, INC. SUBSIDIARY TO MEET MINIMUM PURCHASE REQUIREMENTS IN ONE OF ITS AGREEMENTS COULD MATERIALLY AND ADVERSELY AFFECT OUR FINANCIAL CONDITION AND/OR RESULTS OF OPERATIONS.

     Our QSP, Inc. subsidiary entered into a long-term licensing agreement with World's Finest Chocolate, Inc. in May 2000 pursuant to which QSP is licensed to sell World's Finest Chocolate products as part of QSP's fundraising support business. The agreement was amended in 2002 to reduce the minimum purchase requirements and extend the term of the agreement. Under the agreement, QSP must satisfy estimated minimum annual purchase requirements of chocolate products ranging from approximately $55 million in fiscal 2004 to approximately $69 million in each year from fiscal 2008 to fiscal 2020. For additional information about this agreement, see Note 6 of our Notes to Consolidated Financial Statements in "Consolidated Financial Statements." QSP is required to meet these minimum annual purchase requirements regardless of whether QSP would otherwise use that amount of World's Finest Chocolate products in the operation of its business. Although QSP has satisfied these minimum purchase requirements as reduced by the 2002 amendment to date, there can be no assurance that QSP will be able to satisfy these minimum requirements throughout the remainder of the term of the agreement. A significant failure of QSP to meet the minimum annual purchase requirements under the agreement could materially and adversely affect our financial condition and/or results of operation.

WE MAY NOT BE ABLE TO RETAIN OR ATTRACT THE KEY MANAGEMENT, CREATIVE, EDITORIAL, MARKETING AND SALES PERSONNEL THAT WE NEED TO REMAIN COMPETITIVE AND GROW.

     We operate in a number of highly visible industry segments where there is intense competition for experienced and highly effective key employees. Our successful operations in these segments may increase the market visibility of members of our key management and creative and editorial teams and result in their recruitment by other businesses.

     We depend on our ability to identify, hire, train and retain qualified personnel. A loss of a significant number of skilled creative and editorial personnel could have a negative effect on the quality of our products. Similarly, a loss of a significant number of experienced sales personnel would likely result in fewer sales of our products and could materially and adversely affect our results and financial condition. We expend significant resources and management time in identifying and training our creative, editorial and sales personnel. Our ability to attract and retain qualified personnel in these areas depends, however, on numerous factors, including factors that we cannot control, such as conditions in the local employment markets in which we operate.

     Furthermore, we depend on the continued services of our upper-level management team. This team is familiar with our industry and our business strategy and the departure of key management personnel could adversely affect our business.

INCREASES IN SALES OR OTHER TAXES COULD REDUCE OUR REVENUES.

     In some markets, our products are subject to local and national sales taxes and other taxes such as value added taxes. Higher taxes will either increase the cost of our products to consumers, which could have a negative effect on the sales of our products, or reduce profit margins on these products if we do not pass on the increase to consumers. This could adversely affect our business.

OUR BUSINESSES ARE SUSCEPTIBLE TO BEING ADVERSELY AFFECTED BY WEATHER-RELATED EVENTS.

     The nature of our businesses makes them susceptible to being adversely affected by weather-related events, over which we have no control. Since a significant portion of our business relies on the postal service network for delivery of products and for marketing activity, disruption of postal delivery services due to severe weather, such as floods and snowstorms, have in the past and may in the future adversely affect our results. Severe weather can also negatively impact other aspects of our business. In the past, severe weather has caused the cancellations of a significant number of corporate and school events run by Books Are Fun and also unfavorably affected QSP's marketing activities. Weather-related events in the future may similarly adversely affect our businesses.

OTHER DISRUPTIONS IN POSTAL DELIVERY PROCESS, SUCH AS THOSE RELATING TO THE RECENT ANTHRAX SCARES, MAY ADVERSELY AFFECT OUR BUSINESS.

     The anthrax mail scares that followed the September 11, 2001 terrorist attacks adversely affected our home direct mail marketing efforts in the United States, as mail was delivered late and recipients in many cases did not open our marketing materials which were mailed to them. Future events that significantly adversely affect mail processes could similarly adversely affect our marketing efforts.

RISKS RELATED TO THE OFFERING

ANY ISSUANCE OF SHARES OF OUR COMMON STOCK IN THE FUTURE COULD HAVE A DILUTIVE EFFECT ON YOUR INVESTMENT.

     If we raise funds in the future by issuing additional shares of Common Stock, you may experience dilution in the value of your shares. Additionally, certain types of equity securities that we may issue in the future could have rights, preferences or privileges senior to your rights as a holder of our Common Stock. We could choose to issue additional shares for a variety of reasons including for investment or acquisitive purposes. Such issuances may have a dilutive impact on your investment.

THE MARKET PRICE FOR OUR COMMON STOCK MAY BE VOLATILE, WHICH COULD CAUSE THE VALUE OF YOUR INVESTMENT TO DECLINE.

     There currently is a public market for our Common Stock, but there is no assurance that there will always be such a market. Securities markets worldwide experience significant price and volume fluctuations. This market volatility could significantly affect the market price of our Common Stock without regard to our operating performance. In addition, the price of our Common Stock could be subject to wide fluctuations in price in response to such factors as, among others:

     - a deviation in our results from the expectations of public market analysts and investors;

     - additions or departures of key personnel;

     - sales of Common Stock by senior officers; or

     - other general economic, political or market conditions, many of which are beyond our control.

     You may be unable to resell your shares of our Common Stock at or above the price you pay in this offering.

ANTI-TAKEOVER PROVISIONS IN DELAWARE LAW AND IN OUR CHARTER AND BY-LAWS COULD DETER OR PREVENT A CHANGE IN CONTROL OF US.

     We are a Delaware corporation subject to Delaware state law. Some of these state laws could interfere with or restrict takeover bids or other change-in-control events affecting us. Also, there are provisions in our articles of incorporation, bylaws, and other agreements to which we are a party, which could delay, defer or prevent a change in control of us, even if a change of control would be beneficial to our stockholders. These anti-takeover measures may depress the price of our Common Stock by making it more difficult for third parties to acquire us by offering to purchase shares of our Common Stock at a premium to its then current market price.

                                USE OF PROCEEDS

     The selling stockholder identified in this prospectus is offering all 10,989,989 shares to be sold in this offering, along with an additional 1,648,498 shares to be sold if the underwriters exercise their overallotment option in full. We will not receive any proceeds from the sale of the shares of our Common Stock in this offering.

                          PRICE RANGE OF COMMON STOCK
                            AND DIVIDEND INFORMATION

     Our Common Stock is traded on the New York Stock Exchange under the symbol "RDA." Prior to completing our recapitalization on December 13, 2002, we had two outstanding classes of common stock: Class A Nonvoting Common Stock, par value $.01 per share, which traded under the symbol "RDA," and Class B Voting Common Stock, par value $.01 per share, which traded under the symbol "RDB." The first table below, which covers the period through December 13, 2002, shows the high and low sales prices on the New York Stock Exchange and dividend information for our previously outstanding Class A Nonvoting Common Stock and Class B Voting Common Stock, based on published financial sources. The second table below shows the high and low sales prices for shares of our currently outstanding Common Stock on the New York Stock Exchange and the dividend information for these shares from and after December 16, 2002, based on published financial sources.

         THROUGH DECEMBER 13, 2002: CLASS A NONVOTING COMMON STOCK AND
                          CLASS B VOTING COMMON STOCK

                                                  CLASS A           CLASS B
                                              ---------------   ---------------     CASH
                                               HIGH     LOW      HIGH     LOW     DIVIDENDS
                                               ----     ---      ----     ---     ---------
FISCAL 2001
  First Quarter.............................  $41.88   $33.13   $38.00   $29.63     $.05
  Second Quarter............................   40.44    32.44    35.88    28.75      .05
  Third Quarter.............................   40.50    26.25    35.25    23.25      .05
  Fourth Quarter............................   29.98    25.50    27.10    23.00      .05
FISCAL 2002
  First Quarter.............................  $28.64   $16.68   $26.40   $16.40     $.05
  Second Quarter............................   23.56    15.65    22.65    15.70      .05
  Third Quarter.............................   23.20    19.99    23.80    19.80      .05
  Fourth Quarter............................   24.15    18.73    29.40    22.90      .05
FISCAL 2003
  First Quarter.............................  $18.14   $14.70   $22.40   $18.10     $.05
  Second Quarter (through December 13,
     2002)..................................   17.17    13.89    20.69    16.60      .05

                 FROM AND AFTER DECEMBER 16, 2002: COMMON STOCK

                                                                                    CASH
                                                               HIGH       LOW     DIVIDENDS
                                                               ----       ---     ---------
FISCAL 2003
  Second Quarter (December 16, 2002 and after)..............  $ 16.23   $ 14.72       --
  Third Quarter.............................................    16.00      9.50     $.05
  Fourth Quarter............................................    13.81     10.15     $.05
FISCAL 2004
  First Quarter (through September 17, 2003)................  $ 14.32   $ 11.94

     On September 17, 2003, the last sale price of our Common Stock as reported on the New York Stock Exchange Composite Tape was $13.05.

     The trading prices of our Common Stock are influenced by, among other things, our results of operations, financial condition, cash requirements and future prospects and by general economic, financial and other factors and market conditions. We cannot assure you nor are we claiming that the price of our Common Stock will fall within the ranges shown in the tables above in the future.

     Our board of directors will determine the payment and amount of any future dividends on the basis of our earnings, capital requirements, financial condition and other relevant factors.

                                 CAPITALIZATION

     The following table sets forth our condensed consolidated capitalization as of June 30, 2003.

                                                              JUNE 30, 2003
                                                              -------------
                                                              (IN MILLIONS)
DEBT:
  Current debt..............................................    $    31.3
  Long-term debt............................................        834.7
                                                                ---------
     Total debt.............................................        866.0
STOCKHOLDERS' EQUITY:
  Capital stock.............................................         17.6
  Paid-in capital...........................................        215.0
  Retained earnings.........................................      1,301.6
  Accumulated other comprehensive loss......................       (109.2)
  Treasury stock, at cost...................................     (1,024.7)
                                                                ---------
     Total stockholders' equity.............................        400.3
                                                                ---------
     Total capitalization...................................    $ 1,266.3
                                                                =========

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table shows our selected historical financial information for each of the five fiscal years in the period ended June 30, 2003. We derived the consolidated income statement data for the fiscal years ended June 30, 2003, 2002, and 2001 and the consolidated balance sheet data as of June 30, 2003 and 2002 from audited consolidated financial statements set forth under "Consolidated Financial Statements" in this prospectus. We derived the consolidated income statement data for the fiscal years ended June 30, 2000 and 1999 and the consolidated balance sheet data as of June 30, 2001, 2000 and 1999 from audited consolidated financial statements not included or incorporated by reference in this prospectus.

     This information is only a summary and you should read it together with the financial information included in, and incorporated by reference in, this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Consolidated Financial Statements" and "Where You Can Find More Information."

INCOME STATEMENT DATA:

                                                    FISCAL YEAR ENDED JUNE 30,
                              ----------------------------------------------------------------------
                                 2003          2002           2001           2000           1999
                                 ----          ----           ----           ----           ----
                                               (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues...................   $  2,474.9   $    2,368.6   $    2,518.2   $    2,484.5   $    2,458.5
Product, distribution and
  editorial expenses.......     (1,002.2)        (947.7)        (971.2)        (907.1)        (962.6)
Promotion, marketing and
  administrative
  expenses.................     (1,293.8)      (1,236.5)      (1,299.6)      (1,320.2)      (1,328.9)
Other operating items,
  net......................        (39.8)         (26.7)         (18.4)          (3.4)         (37.9)
                              ----------   ------------   ------------   ------------   ------------
  Operating profit.........        139.1          157.7          229.0          253.8          129.1
Other (expense) income,
  net......................        (38.7)         (17.1)         (41.2)         (19.1)          82.6
                              ----------   ------------   ------------   ------------   ------------
  Income before provision
    for income taxes.......        100.4          140.6          187.8          234.7          211.7
Provision for income
  taxes....................        (39.1)         (49.4)         (55.7)         (90.0)         (85.1)
                              ----------   ------------   ------------   ------------   ------------
Income before cumulative
  effect of change in
  accounting principles....         61.3           91.2          132.1          144.7          126.6
Cumulative effect of change
  in accounting principles
  for pension assets, net
  of tax provision of
  $15.2....................           --             --             --             --           25.3
                              ----------   ------------   ------------   ------------   ------------
Net income.................   $     61.3   $       91.2   $      132.1   $      144.7   $      151.9
                              ==========   ============   ============   ============   ============
Basic earnings per share:
  Weighted average common
    shares outstanding.....         98.1          100.2          102.7          106.0          107.3
                              ----------   ------------   ------------   ------------   ------------
  Before cumulative effect
    of change in accounting
    principles.............   $      .61   $       0.90   $       1.27   $       1.35   $       1.16
  Cumulative effect of
    change in accounting
    principles.............           --             --             --             --           0.24
                              ----------   ------------   ------------   ------------   ------------
  Basic earnings per
    share..................   $     0.61   $       0.90   $       1.27   $       1.35   $       1.40
                              ==========   ============   ============   ============   ============

                                                    FISCAL YEAR ENDED JUNE 30,
                              ----------------------------------------------------------------------
                                 2003          2002           2001           2000           1999
                                 ----          ----           ----           ----           ----
                                               (IN MILLIONS, EXCEPT PER SHARE DATA)
Diluted earnings per share:
  Adjusted weighted average
    common shares
    outstanding............         99.2          100.6          103.7          107.0          108.0
                              ----------   ------------   ------------   ------------   ------------
  Before cumulative effect
    of change in accounting
    principles.............   $     0.60   $       0.89   $       1.26   $       1.34   $       1.15
  Cumulative effect of
    change in accounting
    principles.............           --             --             --             --           0.24
                              ----------   ------------   ------------   ------------   ------------
Diluted earnings per
  share....................   $     0.60   $       0.89   $       1.26   $       1.34   $       1.39
                              ==========   ============   ============   ============   ============

BALANCE SHEET DATA:

                                                   FISCAL YEAR ENDED JUNE 30,
                             -----------------------------------------------------------------------
                                2003           2002           2001           2000           1999
                                ----           ----           ----           ----           ----
                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
Cash and cash equivalents,
  short-term investments
  and marketable
  securities...............  $      52.1   $      114.7   $       47.3   $      227.6   $      437.2
Total assets...............  $   2,599.5   $    2,691.9   $    1,665.2   $    1,707.2   $    1,622.3
Long-term debt.............  $     834.7   $      818.0   $        9.8   $        7.9   $        2.2
Stockholders' equity.......  $     400.3   $      471.9   $      459.8   $      478.8   $      385.1
Weighted-average common
  shares outstanding (basic
  and diluted).............    98.1/99.2    100.2/100.6    102.7/103.7    106.0/107.0    107.3/108.0
Book value per common
  share....................  $      4.08   $       4.71   $       4.47   $       4.51   $       3.59
                             -----------   ------------   ------------   ------------   ------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     All references to 2003, 2002 and 2001, unless otherwise indicated, are to fiscal year 2003, fiscal year 2002 and fiscal year 2001, respectively. Our fiscal year represents the period from July 1 through June 30. All dollar amounts, other than per share data, are in millions.

     The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our consolidated results of operations and financial condition. This discussion should be read in conjunction with our Consolidated Financial Statements and related Notes beginning on page F-1. Certain amounts and percentages do not recalculate exactly due to rounding.

RESULTS OF OPERATIONS: COMPANY-WIDE

MODIFICATIONS TO OUR OPERATING SEGMENTS

     During the fourth quarter of 2003 we modified our operating segments to reflect our new internal management organization. Each of our three segments (Reader's Digest North America, Consumer Business Services and International Businesses) reports its results to our chief operating decision maker, who uses such information to assess segment performance. We have restated operating segment results of operations for prior periods to conform to our new operating segments. Additionally, we separately report Corporate Unallocated expenses, which include the cost of governance and other corporate-related expenses, as well as income and expenses associated with our U.S. pension plans and retiree healthcare benefits, and executive compensation programs. The new organization structure is designed to combine related businesses and facilitate efforts in leveraging best practices to significantly reduce overhead and operating costs. In addition, our new internal management and reporting structure provides greater transparency to our operating results.

READER'S DIGEST NORTH AMERICA

     This segment comprises our operations in the United States and Canada that:

     - Publish and market (primarily through direct marketing) Reader's Digest magazine and several special interest magazines;

     - Publish and market (primarily through direct marketing) the magazines and books of, and operate the complementary businesses of, Reiman Media Group, Inc., which we acquired on May 20, 2002; and

     - Publish and market (primarily through direct marketing) Books and Home Entertainment products, which include Select Editions, series and general books, and music and video products related to some or all of the following affinities: reading, home and health, and entertainment.

     All of these businesses have a common focus on the direct marketing aspect of new customer acquisition at a minimal cost. The performance of Reader's Digest magazine and our special interest magazines is driven primarily by circulation revenues and, to a lesser extent, by advertising sales. The publications of Reiman Media Group have minimal advertising revenues, and accordingly, circulation is the primary driver of performance in this business. The results of our Books and Home Entertainment business are driven by its universe of active promotable customers, the response rates to its promotional mailings, customer payment rates and membership in our continuity series business.

CONSUMER BUSINESS SERVICES

     This segment comprises our operations that:

     - Sell books and gift items by display marketing products on-site through independent sales representatives at schools and businesses through Books Are Fun, Ltd. in the United States and Canada;

     - Sell our magazines and other publishers' magazines and other products through youth fundraising campaigns of QSP, Inc. in the United States and Quality Service Programs Inc. in Canada (QSP Canada);

     - Publish and market (primarily through retail channels as well as through Books Are Fun, Ltd. and QSP, Inc.) Books and Home Entertainment products of Young Families and Children's Publishing;

     - Promote our financial services marketing alliances in the United States and Canada; and

     - Sold gifts and other merchandise through Gifts.com, Inc. (including Good Catalog Company), which ceased operations in 2002.

     The primary focus of the Consumer Business Services segment is to grow revenues by selling products through non-direct marketing channels. The larger businesses in this segment are focused on expanding their sales forces, thereby increasing coverage of markets each serves. The performance of these businesses is driven by product selection, the number of accounts or events held, and the average sales per account or event.

INTERNATIONAL BUSINESSES

     This segment comprises our operations outside of the United States and Canada that:

     - Publish and market (primarily through direct marketing) Books and Home Entertainment products (described above), Reader's Digest magazine in numerous editions and languages, and several special interest magazines; and

     - Establish and develop the operations of our financial services marketing alliances and other new business development initiatives, including the introduction of display marketing.

     The performance of these businesses is driven by similar factors to those in the Reader's Digest North America segment except that results are more susceptible to changes in local market conditions due to the number of countries in which we operate. The results for Reader's Digest magazine in international markets are driven principally by circulation and secondarily by advertising revenues. The results of our Books and Home Entertainment products in these markets is driven by its universe of active promotable customers, the response rates to its promotional mailings, customer payment rates and membership in our continuity series business.

INTERCOMPANY ELIMINATIONS AND CORPORATE UNALLOCATED EXPENSES

     We present our segment revenues and operating profits on an arm's-length basis, consistent with how we manage our operations and how our chief operating decision maker reviews our results. Revenues and expenses attributable to intercompany transactions are included in the results of our operating segments. Such amounts are eliminated (under the Intercompany Eliminations caption below) to reconcile our operating segment amounts to consolidated amounts, as reported in our income statements. In addition to intercompany revenues and expenses, we separately report Corporate Unallocated expenses, which cover expenses that are not directly attributable to business unit performance. Corporate Unallocated expenses include the cost of governance and other corporate-related expenses, as well as income and expenses associated with our U.S. pension plans and retiree healthcare benefits, and executive compensation programs.

SUMMARY OF OPERATING SEGMENT RESULTS

                                                                YEARS ENDED JUNE 30,
                                                                --------------------
                                                               2003     2002     2001
                                                               ----     ----     ----
REVENUES
  Reader's Digest North America.............................  $  854   $  649   $  777
  Consumer Business Services................................     641      668      645
  International Businesses..................................   1,008    1,078    1,118
  Intercompany eliminations.................................     (28)     (26)     (22)
                                                              ------   ------   ------
TOTAL REVENUES..............................................  $2,475   $2,369   $2,518
                                                              ------   ------   ------
OPERATING PROFIT (LOSS)
  Reader's Digest North America.............................  $   61   $   (2)  $   40
  Consumer Business Services................................      91       88       71
  International Businesses..................................      49      106      139
  Corporate Unallocated.....................................     (22)      (7)      (3)
  Other operating items, net(1).............................     (40)     (27)     (18)
                                                              ------   ------   ------
OPERATING PROFIT............................................  $  139   $  158   $  229
                                                              ------   ------   ------
INTERCOMPANY ELIMINATIONS
  Reader's Digest North America.............................  $   (1)  $   (4)  $   (2)
  Consumer Business Services................................     (24)     (16)     (11)
  International Businesses..................................      (3)      (6)      (9)
                                                              ------   ------   ------
TOTAL INTERCOMPANY ELIMINATIONS.............................  $  (28)  $  (26)  $  (22)
                                                              ------   ------   ------

---------------
(1) Other operating items, net in 2003 related to: 13% to Reader's Digest North America, 6% to Consumer Business Services, 64% to International Businesses and 17% to corporate departments that benefit the entire organization. In 2002, these items related to: 22% to Reader's Digest North America, 27% to Consumer Business Services, 16% to International Businesses and 35% to corporate departments that benefit the entire organization. Excluding adjustments of $10 related to a favorable tax settlement, other operating items, net in 2001 related to: 56% to Reader's Digest North America, 39% to International Businesses and 5% to corporate departments that benefit the entire organization.

REVENUES AND OPERATING PROFIT

2003 V. 2002

     Revenues. Revenues increased 4% to $2,475 in 2003, compared with $2,369 in 2002. Excluding the effect of foreign currency translation, revenues increased 1%. The revenue increase was primarily attributable to an increase in revenues in Reader's Digest North America, driven by the addition of a full year of revenues from Reiman, which was acquired on May 20, 2002. Offsetting this growth were lower revenues in International Businesses and, to a lesser extent, Consumer Business Services.

     In Reader's Digest North America, the increase in revenues from the addition of a full year of revenues from Reiman was partially offset by lower revenues for U.S. Books and Home Entertainment, due to the elimination of marginally profitable and unprofitable product lines, and by lower revenues for Reader's Digest magazine, due to lower circulation and advertising revenues. In addition, revenues in 2002 were higher due to the inclusion of revenues from Walking and New Choices magazines, which were discontinued during 2002.

     The decline in revenues in International Businesses was primarily across Books and Home Entertainment products, with significant declines in general books, music and video products, and certain series products. The primary markets with declining revenues were the United Kingdom, Germany, France, Mexico and Australia. These declines were partially offset by improved performance in the developing markets of Russia and Hungary.

     The decline in revenues in Consumer Business Services was attributable to the absence of revenues from Gifts.com, Inc., which ceased operations in 2002, and to lower revenues from our financial services marketing alliances as a result of the receipt of a one-time payment in connection with the termination of an alliance in 2002. In addition, lower revenues from Young Families due to the elimination of marginally profitable and unprofitable products contributed to the decline. These declines were partially offset by increased revenues at Books Are Fun and Children's Publishing.

     OPERATING PROFIT. Operating profit declined 12% to $139 in 2003, compared with $158 in 2002. Excluding the effect of foreign currency translation, operating profit declined 16%. The higher restructuring charge in 2003 contributed most of the decline. Other operating items, net in 2003 were $(40) compared with $(27) in 2002. In addition, Corporate Unallocated expenses were significantly higher ($22 in 2003 compared with $7 in 2002), primarily due to lower net pension income and increased employee-related costs. Partially offsetting a portion of these cost increases were higher profit from certain operating segments, which are described in further detail below.

     OPERATING SEGMENTS. The increase in operating profit from our operating segments was driven by Reader's Digest North America, which benefited from the addition of a full year of profit from Reiman and an 80% reduction in losses in our U.S. Books and Home Entertainment business. This increase was partially offset by a 54% reduction in profit for our International Businesses (excluding the effect of foreign currency translation, profit in International Businesses declined 60%). The significant decline in International Businesses was primarily attributable to profit declines in established international markets, including France, Germany, the United Kingdom and Mexico due to the decline in revenues, and was partially offset by lower product and promotion costs.

     Product, distribution and editorial expenses increased 6% to $1,002 in 2003, compared with $948 in 2002. Excluding the effect of foreign currency translation, these expenses increased 2%. The increase was driven by the incremental costs, including postage, related to the addition of a full year of costs attributable to Reiman. This increase was partially offset by reduced activity in U.S. Books and Home Entertainment, Reader's Digest magazine and special interest magazines. Costs for other businesses in Reader's Digest North America decreased due to a combination of factors, including the decline in sales volume and our decision to reduce the rate base for Reader's Digest magazine (both of which resulted in fewer products printed), rebates from suppliers and cost-cutting measures. The decline in costs in International Businesses was attributable to lower manufacturing and delivery costs stemming from a decline in sales volume.

     Promotion, marketing and administrative expenses increased 5% to $1,294 in 2003, compared with $1,237 in 2002. Excluding the effect of foreign currency translation, these expenses increased 1%. The increase in these expenses was driven by the addition of a full year of costs for Reiman and the amortization of intangible assets acquired with Reiman. This increase was partially offset by a decrease in costs in other businesses in Reader's Digest North America and in International Businesses. These decreases were principally driven by a significant reduction in promotion costs due to our decision to reduce mailing activity in U.S. Books and Home Entertainment and several international markets and to our decision to lower the rate base for Reader's Digest magazine.

     CORPORATE UNALLOCATED. Corporate Unallocated expenses were $(22) in 2003, compared with $(7) in 2002. The increase in expenses was attributable to significantly lower net pension income from our U.S. pension plans ($25 in 2003 compared with $37 in 2002), a higher mix of restricted stock in equity compensation and higher retiree healthcare costs. Expenses for governance and other corporate-related expenses were marginally reduced by cost-reduction initiatives. The decline in net pension income was partially a result of our decision to lower the assumed rate of return on our pension assets in accordance with our outlook on long-term asset return trends.

     OTHER OPERATING ITEMS, NET. Other operating items, net increased significantly to $(40) in 2003, compared with $(27) in 2002. The increase was primarily due to higher severance costs in 2003 relative to 2002, as we implemented cost-reduction programs.

     Other operating items, net of $(40) in 2003 comprised: Charges of $(38) for severance and related items, $(3) related to write-downs of assets and $(5) of other costs. These charges were taken to lower our cost base in commensuration with our current revenues and to streamline our business processes. These costs were partially offset by a gain of $3 related to the reversal of severance accruals recorded in previous years and a gain of $3 related to net adjustments to litigation-related accrual balances that had been established in previous years, following the settlement of a six-year old lawsuit in the first quarter of 2003. Reversals of accruals recorded in previous years represent circumstances where conditions changed after the date the accrual was established.

     Severance charges recorded in the third and fourth quarters of 2003 of $(38) represent charges taken to terminate approximately 580 positions (35% in North America and 65% in International Businesses), of which approximately 50% were separated during the third and fourth quarters of 2003. The remaining employees, of which a majority are located outside the United States, will be separated during the next several fiscal quarters.

     Asset impairments of $(3) principally comprised write-offs related to software and to unprofitable and discontinued products. Other costs of $(5) principally comprised expenses incurred to prepare and review the restructuring plans utilized to streamline our operations in certain domestic and international markets.

     Other operating items, net of $(27) in 2002 comprised: charges of $(36), including $(15) for severance costs, $(8) for contract terminations, and $(13) for asset impairments and other items, adjustments of $7 related to accruals from charges originally recorded in 2001 and prior periods, and a reversal of $2 pertaining to a legal matter that was originally recorded in prior years in other operating items, net.

2002 V. 2001

     REVENUES. Revenues decreased 6% to $2,369 in 2002, compared with $2,518 in 2001. Excluding the effect of foreign currency translation, revenues decreased 5%. The decline in revenues was attributable to lower revenues in Reader's Digest North America and International Businesses, partially offset by increased revenues in Consumer Business Services. Primary factors contributing to the decline were lower revenues for:

     - General books, music and video products, and Select Editions in our U.S. Books and Home Entertainment business. Lower revenues resulted principally from our significant reduction of mail quantities as a result of promotion changes required by our March 2001 attorneys general sweepstakes agreement and continued softness in the U.S. economy. Moreover, due to the aftermath of the September 11th terrorist attack and subsequent anthrax scare, response rates were lower than expected.

     - Reader's Digest magazine subscriptions, which were adversely affected by the aftermath of the September 11th terrorist attack and the subsequent anthrax scare, as well as by an increased number of new subscribers at lower introductory rates.

     - International Businesses, due to weakness in some markets, including Germany and the United Kingdom, for music products and Select Editions. The decline in revenues was principally driven by reductions in mail quantities to eliminate marginally unprofitable mailings and by lower response rates to mailings. Revenues also declined in Australia, Mexico and Argentina. In Australia, the decline was driven by planned reductions in mail quantities that resulted in lower unit sales. In Mexico, revenues were down principally due to lower sales of music products in direct mail and kiosks. Revenues in Argentina were down principally due to weak economic conditions.

     These declines in revenues were partially offset by:

     - A 13% increase in revenues at Books Are Fun from growth in the number of events held and in the average sales per event.

     - Inclusion of revenues amounting to $31 related to Reiman from the date of acquisition, May 20, 2002.

     - Revenue growth in Eastern European countries (excluding Poland) of 26% as a result of higher promotion efforts.

     - An increase in revenues attributable to receipt of a one-time payment in connection with the termination of a financial services marketing alliance.

     OPERATING PROFIT. Operating profit decreased 31% to $158 in 2002, compared with $229 in 2001. Excluding the effect of foreign currency translation, operating profit decreased 32%. The decline in profit was attributable to declines in Reader's Digest North America and International Businesses, restructuring and other charges of $(27) in 2002, compared with $(18) in 2001, and higher Corporate Unallocated expenses. These declines were partially offset by improved performance in Consumer Business Services.

     OPERATING SEGMENTS.  Primary factors contributing to the decline included:

     - Lower operating profit in U.S. Books and Home Entertainment due to lower revenues principally in Select Editions and general books and to expenses associated with investments in new marketing channels, including third-party mailing lists. This decline was partially offset by increased operating profit driven by lower promotion costs and the timing of promotion costs at Reader's Digest magazine and by reduced losses from Walking magazine, which was sold in 2002.

     - Lower operating profit in some markets, including the United Kingdom, Australia, Poland and Mexico. The decrease was attributable to lower revenues, the initial costs of investments in new marketing channels and, in some markets, weak economic conditions.

     These declines were partially offset by:

     - The absence in 2002 of goodwill amortization, primarily related to Books Are Fun, as a result of our adoption of the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." If we had not adopted SFAS No. 142, goodwill amortization in 2002 would have been $(25), net of tax.

     - Increased operating profit from Books Are Fun due to revenue growth.

     - Increased profits from financial services marketing alliances.

     Product, distribution and editorial expenses decreased 2% to $948 in 2002, compared with $971 in 2001. This decline was principally a result of lower unit volumes for most product lines in U.S. Books and Home Entertainment, especially music and video products. In addition, the elimination of Walking and New Choices magazines contributed to the decrease in product costs.

These declines were partially offset by increased costs from higher sales volume at Books Are Fun and from sales at Reiman after it was acquired.

     Promotion, marketing and administrative expenses decreased 5% to $1,237 in 2002, compared with $1,300 in 2001. For Reader's Digest North America the decline in expenses was principally attributable to the strategic reductions in mail quantities to eliminate marginally unprofitable mailings and the elimination of Walking and New Choices magazines. In Consumer Business Services, lower operating costs at Gifts.com, Inc. and the cessation of the amortization of goodwill as required after the adoption of SFAS No. 142 contributed to the decline. The decline in expenses for International Businesses was principally due to the favorable cost impact of lower volumes in some markets and to actions taken in 2001 that streamlined and consolidated administrative functions worldwide.

     CORPORATE UNALLOCATED. Corporate Unallocated expenses were $(7) in 2002, compared with $(3) in 2001. The increase in corporate expenses was driven by lower net pension income from our over-funded U.S. pension plan ($37 in 2002 compared with $42 in 2001) and higher compensation costs, including restricted stock. Corporate governance and other corporate-related expenses were consistent between periods. The decline in net pension income was due to our decision to lower the assumed rate of return on our pension assets to approximate market conditions.

     OTHER OPERATING ITEMS, NET. Other operating items, net increased to $(27) in 2002, compared with $(18) in 2001. The aggregate charge comprised charges of $(36), including $(15) for severance costs, $(8) for contract terminations, and $(13) for asset impairments and other items, adjustments of $7 related to accrual balances from charges originally recorded in 2001 and prior periods, and a reversal of $2 pertaining to a pending legal matter that was originally recorded in prior years in other operating items, net.

     The charges detailed above related to the following actions:

     - $(13) related to our U.S. Books and Home Entertainment business;

     - $(6) related to our closure of Gifts.com, Inc.; and

     - $(17) related to streamlining various U.S. and international businesses and to reducing global staffing levels.

     In connection with these initiatives, we eliminated 289 positions, of which approximately 16% were located outside the United States. A majority of the employee separations were related to U.S. Books and Home Entertainment and administrative functions that support this business, including information technology and Gifts.com, Inc. personnel.

     Other operating items, net of $(18) in 2001 comprised: Net charges of $(31) primarily related to severance costs associated with cost-reduction and re-engineering activities; impairment losses of $(7) relating primarily to our investment in Walking magazine; and, offsetting these charges, adjustments of $10 related to accruals originally recorded in years prior to 2001 and adjustments to accruals of $10 as a result of a favorable state tax settlement. Reversals of accruals recorded in previous years represent circumstances where conditions changed after the date the accrual was established.

OTHER (EXPENSE) INCOME, NET

2003 V. 2002

     Other (expense) income, net for 2003 was $(39), compared with $(17) in 2002. The primary changes were:

     - Additional interest expense, net of $(28), primarily attributable to the inclusion of a full year of interest expense associated with additional borrowings in the fourth quarter of 2002 to consummate the Reiman acquisition and share recapitalization transactions.

     - Minimal losses from foreign currency transactions in 2003, compared with a loss of $(4) in 2002. This was partially due to the discontinuance of a portion of our hedging program (see Note 7, Financial Instruments, in our Notes to Consolidated Financial Statements).

     - A gain of $2 from the sale of a building in Australia in 2003.

     - Lower sales of shares of LookSmart, Ltd. of $5 in 2003, compared with $7 in 2002.

2002 V. 2001

     Other (expense) income, net for 2002 was $(17), compared with $(41) in 2001. Excluding equity in losses (including goodwill amortization) associated with our investment in BrandDirect Marketing, Inc., other (expense) income, net was $(16) in 2001. The primary factors affecting comparability (other than BrandDirect Marketing, Inc.) are:

     - An investment write-off of $(3) in 2002, compared with investment write-offs of $(21) in 2001.

     - A loss on foreign exchange of $(4) in 2002, compared with a gain on foreign exchange of $1 in 2001.

     - Lower interest income of $5 in 2002, compared with $8 in 2001, due to lower interest rates.

     - Lower gains on the sales of certain assets and contract terminations of $7 in 2002, compared with $13 in 2001, primarily attributable to a contract termination payment recognized in 2001 of $4.

     - Expenses associated with our recapitalization transactions of $(3) (see
       Note 12, Capital Stock, in our Notes to Consolidated Financial
       Statements).

INCOME TAXES

2003 V. 2002

     The effective tax rate for 2003 was 38.9%, compared with a rate of 35.1% for 2002. The higher tax rate was due to the lower tax benefit realized on our international restructuring charges and non-deductible costs associated with our recapitalization transactions. Excluding these items, the comparable effective tax rate for 2003 was 35.3%, compared with 35.1% in 2002.

2002 V. 2001

     The effective tax rate for 2002 was 35.1%, compared with a rate of 29.7% for 2001. The increase was primarily attributable to a change in the valuation allowance in the fourth quarter of 2001 on capital losses relating to BrandDirect Marketing. Excluding this, our effective tax rate was 33.5% in 2001. The higher effective rate in 2002 was attributable to the write-down of certain investments in 2001, which did not occur to the same extent in 2002, as described above, partially offset by the absence in 2002 of nondeductible goodwill amortization primarily related to Books Are Fun as a result of our adoption of SFAS No. 142.

NET INCOME

2003 V. 2002

     As a result of the items discussed above, net income in 2003 was $61 or $0.60 per share on a diluted-earnings basis ($0.61 per share for basic earnings per share). In 2002, net income was $91 or $0.89 per share on a diluted-earnings basis ($0.90 per share for basic earnings per share).

2002 V. 2001

     As a result of the items discussed above, net income in 2002 was $91 or $0.89 per share on a diluted-earnings basis ($0.90 per share for basic earnings per share). In 2001, net income was $132 or $1.26 per share on a diluted-earnings basis ($1.27 per share for basic earnings per share).

RESULTS OF OPERATIONS: OPERATING SEGMENTS

READER'S DIGEST NORTH AMERICA

2003 V. 2002

     Revenues for Reader's Digest North America increased 32% to $854 in 2003, compared with $649 in 2002. This increase was driven by the addition of a full year of revenues for Reiman in 2003 (in 2002 we recognized revenues for Reiman from the date of acquisition, May 20, 2002, until June 30, 2002). Contributing to the improvement were the introduction of new products, including RD Specials, and increased advertising and circulation revenues from Selecciones, Reader's Digest Large Print and The Family Handyman.

     These improvements in revenues were partially offset by a 36% decrease in revenues in U.S. Books and Home Entertainment, a 5% decline in revenues for Reader's Digest magazine, and the absence of revenues from Walking and New Choices magazines. The decline in revenues for U.S. Books and Home Entertainment was driven by lower revenues for music and video products due to the elimination of unprofitable products, which was announced in the fourth quarter of 2002, including exiting certain unprofitable video products, the catalog business and certain continuity series. Revenues for Select Editions declined due to lower series membership and planned reductions in mailings to third party customer lists.

     Lower Reader's Digest magazine revenues were driven by lower circulation revenues, attributable to the reduction in the rate base, and lower renewal pools, partially offset by new subscribers at lower introductory rates. In addition, advertising revenues were lower due to our decision to lower the circulation rate base.

     Operating profit for this segment improved to $61 in 2003, compared with a loss of $(2) in 2002. The profit improvement was principally attributable to the revenue changes described above, specifically the addition of a full year of profit from Reiman, the elimination of unprofitable products and lower promotion costs in U.S. Books and Home Entertainment, and the impact of cost-cutting measures.

2002 V. 2001

     Revenues for Reader's Digest North America decreased 17% to $649 in 2002, compared with $777 in 2001. The decline in revenues was principally due to the factors described below, partially offset by the addition of $31 in revenues from the acquisition of Reiman in the fourth quarter of 2002. The declines were principally attributable to:

     - Lower sales for most products in U.S. Books and Home Entertainment, especially music and video products and general books. We reduced our mail quantities by approximately

       32% in 2002 in anticipation of lower response rates as a result of promotion changes required by the attorneys general sweepstakes agreement and of softness in the U.S. economy. Moreover, due to the aftermath of the September 11th terrorist attack and subsequent anthrax scare, response rates were lower than expected.

     - A decline in revenues for Reader's Digest magazine. Lower circulation revenues resulted principally from the aftermath of the September 11th terrorist attack and subsequent anthrax scare as well as an increased number of new subscribers at lower introductory rates. Advertising revenues declined due to continued softness in the U.S. advertising market.

     - Lower revenues from the sale of Walking magazine in the first quarter of 2002 and the closure of New Choices magazine.

     Operating profit for this segment declined to a loss of $(2) in 2002, compared with profit of $40 in 2001. The decline in profit was primarily attributable to the revenue changes described above and expenses associated with investments in new marketing channels, including telemarketing and third party mailing lists. These declines were partially offset by significant cost reductions in our U.S. Books and Home Entertainment business, lower promotion and fulfillment costs for Reader's Digest magazine, the sale of the unprofitable Walking magazine, and profit of $1 contributed by Reiman.

CONSUMER BUSINESS SERVICES

2003 V. 2002

     Revenues for Consumer Business Services decreased 4% to $641 in 2003, compared with $668 in 2002. The decline was driven by the absence of revenues from Gifts.com, Inc., which ceased operations in 2002, and lower revenues from financial services marketing alliances due to a one-time payment received in connection with the termination of a financial services marketing alliance in 2002. In addition, the elimination of unprofitable product lines for Young Families, and lower sales volume due to increased competition for QSP Canada, contributed to the decline.

     These declines were partially offset by a 4% increase in revenues at Books Are Fun and increased revenues for Children's Publishing. The improvement in revenues at Books Are Fun was attributable to an increase in the number of business and corporate fairs held and an increase in the average sales per fair for business and corporate fairs. In addition, the introduction of new product lines at Books Are Fun contributed to the increased revenues. Revenues in Children's Publishing increased due to better selling products and increased sales to mass marketers.

     Revenues for QSP, Inc. increased 2% in 2003, compared with 2002. Increased revenues due to a higher pricing mix were partially offset by lower volumes for most products, including gift and magazine products, due principally to softness in the economy.

     Operating profit increased 2% to $91 in 2003, compared with $88 in 2002. The increase was principally due to profit improvement attributable to the elimination of unprofitable businesses and product lines, including Gifts.com, Inc. Profit at QSP, Inc. was lower as a result of expenses associated with investments in the sales force, the recording of a penalty associated with the minimum purchase commitment related to our World's Finest Chocolate, Inc. licensing agreement and the effect of the dockworkers' strike on the west coast of the United States. Profit at QSP Canada declined due to lower sales volumes and increased fulfillment and other costs. These decreases in profit were partially offset by the impact of a higher pricing mix at QSP, Inc. and the impact of cost-reduction initiatives.

2002 V. 2001

     Revenues for Consumer Business Services increased 4% to $668 in 2002, compared with $645 in 2001. The improvement was driven by a 13% increase in revenues for Books Are Fun, due to strong growth in school and corporate events, sales per event, and the successful introduction of art and jewelry events. In addition, revenues from our financial services marketing alliances doubled when compared with 2001. This was due to a contract termination payment of $5 from a former insurance marketing alliance partner and the introduction of a new investment products marketing alliance in the United States.

     These increases were partially offset by revenue declines in QSP, Inc., Young Families and Trade Publishing. Revenues at QSP, Inc. declined 3% in part due to the displacement or cancellation of events after the September 11th terrorist attack in the second quarter of 2002, QSP's peak seasonal marketing period. Revenues in Young Families declined due to lower payment rates for orders, and revenues in Children's Publishing declined due to less popular product offerings in 2002.

     Operating profit increased 25% to $88 in 2002, compared with $71 in 2001. The improvement in profit was driven by profit growth at Books Are Fun, due in part to the absence of goodwill amortization in accordance with SFAS No. 142, and by lower operating costs for the Gifts.com, Inc. website and the revenue changes described above. Partially offsetting these increases were lower profit for Children's Publishing due to the revenue changes described above.

INTERNATIONAL BUSINESSES

2003 V. 2002

     Revenues for International Businesses decreased 6% to $1,008 in 2003, compared with $1,078 in 2002. Excluding the effect of foreign currency translation, revenues decreased 14%. The decline was principally driven by lower revenues for Books and Home Entertainment products in the United Kingdom, Germany, France, Mexico and Australia principally due to:

     - lower response rates to mailings and lower payment performance partially attributable to weak economies;

     - planned reductions in mail quantities to eliminate marginally profitable mailings and to reduce the unfavorable effect of the intensity of our mailings on our response rates;

     - lower membership in Select Editions and illustrated series products due to a smaller universe of active promotable customers and lower response rates to mailings; and

     - issues associated with outsourcing to new fulfillment vendors in Australia and France.

     These decreases were partially offset by improved revenues in two of our developing markets. Revenues in Russia increased due to the introduction of new products and increased series membership. In Hungary, revenues improved due to increased response rates to mailings and increased mail quantities.

     Operating profit in this segment declined 54% to $49 in 2003, compared with $106 in 2002. Excluding the effect of foreign currency translation, profit declined 60%. The profit decline was attributable to the changes in revenues described above, partially offset by lower product and promotion costs.

2002 V. 2001

     Revenues for International Businesses decreased 4% to $1,078 in 2002, compared with $1,118 in 2001. Excluding the effect of foreign currency translation, revenues decreased 2%. Declines were principally attributable to weaker performance in certain markets, including

Australia, Germany, Argentina, the United Kingdom and Poland. During the third quarter of 2002, we experienced slightly lower response rates in countries that converted to the euro (promotional efforts may differ significantly depending on the market). We evaluate promotional investments on a market-by-market basis taking into consideration various factors, including the local economic environment. Specific details of revenue declines include:

     - A decline in revenues across a majority of the products in Australia due to a 25% reduction in mail quantities as part of a plan to lower mailing intensity and due to lower response rates compared with 2001. In addition, during late 2001 and early 2002 we restructured the management team to focus on revitalizing the business.

     - A revenue decline in Germany as a result of reduced mail quantities for music products and lower response rates to mailings for Select Editions products. Mail quantities were reduced to eliminate marginally unprofitable mailings. These declines were partially offset by the results of mailings for new products promoted in the second half of 2002.

     - A 45% decline in revenues in Argentina attributable to strategic reductions in mail quantities in response to the poor economic conditions in the country.

     - A revenue decline in the United Kingdom primarily due to lower response rates for general books mailings and the timing of Select Editions promotions. These reductions were partially offset by higher revenues for some products from the use of new marketing channels. In addition, response rates were lower for Reader's Digest magazine promotional mailings; however, this decline was partially offset by increased subscription renewals.

     - A decline in revenues in Poland for most products due to lower mail quantities and response rates compared with 2001. The decline was partially offset by the introduction of new products and the use of new marketing channels.

     The revenue declines above were partially offset by strong performances in Russia and most developing markets, including Hungary, Asia, the Czech Republic and Slovakia. Principal offsetting factors were:

     - Higher revenues of 27% across all products in Russia principally due to increased mail quantities, increased response rates to mailings and new music product introductions in 2002.

     - Higher revenues of 26% in the Eastern European countries (excluding Poland) principally due to increased mail quantities and mailings for general books and new music product introductions in 2002.

     - Increased revenues in Asia principally due to increased mail quantities and response rates to mailings for general books, partially offset by lower mail quantities for music products and Reader's Digest magazine.

     Operating profit for this segment decreased 24% to $106 in 2002, compared with $139 in 2001. Excluding the effect of foreign currency translation, operating profit decreased 26%. The decrease was primarily attributable to the revenue changes described above as well as increased promotion costs in the United Kingdom. In addition, the expenses associated with investments in new marketing channels, including telemarketing, and new product introductions in the United Kingdom, Australia and Mexico contributed to the decline. These declines were partially offset by the effects of cost-reduction initiatives in most European markets.

CRITICAL ACCOUNTING POLICIES

     Our significant accounting policies are more fully described in Note 1, Organization and Summary of Significant Accounting Policies, in our Notes to Consolidated Financial Statements.

The accounting policies described below are those that we believe are critical to an understanding of our financial statements and require management to make significant judgments. These judgments entail estimates and assumptions that are essential to determining the recorded amounts and their impact on our operating results. Due to the uncertainty inherent in these estimates and assumptions, actual results may differ. The determination of the accounting policies that are critical and the assumptions and estimates that we have made have been reviewed and discussed with the Audit Committee of our Board of Directors.

ESTIMATES OF RETURNS AND BAD DEBT

     Our ability to accurately estimate returns and bad debt is critical in determining the amount of revenue to recognize and promotion and agent costs to defer. We present our revenues net of an allowance for returns and bad debt.

     We estimate returns for all products as well as cancellations of magazine subscriptions based on historical data, method of promotion and results of market testing for the products. Reserve levels are adjusted as actual return data is received. Generally, on a consolidated basis, our estimates of returns have not differed significantly from actual results.

     Estimates of bad debts are prepared using historical data based on the type of product and promotion and the source of customer. We review our bad debt reserves periodically to ensure they are appropriately stated. If actual results differ from our estimates, the reserve is adjusted as actual bad debt data is received. Generally, on a consolidated basis, our estimates of bad debts have not differed significantly from actual results.

INVENTORY VALUATION

     We periodically assess our inventory for obsolescence and to ensure it is recorded at the lower of cost or market value. In estimating the necessary inventory reserve, we forecast demand for products on hand and assess market conditions, including potential usage in future promotions. Adjustments to inventory reserves are recorded in product, distribution and editorial expenses on our income statements.

DEFERRED PROMOTION COSTS AND RELATED AMORTIZATION

     Promotion costs are deferred only if certain criteria are met, including whether the future profit expected to be generated by a promotional campaign is greater than the costs deferred. Estimates of revenues and profits to be generated and of returns are made using historical data based on the type of product, method of promotion and customer targeted. As actual results for a specific promotional campaign are received, the campaign is re-assessed. To the extent the costs of the campaign exceed profit generated, the difference is expensed immediately. Amortization related to deferred promotion expenses is included in promotion, marketing and administrative costs on our income statements.

PENSION ASSUMPTIONS

     The calculation of pension income (expense) is based on various actuarial assumptions. The expected return on assets, a significant factor in determining pension expense, requires significant judgment. We review this assumption annually, together with actuarial consultants, to determine a reasonable rate.

     During our periodic review of assumptions used in determining the net pension expense to be recorded in 2003 (our measurement date is March 31 of the previous fiscal year), we examined the assumed long-term rate of return on pension assets and the discount rate. These are the most significant factors in determining our net pension income and our benefit obligation.

     The assumed long-term rate of return on pension assets represents the rate of return we expect our pension assets to return over an extended time horizon. Accordingly, significant changes in this rate due to short-term fluctuations in market conditions are not appropriate. In 2002, our assumed long-term rate of return on pension assets was 9.75%. Due to lower anticipated rates of return for portfolios with asset allocations similar to those of our pension plans, we reduced our long-term rate of return on pension assets to 9.25% for 2003. For the same reason, we have reduced the long-term rate of return on pension assets to 8.75% for fiscal 2004.

     In 2002, our discount rate was 7.25%. In the United States, the discount rate should approximate high quality long-term corporate bond rates. Due to declining interest rates, our discount rate for 2003 was reduced to 6.25%.

     Income and expenses associated with our pension plans are included in promotion, marketing and administrative expenses on our income statements.

RESTRUCTURING CHARGES

     We establish reserves for severance costs, contract terminations and asset impairments as a result of costs incurred to streamline our organization and reposition certain businesses.

     In 2003 the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement superseded Emerging Issues Task Force Issue (EITF) No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs To Exit an Activity (Including Certain Costs Associated with a Restructuring)," and required that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, as opposed to when management is committed to an exit plan. Such liabilities are recorded based on their fair value, as defined. The provisions of this statement apply to all costs accrued related to restructuring activities, including one-time severance benefits. However, because our severance benefits are not considered one-time, we recognize these benefits under the provisions of SFAS No. 112, "Employers' Accounting for Postemployment Benefits" and SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" (the impact of pension curtailments and settlements that are directly attributable to our restructuring actions were recorded in accordance with SFAS No. 88). As such, amounts for severance are recognized when a termination plan is developed and approved and when payment is probable and estimable. Restructuring charges for all other types of costs, such as contract terminations, are recorded in accordance with SFAS No. 146. Asset impairments are calculated in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

     For charges prior to December 31, 2002, estimates of costs incurred to complete those actions, such as future lease payments, sublease income, the fair value of assets, and contract termination settlements, were based on assumptions at the time management was committed to a plan. To the extent actual costs differed from those estimates, reserve levels were adjusted. In addition, plans for certain severance actions were revised due to changes in business conditions that we did not foresee at the time such plans were approved.

     The impact of restructuring charges is recorded in other operating items, net on our income statements.

GOODWILL AND OTHER INTANGIBLE ASSETS

     In accordance with SFAS No. 142, goodwill and intangibles with indefinite lives must be assessed annually for impairment. These assessments, which require a great deal of judgment, involve management's estimates of future cash flows, market trends and other factors. If goodwill is determined to be impaired, a loss is recorded in accordance with the statement.

     In accordance with SFAS No. 144, intangible assets with finite lives must be assessed for impairment whenever changes in circumstances indicate that the assets may be impaired. Similar to goodwill, the assessment for impairment requires estimates of future cash flows related to the intangible asset. To the extent the carrying value of the asset exceeds its future cash flows, an impairment loss is recorded based on the fair value of the asset. Asset impairments are recorded in other operating items, net on our income statements.

LIQUIDITY AND CAPITAL RESOURCES

     The consolidated statement of cash flows for the year ended June 30, 2003, is summarized below:

CASH AND CASH EQUIVALENTS AT JUNE 30, 2002..................   $ 108
NET CHANGE IN CASH DUE TO:
  Operating activities......................................     153
  Investing activities......................................     (16)
  Financing activities......................................    (197)
  Effect of exchange rate changes on cash and cash
     equivalents............................................       3
                                                               -----
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................     (57)
                                                               -----
CASH AND CASH EQUIVALENTS AT JUNE 30, 2003..................   $  51
                                                               -----

     Cash and cash equivalents decreased 52% to $51 as of June 30, 2003, compared with $108 as of June 30, 2002. Cash flow from operations increased to $153 in 2003, compared with $133 in 2002. The increase in cash flow from operations was principally attributable to a full year of cash flows from Reiman. Other factors contributing to the positive cash flow from operations include cash generated by Books Are Fun and QSP, Inc.

     Significant uses of cash in 2003 related to:

     - Repurchasing $100 of shares in connection with the recapitalization transactions.

     - Repayment of $85 of our borrowings.

     - Cash payments for dividends of $21.

     BORROWINGS. During 2002, in connection with the Reiman acquisition, which was completed in the fourth quarter of 2002, and with the recapitalization transactions, we amended and restated our Five-Year Revolving Credit and Competitive Advance Facility Agreement and entered into a Term Loan Agreement with a syndicate of banks and other financial institutions (see Note 11, Debt, in our Notes to Consolidated Financial Statements for additional information). (The Five-Year Revolving Credit and Competitive Advance Facility Agreement and the Term Loan Agreement are collectively referred to as the 2002 Credit Agreements.) Borrowings under the Five-Year Revolving Credit and Competitive Advance Facility Agreement may be used for general corporate purposes, including acquisitions, share repurchases and commercial paper backup. Borrowings under the 2002 Credit Agreements are secured by substantially all of our assets and are subject to various covenants, including limitations on additional debt for money borrowed and related guarantees, acquisitions, share repurchases, liens, and minimum interest coverage and maximum leverage ratios.

     In the fourth quarter of 2003, we and the syndicate of lenders amended the 2002 Credit Agreements. The amendments included modifications to ease the leverage covenant (which specifies the maximum ratio of debt to earnings before interest, taxes, depreciation and amortization (EBITDA)) and to exclude the impact of certain cash restructuring charges from the calculation of EBITDA in 2003 and 2004. The amendment also increased the interest rate we pay on outstanding borrowings by up to 50 basis points based upon our credit rating as of June 30, 2003.

     The Term Loan Agreement requires quarterly principal repayments, with the final payment due in 2008. Aggregate mandatory principal payments are $31 in fiscal 2004, $55 in fiscal 2005, $78 in fiscal 2006, $75 in fiscal 2007, and $626 in fiscal 2008. The Term Loan Agreement also requires us to use our excess cash flow to prepay the principal amount of borrowings. The weighted average interest rate on our borrowings was 4.0%, 3.8% and 6.4% in 2003, 2002 and 2001, respectively.

     The interest rate under the Term Loan Agreement is required to be reset from time to time for periods of up to six months. The interest rate is either LIBOR plus a spread based on our credit rating at the time the rate is established, or the Alternate Base Rate, as defined in the Term Loan Agreement. Assuming the LIBOR option, if our credit rating at June 30, 2003 were to decrease one increment, the interest rate under both the Term Loan Agreement and the Five-Year Revolving Credit and Competitive Advance Facility would increase 25 basis points. If our credit rating at June 30, 2003 were to improve one increment, the interest rate on the smaller tranche of the Term Loan and on the Five-Year Revolving Credit and Competitive Advance Facility would decrease 50 basis points.

     Under the 2002 Credit Agreements, we are required to hedge at least one-third of borrowings outstanding under the Term Loan Agreement. In July 2002, we entered into agreements to cap at 6% the interest rate on $400 of the LIBOR component of our borrowings under the Term Loan Agreement for a period of three years.

     RECAPITALIZATION AGREEMENT. On October 15, 2002, we entered into a revised agreement with the DeWitt Wallace-Reader's Digest Fund, Inc. and the Lila Wallace-Reader's Digest Fund, Inc. (collectively, the Funds) providing for a series of actions that resulted in all shares of our Class B Voting Common Stock and Class A Nonvoting Common Stock being recapitalized into a single class of Common Stock with one vote per share. The October 15, 2002 recapitalization agreement revised the recapitalization agreement that we entered into with the Funds on April 12, 2002. The transactions contemplated by the October recapitalization agreement were completed on December 13, 2002. As a result:

     - We repurchased approximately 4.6 million shares of Class B Voting Common Stock from the Funds for $100 in cash in the aggregate;

     - Each share of Class A Nonvoting Common Stock was recapitalized into one share of Common Stock having one vote per share;

     - Each remaining share of Class B Voting Common Stock was recapitalized into 1.22 shares of Common Stock;

     - We amended our charter to, among other things, reflect the reclassification of the stock, divide our board of directors into three classes and eliminate action by written consent of our stockholders; and

     - We reclassified as long-term debt the $100 borrowed under the Term Loan Agreement on May 20, 2002 to repurchase stock. On June 30, 2002, the $100 was classified as short-term debt pending completion of the recapitalization transactions.

     Four legal actions were commenced against us, our directors and the Funds challenging the original recapitalization transaction announced in April 2002. Three of the four actions were purported class actions; the fourth action was brought by individual stockholders. The parties in two of the three class actions, which were brought on behalf of holders of Class B Voting Common Stock, entered into a memorandum of understanding setting forth agreements in principle, subject to court approval, with respect to the settlement of those actions. The third class action, which was brought on behalf of holders of Class A Nonvoting Common Stock, was dismissed with prejudice by the Court of Chancery of the State of Delaware pursuant to a comprehensive settlement agreement that was approved by the Court of Chancery on February 12, 2003. The fourth action was voluntarily dismissed.

     OTHER LIQUIDITY MATTERS. In May 2001, we announced authorization to repurchase up to a total of $250 in shares of our outstanding Common Stock, which superseded a 5 million share repurchase authorization announced in October 2000. As of June 2002, we had purchased approximately 3.6 million shares for approximately $64 under the May 2001 authorization. Under the 2002 Credit Agreements, we are prohibited from repurchasing our Common Stock until our credit ratings are investment grade.

     In the second quarter of 2002, we filed a shelf registration statement with the Securities and Exchange Commission allowing us to issue up to $500 of public debt securities. As of June 30, 2003, no securities had been issued under the registration statement.

     At June 30, 2003, some of our international subsidiaries had available lines of credit and overdraft facilities totaling $37. There were no borrowings outstanding under these facilities at June 30, 2003.

     We believe that our liquidity, capital resources, cash flows and borrowing capacity are sufficient to fund normal capital expenditures, working capital requirements, the payment of dividends, debt service and the implementation of our strategic initiatives.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

     For information regarding debt and other obligations, including lease commitments and contingencies, see Note 6, Goodwill and Other Intangible Assets, Net; Note 11, Debt; and Note 13, Commitments and Contingencies, in our Notes to Consolidated Financial Statements.

     In the normal course of business, we enter into long-term arrangements with suppliers for raw materials and merchandise and with other parties whose recordings or works we use in our products. These arrangements may contain minimum purchase requirements. We enter into these agreements to facilitate an adequate supply of materials and to enable us to develop better products for sale to our customers. The table below details our significant contractual obligations and the timing of payments due for those contracts with minimum purchase requirements.

                                         LESS THAN     ONE TO       THREE TO    MORE THAN
CONTRACTUAL OBLIGATIONS                  ONE YEAR    THREE YEARS   FIVE YEARS   FIVE YEARS
-----------------------                  ---------   -----------   ----------   ----------
Debt obligations:
  Term Loan Agreement(1)...............    $ 31         $133          $701         $ --
  Other lines of credit................       1           --            --           --
Lease commitments:
  Operating leases.....................      17           26            22           57
Purchase commitments:
  World's Finest Chocolate(2)..........      55          120           131          828
  Royalty contracts....................       4            1            --           --
Service and outsource contracts(3).....      44           15            14           10
                                           ----         ----          ----         ----
TOTAL..................................    $152         $295          $868         $895
                                           ----         ----          ----         ----

---------------
(1) In the fourth quarter of 2002 we borrowed $950 to complete the Reiman acquisition, finance the recapitalization transactions and pay down existing debt balances. The commitments detailed above represent the mandatory scheduled principal repayments detailed in the Term Loan Agreement, adjusted for the effect of principal repayments made in 2003 in excess of those required. See Note 11, Debt, in our Notes to Consolidated Financial Statements for additional information.

(2) In May 2000 QSP, Inc. entered into a licensing agreement with World's Finest Chocolate, Inc. to obtain the exclusive right to distribute World's Finest Chocolate products for fundraising purposes. This agreement was amended in 2003. The commitments detailed above represent our minimum purchase requirement of chocolate products from fiscal 2004 until the agreement terminates, in fiscal 2020. See Note 6, Goodwill and Other Intangible Assets, Net, in our Notes to Consolidated Financial Statements for additional information.

(3) This caption includes a number of service contracts, such as: product fulfillment agreements, information technology license and maintenance agreements, and agreements with postal authorities. These contracts terminate at varying dates ranging from fiscal 2004 through fiscal 2010. The most significant of these commitments expire in fiscal 2004.

CURRENCY RISK MANAGEMENT

     In the normal course of business, we are exposed to the effects of foreign exchange rate fluctuations on the U.S. dollar value of our foreign subsidiaries' results of operations and financial condition. We hedge significant known transactional exposures, but generally do not hedge the impact of foreign currency translation on our earnings.

     Additional information concerning derivative financial instruments is available in Note 7, Financial Instruments, in our Notes to Consolidated Financial Statements.

FISCAL 2004 OUTLOOK

     We have initiated our strategic plan to achieve sustainable revenue and profit growth by fiscal 2005. This plan includes more than $20 of incremental investments during fiscal 2004, as well as significant cost reductions intended to result in at least $70 in annual savings by fiscal 2005. We plan to achieve lower costs mainly through overhead reductions, including the scheduled elimination of approximately 580 positions, or 12 percent of the workforce, expected to be completed during the next several fiscal quarters. A majority of the eliminations have been communicated. The costs of these actions were included in the third- and fourth-quarter 2003 restructuring charges.

     For each of the three operating segments, we anticipate stabilizing our customer base and improving margins in more mature businesses by reducing direct mail activity in the near term, as well as investing in new products, expanding new customer acquisition channels, and increasing inter-divisional selling opportunities with the goal of driving revenue growth in all businesses.

     In the course of meeting our goal of sustainable revenue and profit growth by fiscal 2005, we assume flat to slightly lower operating performance in fiscal 2004, excluding restructuring and special items (these items totaled $40 in 2003), followed by improved performance and double-digit year-over-year profit growth in fiscal 2005. For full-year fiscal 2004, we expect that:

     - Revenues should be flat, as growth at Reiman, Books Are Fun and QSP, Inc. should be offset by planned lower revenues as well as unfavorable business trends in International Businesses.

     - Operating profit should be between $165 and $180. Each operating segment is expected to grow operating profit in the low-to-mid teens. These results should be offset by a $30 increase in Corporate Unallocated expenses relating to lower net pension income from the company's over-funded U.S. pension plan and to higher retiree healthcare and other employee-related costs.

     - Operating profit should include $20 in expenses associated with incremental investments intended to drive revenue growth in the second half of fiscal 2004 and beyond.

     - Earnings per share should be negatively affected by approximately ($0.05) per share compared with 2003 due to the absence of certain gains in other (expense) income, net, associated with assets sold in 2003.

     - Quarter-to-quarter comparisons should be down in the first half of fiscal 2004, attributable to lower international profit, as re-engineering and cost-reduction efforts are implemented to offset negative revenue trends and planned activity reductions. The first half should also be negatively affected by a reduction in U.S. net pension income and the timing of investment spending. Results should improve in the second half, mainly because of the beneficial impact of the cost reductions announced in 2003.

     - We should pay down approximately $150 of debt in fiscal 2004, even though mandatory principal payments under the Term Loan Agreement are $31 for that year.

     Assuming the above, we expect diluted earnings per share to be in the range of $0.75 to $0.85 in fiscal 2004 and higher in fiscal 2005.

     In January 2004, we will reduce the circulation rate base for the U.S. edition of Reader's Digest magazine from 11 million copies to 10 million copies. We believe that this reduction will enable the magazine to reduce new subscriber acquisition costs and improve profitability.

RECENT ACCOUNTING STANDARDS

     In January 2003, the FASB issued FASB Interpretation (FIN) No. 46, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51." FIN No. 46 introduces a new consolidation model with respect to variable interest entities. The new model requires that the determination of control should be based on the potential variability in gains and losses of the variable interest entity being evaluated. The entity with the majority of the variability in gains and losses is deemed to control the variable interest entity and is required to consolidate it. This interpretation is effective on July 1, 2003 (for us, effective fiscal 2004 and thereafter).

     On May 15, 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for classifying certain financial instruments that represent obligations, yet also have characteristics similar to equity instruments. Specifically, SFAS No. 150 addresses the accounting for instruments such as mandatorily redeemable securities, certain option contracts and obligations to be settled in shares. SFAS No. 150 is effective for interim periods beginning after June 15, 2003 (for us, effective fiscal 2004 and thereafter).

     Adoption of FIN No. 46 and SFAS No. 150 will not have a material impact on our operating results.

                                    BUSINESS

     We are a preeminent global leader in publishing and direct marketing, and we create and deliver products that inform, enrich, entertain and inspire, including magazines, books, recorded music collections and home videos.

     We are a Delaware corporation, originally incorporated in New York in 1926 and then reincorporated in Delaware in 1951. The mailing address of our principal executive offices is Pleasantville, New York 10570 and our telephone number is (914) 238-1000.

     We are best known for publishing our flagship, Reader's Digest magazine. DeWitt and Lila Acheson Wallace founded Reader's Digest magazine in 1922. Today, Reader's Digest has a worldwide circulation of about 21 million and over 100 million readers each month. Reader's Digest is published in 48 editions and 19 languages.

STRATEGIC INITIATIVES

     We have initiated a two-year plan to achieve sustainable revenue and operating profit growth by fiscal 2005. The major components of the plan are to:

     - make $20 million of incremental investment in fiscal 2004 in business initiatives that are intended to help drive revenue and profit growth in fiscal 2005 and beyond;

     - reduce fixed costs, primarily through overhead reduction actions, by a minimum of $70 million by fiscal 2005;

     - reduce activity in the near term to stabilize our active customer base while improving operating margins for our more mature businesses, such as international and U.S. Books and Home Entertainment; and

     - drive revenue growth through investing in new products and new businesses (Reiman, Books Are Fun, QSP), expanding new customer acquisition channels and increasing inter-divisional selling opportunities in all of our businesses.

For additional information on our plans for fiscal year 2004, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Fiscal 2004 Outlook."

OPERATING SEGMENTS

     During the fourth quarter of fiscal 2003, we modified our operating segments to reflect our new internal management organization. Each of our three operating segments (Reader's Digest North America, Consumer Business Services and International Businesses) reports its results to our chief operating decision maker. We have restated operating segment results of operations for prior periods to conform to our new operating segments.

READER'S DIGEST NORTH AMERICA

     This segment comprises our operations in the United States and Canada that:

     - Publish and market (primarily through direct marketing) Reader's Digest magazine and several special interest magazines;

     - Publish and market (primarily through direct marketing) the magazines and books of, and operate the complementary businesses of, Reiman Media Group, Inc., which we acquired on May 20, 2002; and

     - Publish and market (primarily through direct marketing) Books and Home Entertainment products, which include Select Editions, series and general books, and music and video products related to some or all of the following affinities: reading, home and health, and entertainment.

CONSUMER BUSINESS SERVICES

     This segment comprises our operations that:

     - Sell books and gift items by display marketing products on-site through independent sales representatives at schools and businesses through Books Are Fun, Ltd. in the United States and Canada;

     - Sell our magazines and other publishers' magazines and other products through youth fundraising campaigns of QSP, Inc. in the United States and Quality Service Programs Inc. in Canada (QSP Canada);

     - Publish and market (primarily through retail channels as well as through Books Are Fun, Ltd. and QSP, Inc.) Books and Home Entertainment products of Young Families and Children's Publishing;

     - Promote our financial services marketing alliances in the United States and Canada; and

     - Sold gifts and other merchandise through Gifts.com, Inc. (including Good Catalog Company), which ceased operations in 2002.

INTERNATIONAL BUSINESSES

     This segment comprises our operations outside of the United States and Canada that:

     - Publish and market (primarily through direct marketing) Books and Home Entertainment products (described above), Reader's Digest magazine in numerous editions and languages, and several special interest magazines; and

     - Establish and develop the operations of our financial services marketing alliances and other new business development initiatives, including the introduction of display marketing.

     Financial information about each of our operating segments is included in
Note 14 to our consolidated financial statements, which are included under the section "Consolidated Financial Statements."

BOOKS AND HOME ENTERTAINMENT

     Our Books and Home Entertainment products consist of Reader's Digest Select Editions, series books, general books, recorded music collections and series, and home video products and series. We market these products principally by direct mail through our Reader's Digest North America and International Businesses operating segments. Consumer Business Services also sells Reader's Digest Books and Home Entertainment products by display marketing those products on-site, at schools and businesses through Books Are Fun and through the youth fundraising campaigns of QSP, Inc. For more information about how we market our Books and Home Entertainment products, please refer to the subsection captioned "Marketing" of this "Business" section.

SELECT EDITIONS

     Reader's Digest Select Editions, which were formerly called "Condensed Books" in many markets, are a continuing series of condensed versions of current popular fiction. A condensed work reduces the length of an existing text, while retaining the author's style, integrity and purpose. Today, we publish Select Editions in 14 languages and market them in the United

States, Canada and 27 other countries. We generally publish six volumes of Select Editions a year. Some of our international subsidiaries publish four or five volumes a year.

     International editions of Select Editions generally include some material from the U.S. edition or from other international editions, translated and edited as appropriate. International editions also include some condensed versions of locally published works. Each local editorial staff determines whether existing Select Editions selections are appropriate for their local market.

SERIES BOOKS

     We market two types of series books -- reading series and illustrated series. These book series may be either open-ended and continuing or closed-ended, consisting of a limited number of volumes. We publish reading series books in four languages and market them in the United States, Canada and 10 other countries. Our reading series include The World's Best Reading, which consists of full-length editions of classic works of literature. We publish six or seven volumes of The World's Best Reading each year in the United States, Canada and four other countries and in two languages. We publish illustrated series, which are generally closed-ended, in eight languages and market them in the United States, Canada and 15 other countries.

GENERAL BOOKS

     Our general books consist primarily of reference books, cookbooks, "how-to" and "do-it-yourself" books, and children's books, some of which we publish in series. We also publish books on subjects such as history, travel, religion, health, nature, home, computers and puzzles. We publish general books in 18 languages and market them in the United States, Canada and 34 other countries.

     New general books are usually original Reader's Digest books, but may also be books acquired from other publishers. During the development period for an original Reader's Digest book, we conduct extensive research and prepare an appropriate marketing strategy for the book.

     We sell most copies of a general book through initial bulk promotional mailings. We also sell substantial additional copies through subsequent promotions, through catalog sales and through the use of sales inserts in mailings for other Reader's Digest products. We also distribute our general books for retail sale in stores through independent distributors and through Books Are Fun and QSP.

MUSIC

     Our music collections, released on compact discs and cassettes in the United States and 30 other countries, span a broad range of musical styles, ranging from classical to pop, and from local folk to "relaxation" music. We offer both international and local repertoires, which reflect our customers' tastes and expectations. In most markets, we also sell music series in various musical genres.

     We license existing recordings from major record companies and sponsor our own recordings with the world's most renowned orchestras and with international and local artists. Our music vault now consists of approximately 10,000 selections, which we use in our music collections around the world. We have digitized a major part of these selections for online access. We also license our selections to third parties for retail sales or for movie synchronization. Our focus in recent years has been acquiring more rights to master recordings.

     We are a member of the Recording Industry Association of America in the United States, and we have been recognized with 51 gold, platinum and multi-platinum certificates. In several other countries, we are a member of the International Federation of the Phonographic Industry.

VIDEO

     Our single sales home video products and series reflect the core interests of our global customers -- travel, natural history, history and children's animated programs. We market various video products through direct response channels in the United States and 23 other countries. In some countries, we also sell our home video products through retail outlets.

     We are working with award-winning production companies in the United States, Europe and Australia to create original programs with very high editorial and production standards -- programs that are intended to stand out in a competitive marketplace. Several original programs have won awards of excellence, including five Emmy awards. Most of our original documentary programs are being licensed to broadcasters worldwide. We are creating an archive of existing video footage for potential use in future productions and are utilizing new technologies by creating DVDs of our programs for sale to customers.

PRODUCTION AND FULFILLMENT

     We hire independent contractors to print and bind the various editions of Select Editions. We have an exclusive agreement with a printing company for printing English-language Select Editions distributed in the United States and Canada. That agreement expires in 2007. The majority of all other U.S. book products produced by Reader's Digest are printed by several independent contractors. We usually hire independent contractors to produce and manufacture our music and video products.

     Paper is the principal raw material necessary for production of our Select Editions, series books and general books. Our exclusive agreement with a major supplier to supply paper for Select Editions globally expires in December 2003 and a new contract is being negotiated. We purchase paper for series books and general books for each printing. We believe that our existing contractual arrangements and other available sources of paper provide us with an adequate supply of paper at competitive prices. We use independent contractors in arranging for us to acquire some of the necessary raw materials to manufacture music and video products.

     We hire independent contractors to handle our fulfillment, warehousing, customer service and payment processing. We have an agreement with a single independent contractor to handle order and payment processing for most of our U.S. Books and Home Entertainment business. That agreement expires in 2006. The printers or suppliers of our products generally package and deliver those products directly to the postal service. For information about postal rates and postal services, please refer to the section of this prospectus captioned "Marketing."

     Our European operations use three principal manufacturing companies for the production of books. The majority of our Home Entertainment products are produced throughout Europe by three major manufacturers.

     It is our direct marketing policy that a customer may return any book or home entertainment product to us, either before or after payment, and receive a refund of amounts paid. We believe that our returned goods policy is essential to our reputation and that it elicits a greater number of orders. Many of those orders are not returned because a high number of consumers are satisfied with our products.

     Sales of books and home entertainment products are seasonal. In the direct marketing industry as a whole, more consumers respond in the fall and winter months than during the rest of the year. Also, sales are typically higher during the pre-Christmas season than in spring and summer.

READER'S DIGEST MAGAZINE, SPECIAL INTEREST MAGAZINES AND REIMAN MEDIA GROUP

     Reader's Digest magazine is a monthly, general interest magazine consisting of original articles, previously published articles in condensed form, and a condensed version of a previously published or soon-to-be published full-length book. Reader's Digest also contains monthly humor columns, such as "Laughter, The Best Medicine(R)," "Life in These United States(R)," and "All In A Day's Work(R)," and other regular features, including "Quotable Quotes(R)," "Word Power(R)," "Only in America," "Everyday Heroes," "That's Outrageous!(R)," and "RD Living." The international editions of Reader's Digest include similar features.

     We publish Reader's Digest in the United States and Canada. Globally, Reader's Digest is published in 48 editions and 19 languages. We license independent contractors to publish Reader's Digest in India, Italy, Korea, Denmark, South Africa and Indonesia. These magazines are sold primarily through direct marketing. In addition, we sell Reader's Digest and other publishers' magazines and products in the United States and in Canada through youth fundraising campaigns of our subsidiaries, QSP, Inc. in the United States and Quality Service Programs, Inc. in Canada.

     We publish Reader's Digest in several editions in the United States, including an English-language edition, a Spanish-language edition entitled Selecciones, and Reader's Digest Large Print for Easier Reading. We license independent contractors to publish a braille edition and a recorded edition in the United States.

     We publish several special interest magazines that we believe are consistent with our image, editorial philosophy and market expertise. In the United States, we publish The Family Handyman(R) and American Woodworker(R). The Family Handyman provides instructions and guidance for "do-it-yourself" home improvement projects. American Woodworker(R) provides information, instruction and guidance for professional and serious amateur woodworkers.

     Internationally, we publish Moneywise, a magazine devoted to helping families manage their finances, in the United Kingdom. We also publish Receptar, a leading Czech do-it-yourself and gardening monthly magazine and Krizovky, a Czech entertainment puzzle magazine. We also publish The Family Handyman in Australia.

     We promote our special interest magazines to our Reader's Digest customer list. We also promote other products to each magazine's customer list, as appropriate. This strategy helps us to expand the customer base for all of our products.

     We also publish other limited-edition special interest publications in the United States and internationally. These include a special homeowners' edition of The Family Handyman that is used by real estate brokers in the United States and special holiday-themed editions of Reader's Digest in Mexico. In addition, in the fall of 2002 we launched a new series of monthly checkout-counter magazines to be branded as RD Specials that will consist primarily of repurposed content from our books and magazines relating to the topics of home, health and food.

CIRCULATION AND ADVERTISING

     The following table shows circulation and advertising information for Reader's Digest and our special interest magazines for fiscal 2003.

                                                                JUNE 30, 2003,   ADVERTISING
                                                      ISSUES     CIRCULATION        PAGES
                  MAGAZINE TITLE                     PER YEAR     RATE BASE        CARRIED
                  --------------                     --------   --------------   -----------
Reader's Digest -- U.S. -- English edition.........     12        11,000,000(1)       957
Reader's Digest -- Canada -- English and French
  Editions(2)......................................     12         1,264,675        1,746
Reader's Digest -- Other international
  editions(2)......................................     12         8,797,239        9,015
Reader's Digest Large Print for Easier Reading.....     12           550,000          197
American Woodworker................................      7           325,000          349
The Family Handyman................................     10         1,100,000          594
Selecciones........................................     12           325,000          446
Moneywise..........................................     12            75,971          824
Receptar...........................................     12           170,000          257
Krizovky...........................................     12            50,000           21

---------------
(1) Effective January 2004, the circulation rate base will be 10,000,000.

(2) Reader's Digest magazine detailed in these captions is published in multiple editions and languages. Accordingly, the number of issues per year relates to each edition or language that is published.

     Approximately 70% of total U.S. fiscal 2003 and fiscal 2002 revenues for Reader's Digest was generated by circulation revenues and 30% by advertising revenues.

     We have determined that the U.S.-English edition of Reader's Digest has the largest paid circulation of any U.S. magazine, other than those automatically distributed to all members of the American Association of Retired Persons. Our determination is based on the most recent audit report issued by the Audit Bureau of Circulation, Inc., a not-for-profit organization that monitors circulation in the United States and Canada. Approximately 95% of the U.S. paid circulation of Reader's Digest consists of subscriptions. The balance consists of single copy sales at newsstands and in supermarkets and similar retail establishments. We sell our special interest magazines by subscription and at newsstands.

     We maintain the circulation rate base for Reader's Digest through annual subscription renewals and new subscriptions. In fiscal 2003, we sold approximately 3.7 million new subscriptions in the United States and approximately 2.1 million new international Reader's Digest subscriptions to maintain the current circulation rate base. We sell new subscriptions in the United States through a variety of direct response marketing techniques, and we sell new subscriptions in international markets primarily by direct mail. We sell the largest percentage of subscriptions between July and January of each fiscal year. Subscribers to Reader's Digest may cancel their subscriptions at any time and we will refund the unused balance of the subscription price. For additional information regarding direct marketing of subscriptions, please refer to the subsection captioned "Marketing" of this "Business" section.

     Many international editions of Reader's Digest have the largest paid circulation for monthly magazines both in the individual countries and in the regions in which they are published. For most international editions of Reader's Digest, subscriptions comprise approximately 90% of circulation. The balance is attributable to newsstand and other retail sales. Approximately 82% of total international fiscal 2003 revenues for Reader's Digest were generated by circulation revenues and 18% by advertising revenues.

     The U.S. editions and the larger international editions of Reader's Digest offer advertisers different regional editions, major market editions and demographic editions. These editions, which usually contain the same editorial material, permit advertisers to concentrate their advertising in specific markets or to target specific audiences. Reader's Digest sells advertising principally through an internal advertising sales force. We sell advertisements in multiple Reader's Digest editions worldwide and offer discounts for placing advertisements in more than one edition.

READER'S DIGEST MAGAZINE EDITORIAL

     Reader's Digest is a reader-driven, family magazine. Its editorial content is, therefore, crucial to the loyal subscriber base that constitutes the cornerstone of our operations. The editorial mission of Reader's Digest is to inform, enrich, entertain and inspire. The articles, book section and features included in Reader's Digest cover a broad range of contemporary issues and reflect an awareness of traditional values.

     A substantial portion of the selections in Reader's Digest are original articles written by freelance writers or staff writers. The balance is selected from existing published sources and is condensed or excerpted by Reader's Digest editors. We employ a professional staff to research and fact-check all published pieces.

     The international editions of Reader's Digest contain content and follow editorial procedures similar to the U.S. editions. Each international edition has a local editorial staff responsible for the editorial content of the edition. The mix of locally generated editorial material, material taken from the U.S. edition and material taken from other international editions varies greatly among editions. In general, our larger international editions, for example, those in France, Germany, Mexico and the United Kingdom, carry more original or locally adapted material than do smaller editions.

INTERNET INITIATIVES

     We have created our rd.com website to extend the experience of reading Reader's Digest through audio, graphic, text and video enhancements, interactive discussions and reader involvement, and additional content relating to Reader's Digest. We are also utilizing rd.com to market our products through e-mail and the Internet, as well as to communicate with and service our customers online. For more information about rd.com, please refer to the subsection captioned "Marketing" of this "Business" section.

REIMAN MEDIA GROUP

     On May 20, 2002, Reader's Digest acquired substantially all of the assets and assumed substantially all of the liabilities of Reiman Holding Company LLC and its subsidiaries for $760 million in cash. The acquired businesses of those companies are now operated by Reader's Digest's wholly owned subsidiary, Reiman Media Group, Inc. and its subsidiaries. Reiman is a publisher in the United States and Canada of magazines and books that cover topics including cooking, gardening, country lifestyle, nostalgia and crafts. Reiman also operates several related businesses to complement its core magazine and book publishing operations. For fiscal 2003, Reiman's revenues were generated 59% by magazines, 24% by books and 17% by other businesses.

     MAGAZINE PUBLISHING. Reiman publishes 12 bi-monthly magazines. The renewal rates for Reiman magazines have averaged approximately 70%. The following table contains information about each of the magazines:

                                                                                  FY 2003
                                                                                  AVERAGE
    TITLE AND YEAR OF FIRST ISSUE                      THEME                   CIRCULATION(1)
    -----------------------------                      -----                   --------------
Taste of Home(R) (1993)                Home-style food and recipes               4,265,000
Quick Cooking(R) (1997)                Quick recipes and kitchen shortcuts       3,004,000
Birds & Blooms(R) (1995)               Backyard bird feeding and gardening       1,998,000
Light & Tasty(R) (2001)                Recipes lower in fat, salt, calories
                                         or cholesterol                          1,565,000
Country Woman(R) (1970)                Women who love country living             1,395,000
Country (1987)                         Photos and stories of country life        1,156,000
Reminisce(R) (1991)                    Nostalgia                                 1,075,000
Farm & Ranch Living(R) (1978)          Rural life                                  406,000
Reminisce Extra (1993)(2)              Nostalgia                                   338,000
Country Extra (1990)(2)                Photos and stories of country life          337,000
Country Discoveries(R) (2000)          Exploration of country destinations
                                         and getaways                              328,000
Crafting Traditions(R) (1982)          Crafts themes relating to particular
                                         upcoming holidays                         292,000

---------------
(1) Reiman's magazines do not have a guaranteed circulation rate base and are not audited by the Audit Bureau of Circulation. The circulation levels of each individual magazine fluctuate throughout the year. The overall circulation level is managed in total to maximize the profitability of the entire portfolio, which may cause year-over-year increases or decreases in the average circulation for individual titles.

(2) Reminisce Extra and Country Extra are essentially extensions of the base titles that bring the publishing frequency of the base titles up to monthly for those customers who subscribe to both, although each is available separately.

     Reiman's editorial philosophy includes the following core principles: (1) concentration on positive aspects of people and their lifestyles; (2) encouragement of reader involvement; (3) maintenance of low editorial costs; and
(4) emphasis on product quality. As a result, about 85-90% of the editorial content of Reiman's magazines is contributed by readers. Reiman's magazines do not accept on-page advertising and rely on subscriptions for almost all revenue. "Savings Packs" of coupons are poly-bagged with some of the magazines.

     Reiman markets its magazines principally through direct mail and cross-promotion of titles within its magazine group. Reiman markets products to its customer database of approximately 40 million current and former customers, combined with selective rental of outside customer lists. Through reader involvement, Reiman seeks to identify and address customer interest in existing and new publications. New magazine ideas and titles, also created using reader-submitted editorial content, are test-marketed to subscribers of existing magazines and selected outside lists. This has enabled Reiman to more accurately measure the potential for new products and launch new magazines at relatively low start-up costs. Reiman does not use cash-prize sweepstakes in connection with its marketing.

     BOOK PUBLISHING. Reiman leverages its magazine brand equity, reader loyalty and editorial capability by publishing and marketing books that complement its magazines. Reiman principally markets annual editions of books created primarily from magazine content from the prior year. In fiscal 2003, Reiman published and sold over 4.4 million books. Reiman has nine established annual book programs that are marketed on a continuity basis, with customers agreeing to receive future editions of the books unless they respond to an annual prepublication notice.

Annual books constitute about 90% of unit volume, of which about 60% are renewals. Reiman markets most of its books through solo direct mail in which Reiman sends a promotion featuring one book to names from its customer database and outside lists. Reiman sells its books with a free preview offer during which the customer agrees to examine the book before purchasing it. If they do not wish to purchase the book they can return it for a full refund or credit.

     COMPLEMENTARY BUSINESSES. Reiman operates four businesses that complement its core magazine and book publishing operations:

         COUNTRY STORE: sells a broad selection of products, including Reiman books, calendars, collectors' items, memorabilia, small kitchen appliances, gardening tools, and other country lifestyle products, through a catalog that is distributed to those who request and to those who have purchased in the past.

         WORLD WIDE COUNTRY TOURS: offers motorcoach and riverbarge tours to experience the lives of people in various parts of the United States and the world. World Wide Country Tours utilizes direct marketing through Reiman magazines and its own stand-alone brochures to attract potential travelers.

         REIMAN ADVERTISING & PROMOTION: offers to subscribers Savings Packs of coupons and promotional advertising in conjunction with recipes and other information. Its customers are primarily food and consumer product companies, which purchase advertising space in the Savings Packs.

         HOMEMAKER SCHOOLS: provides cooking school demonstrations by professional home economists in small- and medium-size communities throughout the United States. Revenues are generated from fees paid by local news media that sponsor individual shows and from portions of fees that Reiman Advertising & Promotion receives from national sponsors of the Homemaker Schools.

CUSTOM PUBLISHING

     In January 2002, we signed a five-year agreement with McMurry Publishing, Inc. and The Ritz-Carlton Hotel Company, LLC to publish the in-room magazine for Ritz-Carlton hotels, which will be distributed in more than 50 Ritz-Carlton properties worldwide.

PRODUCTION AND FULFILLMENT

     We hire independent contractors to print all editions of Reader's Digest and our special interest magazines. We have an exclusive contract with a U.S. printer to print the U.S. editions of Reader's Digest. The contract is scheduled to expire in December 2007. Our Reiman magazines are printed under contracts with three printers that expire in 2004-2005. We believe that, generally, there is an adequate supply of alternative printing services available to us at competitive prices should the need arise. Nevertheless, significant short-term disruption could occur. We have contingency plans to minimize recovery time should our current contract printers be unable to meet our production requirements.

     Lightweight coated and uncoated paper are the principal raw materials used in the production of Reader's Digest and special interest magazines. Our global contract for supply of paper for Reader's Digest magazine expires in June 2005. Our contract for the paper requirements of Reiman magazines also expires in June 2005. We believe those supply contracts provide an adequate supply of paper for our needs and that, in any event, alternative sources are available at competitive prices. A variety of factors affect paper prices, including demand, capacity, pulp supply and general economic conditions.

     We have agreements with a single independent contractor to handle order and payment processing for Reader's Digest, the U.S. special interest magazines and the Reiman magazines.

The agreement for Reader's Digest and the U.S. special interest magazines expires in 2006 and the agreement for the Reiman magazines expires in 2008. The same contractor also handles these matters for most of our U.S. Books and Home Entertainment operations.

     We deliver subscription copies of the U.S. edition of Reader's Digest, the special interest magazines and the Reiman magazines through the United States Postal Service as "periodicals" class mail. Subscription copies of international editions of Reader's Digest are delivered through the postal service in each country of publication. For additional information about postal rates and service, please refer to the subsection captioned "Marketing" of this "Business" section.

     In the United States, a distribution network handles newsstand and other retail distribution. We have also contracted in each country with a newsstand magazine distributor for the distribution of Reader's Digest.

     In Europe, we have several multi-country agreements with independent contractors as well as in-country independent contractors to handle our fulfillment, warehousing, customer service, and payment and order processing. We have two primary printing companies for printing Reader's Digest magazine in Europe.

CONSUMER BUSINESS SERVICES

BOOKS ARE FUN, LTD.

     Our Books Are Fun, Ltd. subsidiary sells premium-quality books and gift items, including Reader's Digest books and home entertainment products, at discount prices by display marketing those products on-site at schools and businesses in all 50 states of the United States and across Canada using book fairs and other displays. Book categories sold by Books Are Fun include best-selling novels, cookbooks, children's books and education, sports, hobby, nature, travel and self-help titles. Non-book categories include music, videos and gift items, such as jewelry and art. Books Are Fun's products are sold through approximately 900 independent sales agents, who serve approximately 68,000 schools, 16,000 large corporations and institutions, 14,000 day-care centers and 48,000 small businesses. Since many individuals purchase these products for gift giving, Books Are Fun's sales cycle is largely seasonal, reflecting substantial volume in the second quarter of our fiscal year.

     Books Are Fun purchases book titles, gifts and other products from over 250 publishers and vendors worldwide. Many of its top titles are purchased in quantities exceeding 100,000 copies on a non-returnable basis, affording Books Are Fun substantial purchasing power. All products are test-marketed by the purchase of a modest number of units in advance of purchasing larger quantities. Books Are Fun uses an extensive network of independent public warehousing facilities and carriers to store and transport products.

     The Books Are Fun business model is being rolled out in a number of international markets. Commercial operations are under way in France and Mexico, and the concept is currently in market testing and early development phases elsewhere.

QSP

     QSP markets and sells subscriptions to Reader's Digest, the Reiman magazines, the special interest magazines and other publishers' magazines in the United States, as well as music and video products, books, food and gifts. QSP works directly with schools and youth groups to prepare fundraising campaigns in which participants sell those products. QSP derives its revenues through services rendered by means of fundraising events. A substantial majority of QSP's sales occurs during the first half of our fiscal year, which coincides with the fall school semester. QSP currently has approximately 470 sales representatives.

     In May 2000, QSP entered into a licensing agreement with World's Finest Chocolate, Inc. that provides for QSP's commitment to purchase annual minimum amounts of World's Finest Chocolate products and the exclusive right to sell those products for fundraising purposes through 2010. In September 2002, QSP entered into an amendment to the licensing agreement. The amendment extended the term of the initial agreement by ten years, reduced the annual minimum purchase requirements, adjusted pricing favorably to QSP and permits QSP to sell World's Finest Chocolate products through channels other than fundraising under specified circumstances. In connection with these changes, QSP paid $10.5 million to World's Finest Chocolate in fiscal 2003.

     Quality Service Programs, Inc., our Canadian subsidiary, conducts operations substantially similar to those conducted by QSP in the United States. In June 2001, Quality Service Programs acquired eFundraising.com, which uses the Internet to enhance fundraising activities. eFundraising.com provides fundraising products, mainly scratch cards and chocolate, to organizations conducting fundraisers. eFundraising.com also uses proprietary software that enables e-mail messages to be sent on behalf of students about their school or youth group's fundraising activities to family and friends. The e-mail directs the recipients to the school or youth group's website, where they may purchase magazine subscriptions and a variety of gift and food products.

     Several hundred other publishers make magazine subscriptions available to QSP at competitive, discounted prices. QSP also obtains music products from a large music publisher. A substantial portion of QSP's chocolate food products are obtained from World's Finest Chocolate. QSP engages an independent contractor to process gift, food, magazine, music and book orders.

READER'S DIGEST YOUNG FAMILIES AND READER'S DIGEST CHILDREN'S PUBLISHING

     Our Reader's Digest Young Families subsidiary sells products for children up to age 8, primarily through direct mail and telemarketing. The division's products include interactive books, such as Sesame Street ABCs, and videos, such as The Country Mouse and the City Mouse. Young Families currently sells its products principally in the United States. Our Reader's Digest Children's Publishing subsidiary produces books, games and other products under the Reader's Digest Children's Publishing imprint for children up to age 12. Its products are sold through retail channels as well as direct marketing through Reader's Digest (including display marketing and catalogs) and other channels, including the Internet. The products represent popular brands such as Barbie, Disney (classic Disney and Pixar characters), Hasbro (Tonka and Transformers), and Fisher-Price (Little People). The products, which have been translated into 28 languages, are marketed in the United States, Canada, Europe, South America, Australia and Asia.

FINANCIAL SERVICES MARKETING ALLIANCES

     INSURANCE. We and our subsidiaries have formed alliances with several leading insurance companies under which the insurers market a variety of insurance products to our customers in the United States and other countries. Our alliance partners include American International Group, Inc., GE Financial Assurance Company, GE Capital Assurance Company, Physicians Mutual Insurance Company, Liberty Mutual, PacifiCare Health Systems, Allianz, AXA, Manulife Financial and BNP Pinnacle. The products, which include life, personal accident, auto, health, homeowners, long-term care insurance, and hospital indemnity and hospital cash products, are marketed and sold through a combination of direct mail, telemarketing, advertising in our magazines, the Internet and other marketing channels. The insurer underwrites and administers the products, provides customer and claims services, and covers marketing costs. We provide expertise in research and test design, database management and targeting, and promotion creation and production.

     CREDIT PRODUCTS. We pursue alliances to provide a range of credit products to our customer base. In August 1999, we signed an agreement with Bank One Corporation to market a Reader's Digest-branded credit card to our customers in the United States. Under the agreement, Bank One launched a Reader's Digest Platinum MasterCard in April 2000. Bank One administers the credit cards. Internationally, we are partnering to market loan products with GE Capital Assurance Company and its subsidiaries in France and Germany, planning promotion tests for personal loans and credit cards in the Czech Republic and in the United Kingdom. We are also in discussions with various equity release product providers in the United Kingdom, having tested the product in 2002.

     INVESTMENT PRODUCTS. In June 2001, we formed an alliance with The Vanguard Group under which Vanguard will offer its mutual funds and other financial services, such as brokerage, financial planning, asset management and trust services, to our customers in the United States. We are pursuing other opportunities with investment products internationally.

GIFTS.COM AND GOOD CATALOG COMPANY

     Gifts.com, Inc. comprised the Good Catalog Company division, a catalog marketer of home, garden and gift-related products, and the gifts.com division, an online and catalog gift shopping service. We owned an 80.1% interest in Gifts.com, Inc. Operations at Gifts.com, Inc. ceased in December 2002.

MARKETING

     We sell magazine subscriptions, Select Editions, series books, general books, music and video products, and certain other products principally through direct mail solicitations to households on our customer lists, as well as to customer lists rented or purchased from third parties. Our books and home entertainment products and product offers and many international magazine subscription offers are often accompanied by sweepstakes entries and, in some cases, premium merchandise offers.

     As part of our growth strategy and our strategy to decrease our reliance on sweepstakes marketing, we are increasing distribution of our products through direct-response channels other than direct mail. These other distribution channels include direct-response television, package inserts, telemarketing, the Internet, display marketing and other direct sales, and catalogs. Reader's Digest magazine obtains the vast majority of its new subscribers in the United States from non-sweepstakes sources. Moreover, with the acquisition of our Reiman operations, we have significantly reduced our reliance on large cash prize sweepstakes marketing throughout the remainder of our direct marketing businesses.

     We are adapting the editorial content and the marketing methods of our magazines and books and home entertainment products to new technologies. Our website -- rd.com -- links our 36 international web sites, 17 domestic websites and our multiple online stores, for shopping and information about our products. In 2003, rd.com, including changeone.com, had over 10.5 million visitors from around the world. We are using rd.com and our local international websites to market subscriptions to our products. We are also utilizing electronic direct marketing (eDM) to offer magazine subscriptions through one-click e-mail.

     To promote the sale of our books and home entertainment products in the United States, we usually offer a sweepstakes in our promotional mailings. Prizes totaled about $4.5 million for the 2003 edition of the sweepstakes. Generally, each of our international subsidiaries sponsors its own sweepstakes. The mechanics of the sweepstakes vary from jurisdiction to jurisdiction, depending upon local law.

     From time to time, we are involved in legal, regulatory and investigative proceedings concerning our sweepstakes and other direct marketing practices. Also from time to time jurisdictions in which we do business consider more restrictive laws or regulations governing sweepstakes or direct marketing. Although some of these proceedings may have negatively affected our direct marketing business, we do not believe that these proceedings or proposed laws and regulations will have a material adverse effect on our direct marketing business.

     In 2001, we entered into a voluntary comprehensive agreement with attorneys general for 32 states (and subsequently with three additional states) and the District of Columbia regarding standards for direct mail sweepstakes promotions. Pursuant to the agreement, we are promoting consumer education and have adopted standards for promotions in the United States similar to those agreed to by other direct marketing and publishing companies.

     We are subject to postal rate increases, which affect our product deliveries, promotional mailings and billings. Postage is one of the largest expenses in our promotional and billing activities. In the past, we have had sufficient advance notice of most increases in postal rates so that we could factor the higher rates into our pricing strategies and operating plans. Higher postal rates or other delivery charges usually increase the total cost to the customer, which may have a negative effect on sales. As a result, we may strategically determine the extent, if any, to which we will pass these cost increases on to our customers.

     We rely on postal delivery service for timely delivery of most of our products and promotional mailings. In the United States and most international markets, delivery service is generally satisfactory. Some international jurisdictions, however, experience periodic work stoppages in postal delivery service or less than adequate postal efficiency.

     In some states in the United States and in some international jurisdictions, some or all of our products are subject to sales tax or value added tax. Taxes, like delivery costs, are generally stated separately on bills, where permitted by applicable law. Higher taxes increase the total cost to the customer, which may have a negative effect on sales. In jurisdictions where applicable tax must be included in the purchase price, we may be unable to fully recover from customers the amount of any tax increase or new tax.

INFORMATION TECHNOLOGY AND CUSTOMER DATABASE ENHANCEMENT

     The size and quality of our computerized customer database of current and prospective customers in each country where we operate contributes significantly to our business. We are constantly striving to improve our customer databases. We believe that our U.S. database (including data obtained through the Reiman acquisition) of over 65 million households -- approximately half the total number of households in the country -- is one of the largest direct response databases in the United States. Our international databases include a total of approximately 49 million households.

     We continue to make significant investments in our database management and related information technology to improve our operating efficiencies, to increase the level of service we provide to our customer base and to facilitate globalization of our operations.

     Some international jurisdictions, particularly in Europe, have data protection laws or regulations prohibiting or limiting the exchange of information of the type that we maintain. Some jurisdictions also prohibit the retention of information, other than certain basic facts, about noncurrent customers. Although these regulations may hinder our ability to collect, retain and use customer information, we believe that current laws and regulations do not prevent us from engaging in activities necessary to operate our current businesses.

COMPETITION AND TRADEMARKS

     Although Reader's Digest is a unique and well-established institution in the magazine publishing industry, it competes with other magazines for subscribers and with magazines and all other media, including television, radio and the Internet, for advertising. We believe that the extensive and longstanding international operations of Reader's Digest provide us with a significant advantage over competitors seeking to establish a global publication.

     We own numerous trademarks that we use in our businesses worldwide. Two of our most important trademarks are "Reader's Digest" and the "Pegasus" logo. In addition, our significant trademarks include "QSP", "Books Are Fun" and the names of many of our magazines, features and other products. We believe that the name recognition, reputation and image that we have developed in each of our markets significantly enhance customer response to our direct marketing sales promotions. For these reasons, trademarks are important to our business, and we aggressively defend our trademarks.

     We believe that our company names, image and reputation, as well as the quality of our customer databases, provide a significant competitive advantage over many other direct marketers. However, our Books and Home Entertainment businesses and Books Are Fun compete with companies selling similar products at retail as well as by direct marketing through various channels, including display marketing and the Internet. Because tests show that consumers' responses to direct marketing promotions can be adversely affected by the overall volume of direct marketing promotions, we also compete with all other direct marketers, regardless of whether their products are similar to our products. Our Books and Home Entertainment businesses compete principally on the basis of direct marketing customer service, product popularity and price.

     Reader's Digest magazine and our special interest magazines compete with other magazines of similar respective genres for readers and advertising and our Reiman magazines compete for readers in their respective genres. QSP competes with other sellers of products similar to those sold by QSP, whether through fundraising services, direct marketing or retail. Nearly all of our products are in competition with other products and services that compete for a potential purchaser's leisure activity time and disposable income.

EMPLOYEES

     As of June 30, 2003, we employed about 4,700 people worldwide. We employed about 2,500 in the United States, including employees at Reiman, and about 2,200 in our international subsidiaries. Our relationship with our employees is generally satisfactory.

EXECUTIVE OFFICERS

     The following is information about our executive officers.

       NAME AND AGE          POSITIONS WITH READER'S DIGEST AND RECENT BUSINESS EXPERIENCE
       ------------          -------------------------------------------------------------
Thomas O. Ryder (59).......  Mr. Ryder has been Chairman of the Board and Chief Executive
                             Officer and a Director of Reader's Digest since he joined
                             Reader's Digest in April 1998.
Michael A. Brennan (56)....  Mr. Brennan has been President, Latin America and
                             Asia-Pacific and a Senior Vice President of Reader's Digest
                             since March 2002. He was Vice President and General Manager,
                             Developing Markets before March 2002. Mr. Brennan joined
                             Reader's Digest in January 1990.
Michael A. Brizel (46).....  Mr. Brizel has been Senior Vice President and General Counsel of Reader's Digest since July 2002. Before July 2002, he was
                             Vice President and General Counsel of Reader's Digest. Mr.
                             Brizel joined Reader's Digest in July 1989.

       NAME AND AGE          POSITIONS WITH READER'S DIGEST AND RECENT BUSINESS EXPERIENCE
       ------------          -------------------------------------------------------------
Richard E. Clark (39)......  Mr. Clark has been Vice President, Investor Relations and
                             Global Communications, since March 2002, having served as
                             Vice President, Investor Relations, since he joined Reader's
                             Digest in March 2000. Before March 2000, Mr. Clark was Vice
                             President, Finance and Investor Relations, of Viacom
                             International Incorporated.
Clifford H.R. DuPree (53)..  Mr. DuPree has been Vice President, Corporate Secretary and
                             Associate General Counsel of Reader's Digest since July 1998.
                             He joined Reader's Digest in May 1992.
Thomas D. Gardner (45).....  Mr. Gardner has been President, Reader's Digest
                             International, since February 2003 and has been a Senior Vice
                             President of Reader's Digest since July 1998. He was also
                             President, North America Books and Home Entertainment, from
                             January 2001 to February 2003 and was Senior Vice President,
                             U.S. New Business Development, of Reader's Digest from July
                             1998 to January 2001. Mr. Gardner joined Reader's Digest in
                             February 1992.
Michael S. Geltzeiler (44).  Mr. Geltzeiler joined Reader's Digest as Senior Vice
                             President and Chief Financial Officer in September 2001. Mr.
                             Geltzeiler was previously Senior Vice President and Chief
                             Financial Officer of ACNielsen Corporation (market research, information and analysis), a subsidiary of VNU NV, from March
                             2001 to September 2001 and Senior Vice President and
                             Controller before March 2001.
Albert L. Perruzza (56)....  Mr. Perruzza has been Senior Vice President, Global
                             Operations and Business Redesign, since February 2002. He was
                             Senior Vice President, Global Operations, of Reader's Digest
                             before February 2002 and was Vice President, Database
                             Management Operations, before October 1999. Mr. Perruzza
                             joined Reader's Digest in 1972.
Robert E. Raymond (46).....  Mr. Raymond has been President, Consumer Business Services, and a Senior Vice President of Reader's Digest since February
                             2003. He was Senior Vice President, Strategic Acquisitions
                             and Alliances, of Reader's Digest before February 2003 and was Vice President and General Manager, Music, Video, and
                             Special Channels, before June 1999. Mr. Raymond joined
                             Reader's Digest in 1993.
Gary S. Rich (42)..........  Mr. Rich has been Senior Vice President, Human Resources, and
                             President, Global QSP, since February 2002. He was Senior
                             Vice President, Human Resources and Global Communications, of
                             Reader's Digest from August 1998, when he joined Reader's
                             Digest, to February 2002.

       NAME AND AGE          POSITIONS WITH READER'S DIGEST AND RECENT BUSINESS EXPERIENCE
       ------------          -------------------------------------------------------------
Eric W. Schrier (51).......  Mr. Schrier has been President, Reader's Digest North
                             America, since February 2003. He has also been Senior Vice
                             President and Global Editor-in-Chief since joining Reader's
                             Digest in January 2000 and served as President, U.S.
                             Magazines, from February 2002 to February 2003. Before
                             January 2000, he was President and Chief Executive Officer of
                             Time Inc Health (health publishing).
Jeffrey S. Spar (38).......  Mr. Spar has been Senior Vice President and Chief Information
                             Officer of Reader's Digest since July 2002 and was Vice
                             President and Chief Information Officer from November 1998 to
                             July 2002. Before joining Reader's Digest in November 1998,
                             Mr. Spar was a Management Consultant with McKinsey & Company.

     Our By-Laws state that officers serve at the pleasure of our board of directors. We elect our officers annually and they serve until their successors are elected and qualified.

PROPERTIES

     Our headquarters and principal operating facility is situated on approximately 120 acres in Westchester County, New York. We acquired much of this property in 1940. The table below shows our headquarters and other properties that we own or lease.

        LOCATION           AREA (SQ. FT.)                  PRINCIPAL USES
        --------           --------------                  --------------
Westchester County, NY...  694,000 owned    Executive, administrative, editorial and
                                            operational offices; data processing; other
                                            facilities
Greendale, WI............  164,800 owned    Executive, administrative, editorial and
                                            operational offices; data processing; other
                                            facilities
Fairfield, IA............  105,393 owned    Executive, administrative and operational
                                            offices; data processing; other facilities
New York, NY.............  99,200 leased    Editorial offices; advertising sales offices
Various U.S. cities......  129,433 leased   Editorial offices, advertising sales
                                            offices; other facilities
International............  497,625 owned    Executive, administrative and editorial
                           412,078 leased   offices; warehouse facilities

     The real properties that we own in Westchester County, New York, Fairfield, Iowa, and Greendale, Wisconsin are subject to mortgages securing our borrowings under our $950 million Term Loan Agreement and $192.5 million Amended and Restated Five-Year Revolving Credit and Advance Facility Agreement, each dated as of May 20, 2002, and amended as of June 27, 2003.

     We believe that our current facilities, together with expansions and upgrades of facilities presently underway or planned, are adequate to meet our present and reasonably foreseeable needs. We also believe that adequate space will be available to replace any leased facilities whose leases expire in the near future.

LEGAL PROCEEDINGS

     We and our subsidiaries are defendants in various lawsuits and claims arising in the regular course of business. Based on the opinions of management and counsel for these matters, we believe that recoveries, if any, by plaintiffs and claimants would not materially affect our financial position or results of operations.

                             PRINCIPAL STOCKHOLDERS

     The following table summarizes information regarding the beneficial ownership of our Common Stock as of August 15, 2003. The stockholders identified below are the only stockholders we know that beneficially own more than five percent of our Common Stock. The information set forth below is based on information reported by those stockholders.

                                                   AMOUNT AND NATURE OF
     NAME AND ADDRESS OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP     PERCENT OF CLASS
     ------------------------------------          --------------------     ----------------
The Wallace Foundation                           12,638,487 shares               12.82%
  Two Park Avenue                                (sole voting and
  New York, NY 10016(1)                          investment power)
Highfields Capital Management LP                 8,327,431 shares                 8.45%
  200 Clarendon Street                           (sole voting and
  51st Floor                                     investment power)
  Boston, MA 02117(2)
FMR Corp.                                        5,843,161 shares                 5.93%
  82 Devonshire Street                           (32,158 sole voting and
  Boston, MA 02109(3)                            5,843,161 sole
                                                 investment power)
T. Rowe Price Associates, Inc.                   5,519,230 shares                 5.60%
  100 East Pratt Street                          (1,457,030 sole voting
  Baltimore, MD 21202(5)                         and 5,519,230 sole
                                                 investment power)
Boston Partners Asset Management, L.P.           5,377,156 shares                 5.45%
  One Financial Center                           (shared voting and
  43rd Floor                                     investment power)
  Boston, MA 02111(4)
State Street Research & Management Company       4,944,761 shares                 5.02%
  One Financial Center                           (sole voting and
  30th Floor                                     investment power)
  Boston, MA 02111(6)

---------------
(1) On April 18, 2003, the Lila Wallace-Reader's Digest Fund was merged into the DeWitt Wallace-Reader's Digest Fund, which then changed its name to "The Wallace Foundation." For further information on The Wallace Foundation, see "Selling Stockholder".

(2) As reported on a Schedule 13G/A filed with the Securities and Exchange Commission by Highfields Capital Management LP.

(3) As reported on a Schedule 13G filed with the Securities and Exchange Commission by FMR Corp.

(4) As reported on a Schedule 13G/A filed with the Securities and Exchange Commission by Boston Partners Asset Management, L.P.

(5) As reported on a Schedule 13G/A filed with the Securities and Exchange Commission by T. Rowe Price Associates, Inc.

(6) As reported on a Schedule 13G filed with the Securities and Exchange Commission by State Street Research & Management Company. State Street Research & Management Company may be deemed to have sole voting and dispositive power over the shares listed, but has disclaimed beneficial ownership of all such shares.

                              SELLING STOCKHOLDER

     The selling stockholder listed in the table below has indicated its intention to sell the number of shares of our Common Stock set forth below:

                                  SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                    OWNED PRIOR TO                           OWNED AFTER
                                     THE OFFERING         SHARES SOLD        THE OFFERING
                                -----------------------     IN THE      ----------------------
 NAME OF SELLING STOCKHOLDER      NUMBER     PERCENT(1)    OFFERING      NUMBER     PERCENT(1)
 ---------------------------      ------     ----------   -----------    ------     ----------
The Wallace Foundation........  12,638,487     12.82%     10,989,989    1,648,498     1.67%

---------------
(1) Based on 98,596,438 shares of our Common Stock outstanding as of August 15, 2003.

     The selling stockholder has granted the underwriters an option to purchase up to an additional 1,648,498 shares of our Common Stock to cover overallotments. If this option were exercised in full, the selling stockholder would own no shares of our Common Stock upon the conclusion of this offering.

     The DeWitt Wallace-Reader's Digest Fund, Inc. and the Lila Wallace-Reader's Digest Fund, Inc., which we refer to collectively as the Funds, have been substantial stockholders in us for more than ten years. On April 18, 2003, the Lila Wallace-Reader's Digest Fund was merged into the DeWitt Wallace-Reader's Digest Fund, which then changed its name to "The Wallace Foundation."

     On October 15, 2002, we entered into a revised recapitalization agreement with the Funds providing for a series of actions that resulted in all shares of our Class B Voting Common Stock and Class A Nonvoting Common Stock being recapitalized into a single class of common stock with one vote per share. The October 15, 2002 recapitalization agreement revised a recapitalization agreement that we entered into with the Funds on April 12, 2002. The October recapitalization agreement provided, among other things, that:

     - We would repurchase approximately 4.6 million shares of Class B Voting Common Stock from the Funds for $100 million in cash in the aggregate;

     - Each share of Class A Nonvoting Common Stock would be recapitalized into one share of Common Stock having one vote per share; and

     - Each remaining share of Class B Voting Common Stock would be recapitalized into 1.22 shares of Common Stock having one vote per share.

     In addition, the recapitalization agreement provided for the amendment of our charter to, among other things, reflect the reclassification of the stock, divide our board of directors into three classes and eliminate action by written consent of our stockholders. The transactions contemplated by the October recapitalization agreement were completed on December 13, 2002.

     Pursuant to the October 15, 2002 recapitalization agreement, we granted the Funds certain registration rights, in which we agreed that, subject to certain limitations, we would register for resale under the Securities Act of 1933, as amended, the shares of our Common Stock owned by them. This prospectus covers the offer and sale of 10,989,989 shares of our Common Stock by the selling stockholder, as well as the 1,648,498 shares that are subject to the underwriters' overallotment option.

     Pursuant to those registration rights provisions, we agreed to indemnify the selling stockholder against liabilities arising out of any actual or alleged material misstatements or omissions in the registration statement that we have filed relating to this offering or in this prospectus, other than liabilities arising from information supplied by the selling stockholder for use in connection with the registration statement or this prospectus. The selling stockholder has agreed to indemnify us against liabilities arising out of any actual or alleged material misstatements or omissions in the registration statement or in this prospectus to the extent that the misstatements or omissions were made in reliance upon written information furnished to us by the selling stockholder expressly for use in connection with the registration statement or this prospectus.

     Under those registration rights provisions, the selling stockholder agreed to pay all underwriting discounts and commissions incurred in connection with the sale of the shares offered hereby, as well as all filing fees, printing fees, expenses of complying with "blue sky" or state securities laws and reasonable fees and expenses relating to "road show" investor presentations. We and the selling stockholder agreed that we would each bear all fees and expenses of our own legal counsel, accountants and other advisors.

     The Wallace Foundation has nine members and a board consisting of nine directors. M. Christine DeVita, who is one of our directors, is also a member, President and a director of The Wallace Foundation. In connection with our recapitalization, we agreed to use our reasonable best efforts to cause one designee of The Wallace Foundation to be nominated and elected as a member of our board of directors until the earlier of our 2004 annual meeting of stockholders and the time when The Wallace Foundation owns less than 10% of our outstanding shares of Common Stock. Ms. DeVita has been a member of our board of directors for more than three years prior to the recapitalization. In addition, another member and director of the Funds was a member of our board of directors for more than three years prior to our November 8, 2002 annual meeting of stockholders, at which time he did not stand for reelection.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     We have one class of common stock, entitled Common Stock, and the total number of shares of authorized capital stock is 225,390,000, comprised as follows:

     - 200,000,000 shares of Common Stock, par value $.01 per share;

     - 40,000 shares of First Preferred Stock, par value $1.00 per share;

     - 120,000 shares of Second Preferred Stock, par value $1.00 per share;

     - 230,000 shares of Third Subordinated Preferred Stock, par value $1.00 per share; and

     - 25,000,000 shares of Preference Stock, par value $.01 per share, issuable in series.

     As of August 15, 2003, we had 98,596,438 shares of Common Stock issued and outstanding. As of August 15, 2003, we had outstanding and issued the following preferred stock and preference stock:

     - 29,720 shares of First Preferred Stock ($4.00 per annum dividend; $100.00 per share liquidation preference);

     - 103,720 shares of Second Preferred Stock ($4.00 per annum dividend; $100.00 per share liquidation preference);

     - 155,022 shares of Third Preferred Stock ($5.00 per annum dividend; $100.00 per share liquidation preference); and

     - no shares of Preference Stock.

READER'S DIGEST COMMON STOCK

     The following is a description of our Common Stock.

     DIVIDEND RIGHTS. Holders of shares of our Common Stock are entitled to receive dividends as declared by our board of directors. However, no dividend will be declared or paid on the shares of Common Stock until we have paid (or declared and set aside funds for payment of) all dividends that have accrued on all classes of our preferred stock and preference stock.

     VOTING RIGHTS.

     - Each share of our Common Stock is entitled to one vote per share.

     - Holders of shares of our Common Stock are not permitted to act by written consent in lieu of a meeting of stockholders.

     - In general, approval of matters submitted to a vote, other than the election of directors, requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy.

     - In general, directors are elected by a plurality of the shares of Common Stock present in person or by proxy.

     CLASSIFIED BOARD. Our board of directors is divided into three classes of directors, two classes comprised of three directors each and one class comprised of four directors. Directors hold office for staggered terms of three years each, so that the term of one class expires at each annual meeting.

     LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of Reader's Digest, after payments to holders of our preferred stock and preference stock of preferential amounts plus any accrued and unpaid dividends, our remaining assets will be divided among holders of shares of our Common Stock.

     PREEMPTIVE OR OTHER SUBSCRIPTION RIGHTS. Holders of shares of our Common Stock do not have any preemptive rights to subscribe to any additional issue or sale of our capital stock or to acquire any security convertible into our capital stock.

     CONVERSION, REDEMPTION, SINKING FUND AND OTHER RIGHTS. No conversion, redemption or sinking fund provisions apply to shares of our Common Stock, and shares of our Common Stock are not liable to further call or assessment by us. All issued and outstanding shares of our Common Stock are fully paid and nonassessable.

     RESTRICTIONS ON ALIENABILITY. There are no restrictions on the alienability of shares of our Common Stock.

ANTI-TAKEOVER CONSIDERATIONS

     The Delaware General Corporation Law, our certificate of incorporation and our by-laws contain provisions that could serve to discourage or to make more difficult a change in control of us without the support of our board of directors or without meeting various other conditions.

     EXTRAORDINARY CORPORATE TRANSACTIONS. Delaware law provides that the holders of a majority of the shares entitled to vote must approve any fundamental corporate transactions such as mergers, sales of all or substantially all of a corporation's assets and dissolutions.

     STATE TAKEOVER LEGISLATION. Section 203 of the Delaware General Corporation Law, in general, prohibits a business combination between a corporation and an interested stockholder within three years of the time the stockholder became an interested stockholder (i.e. any person owning 15% or more of the outstanding voting stock of the corporation, or the person's affiliates or associates), unless (a) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans or (c) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders' meeting of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. The restrictions of Section 203 of the Delaware General Corporation Law do not apply to corporations that have elected, in the manner provided therein, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, that do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on Nasdaq or held of record by more than 2,000 stockholders. We have elected to be governed by
Section 203 of the Delaware General Corporation Law.

     RIGHTS OF DISSENTING STOCKHOLDERS. Delaware law does not afford appraisal rights in a merger transaction to holders of shares that are listed on a national securities exchange, quoted on Nasdaq or held of record by more than 2,000 stockholders, provided that those shares will be converted into stock of the surviving corporation or stock of another corporation that is listed on a national securities exchange, quoted on Nasdaq or held of record by more than 2,000 stockholders. In addition, Delaware law denies appraisal rights to stockholders of the surviving corporation in a merger if the surviving corporation's stockholders were not required to approve the merger.

     STOCKHOLDER ACTION BY WRITTEN CONSENT. Delaware law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders. Our certificate of incorporation prohibits stockholder action by written consent.

     SPECIAL MEETINGS OF STOCKHOLDERS. Our by-laws provide that special meetings of the stockholders may be called at any time only by the chairman of the board of directors or the board of directors and that only business described in the company's notice of meeting may be brought before a special meeting of stockholders.

     CUMULATIVE VOTING. Delaware law permits stockholders to cumulate their votes and either cast them for one candidate or distribute them among two or more candidates in the election of directors only if expressly authorized in a corporation's charter. Our certificate of incorporation does not authorize cumulative voting.

     REMOVAL OF DIRECTORS. Delaware law provides that, except in the case of a classified board of directors or where cumulative voting applies, a director, or the entire board of directors, of a corporation may be removed, with or without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors. We have a classified board. As a result, the directors are removable only for cause.

     VACANCIES. Delaware law provides that vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office or by a majority of the stockholders of the corporation entitled to vote, unless the governing documents of a corporation provide otherwise.

     Our by-laws provide that any vacancy on the board of directors, whether arising from death, resignation, removal, disability, an increase in the number of directors or any other cause, may be filled only by a majority vote of the remaining directors, though less than a quorum.

TRANSFER AGENT AND REGISTRAR

     Mellon Investor Services, LLC acts as transfer agent and registrar for our Common Stock.

                                  UNDERWRITING

     We, the selling stockholder and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

                                                              Number of
                        Underwriters                            Shares
                        ------------                          ---------
Goldman, Sachs & Co. .......................................   5,494,994
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................   5,494,995
                                                              ----------
             Total..........................................  10,989,989
                                                              ==========

     The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,648,498 shares from the selling stockholder to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,648,498 additional shares.

                              Paid by the Selling Stockholder
                              -------------------------------
                                                               No Exercise    Full Exercise
                                                               -----------    -------------
Per Share...................................................  $       0.522   $       0.522
Total.......................................................  $5,736,774.26   $6,597,290.21

     Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.31 per share from the initial price to public. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $0.10 per share from the initial price to public. If all the shares are not sold at the initial price to public, the underwriters may change the offering price and the other selling terms.

     Reader's Digest has agreed with the underwriters that, during the period beginning from the date of this prospectus and continuing to and including the date 90 days after the date of this prospectus, it will not offer, sell, contract to sell or otherwise dispose of any Common Stock or other securities of Reader's Digest (other than pursuant to employee benefit and compensation plans existing on the date of this prospectus, on the conversion or exchange of convertible or exchangeable securities outstanding on the date of this prospectus, or to new or prospective employees in the ordinary course of its business) which are substantially similar to the Common Stock, or which are convertible or exchangeable into Common Stock or other securities which are substantially similar to the Common Stock, without the prior written consent of the underwriters.

     The selling stockholder has agreed with the underwriters that, during the period beginning from the date of this prospectus and continuing to and including the date 90 days after the date of this prospectus, the selling stockholder will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our Common Stock, or any options or warrants to purchase any shares of our Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our Common Stock without the prior written consent of the underwriters (subject to limited exceptions). The selling stockholder has also agreed that this agreement applies to any hedging or other transaction that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of our Common Stock even if our Common Stock would be disposed of by someone other than such stockholder.

     In connection with the offering, the underwriters may purchase and sell shares of Common Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the selling stockholder in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Common Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Common Stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or mitigating a decline in the market price of the company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Common Stock. As a result, the price of the Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     Reader's Digest and the selling stockholder estimate that their share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately
$340,000 and $186,000, respectively.

     Reader's Digest and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

     Each of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Reader's Digest and the selling stockholder, for which they have and will, as applicable, receive customary fees and expenses.

                                 LEGAL MATTERS

     The validity of the shares of our Common Stock offered hereby will be passed upon for us by C.H.R. DuPree, Esq., Vice President, Corporate Secretary and Associate General Counsel of Reader's Digest. Mr. DuPree is a participant in Reader's Digest's stock incentive plans and various other stock benefit plans offered to employees of Reader's Digest. The underwriters have been represented in this transaction by Cravath, Swaine & Moore LLP, New York, New York. The selling stockholder has been represented in this transaction by Shearman & Sterling LLP, New York, New York.

                                    EXPERTS

     Our consolidated financial statements as of June 30, 2003 and 2002, and for each of the years in the three-year period ended June 30, 2003, have been included in this prospectus in reliance upon the report of KPMG LLP, independent accountants, and upon the authority of that firm as experts in accounting and auditing.

                      CONSOLIDATED FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Financial Statements:
  Consolidated Statements of Income -- For the Years Ended
     June 30, 2003, 2002 and 2001...........................   F-2
  Consolidated Balance Sheets -- June 30, 2003 and 2002.....   F-3
  Consolidated Statements of Cash Flows -- For the Years
     Ended June 30, 2003, 2002 and 2001.....................   F-4
  Consolidated Statements of Changes in Stockholders'
     Equity -- For the Years Ended June 30, 2003, 2002 and
     2001...................................................   F-5
Notes to Consolidated Financial Statements..................   F-6
Independent Auditors' Report................................  F-37
Report of Management........................................  F-38

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                 YEARS ENDED JUNE 30,
                                                           ---------------------------------
                                                             2003        2002        2001
                                                             ----        ----        ----
                                                                 (IN MILLIONS, EXCEPT
                                                                    PER SHARE DATA)
REVENUES.................................................  $ 2,474.9   $ 2,368.6   $ 2,518.2
Product, distribution and editorial expenses.............   (1,002.2)     (947.7)     (971.2)
Promotion, marketing and administrative expenses.........   (1,293.8)   (1,236.5)   (1,299.6)
Other operating items, net...............................      (39.8)      (26.7)      (18.4)
                                                           ---------   ---------   ---------
  OPERATING PROFIT.......................................      139.1       157.7       229.0
Other (expense) income, net..............................      (38.7)      (17.1)      (41.2)
                                                           ---------   ---------   ---------
  INCOME BEFORE PROVISION FOR INCOME TAXES...............      100.4       140.6       187.8
Provision for income taxes...............................      (39.1)      (49.4)      (55.7)
                                                           ---------   ---------   ---------
NET INCOME...............................................  $    61.3   $    91.2   $   132.1
                                                           =========   =========   =========
BASIC AND DILUTED EARNINGS PER SHARE
BASIC EARNINGS PER SHARE
  Weighted average common shares outstanding.............       98.1       100.2       102.7
                                                           ---------   ---------   ---------
  BASIC EARNINGS PER SHARE...............................  $    0.61   $    0.90   $    1.27
                                                           =========   =========   =========
DILUTED EARNINGS PER SHARE
  Adjusted weighted average common shares outstanding....       99.2       100.6       103.7
                                                           ---------   ---------   ---------
  DILUTED EARNINGS PER SHARE.............................  $    0.60   $    0.89   $    1.26
                                                           =========   =========   =========

          See accompanying Notes to Consolidated Financial Statements.

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                   AT JUNE 30,
                                                              ---------------------
                                                                2003        2002
                                                                ----        ----
                                                                  (IN MILLIONS)
                                      ASSETS
Current assets
  Cash and cash equivalents.................................  $    51.3   $   107.6
  Accounts receivable, net..................................      256.5       295.2
  Inventories...............................................      155.7       156.0
  Prepaid and deferred promotion costs......................      132.7       140.9
  Prepaid expenses and other current assets.................      191.8       153.2
                                                              ---------   ---------
TOTAL CURRENT ASSETS........................................      788.0       852.9
Property, plant and equipment, net..........................      162.5       168.1
Goodwill....................................................    1,009.4     1,004.0
Other intangible assets, net................................      212.3       240.6
Other noncurrent assets.....................................      427.3       426.3
                                                              ---------   ---------
TOTAL ASSETS................................................  $ 2,599.5   $ 2,691.9
                                                              =========   =========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Loans and notes payable...................................  $    31.3   $   132.7
  Accounts payable..........................................       97.5       102.8
  Accrued expenses..........................................      281.4       283.2
  Income taxes payable......................................       36.5        28.4
  Unearned revenues.........................................      414.8       416.1
  Other current liabilities.................................       19.7         6.8
                                                              ---------   ---------
TOTAL CURRENT LIABILITIES...................................      881.2       970.0
Postretirement and postemployment benefits other than
  pensions..................................................      121.9       128.1
Unearned revenues...........................................      127.6       134.8
Long-term debt..............................................      834.7       818.0
Other noncurrent liabilities................................      233.8       169.1
                                                              ---------   ---------
TOTAL LIABILITIES...........................................  $ 2,199.2   $ 2,220.0
                                                              ---------   ---------
Commitments and Contingencies (Notes 6, 11 and 13)
Stockholders' equity (Note 12)
  Capital stock.............................................       17.6        25.5
  Paid-in capital...........................................      215.0       224.6
  Retained earnings.........................................    1,301.6     1,261.2
  Accumulated other comprehensive (loss) income.............     (109.2)      (89.7)
  Treasury stock, at cost...................................   (1,024.7)     (949.7)
                                                              ---------   ---------
TOTAL STOCKHOLDERS' EQUITY..................................      400.3       471.9
                                                              ---------   ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $ 2,599.5   $ 2,691.9
                                                              =========   =========

          See accompanying Notes to Consolidated Financial Statements.

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED JUNE 30,
                                                              ---------------------------
                                                               2003      2002      2001
                                                               ----      ----      ----
                                                                     (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................  $  61.3   $  91.2   $ 132.1
Equity in losses of BrandDirect Marketing...................       --        --      24.9
Investment impairments......................................       --       2.5      21.3
Asset impairments...........................................      3.2      11.7       6.6
Depreciation and amortization...............................     64.7      35.9      56.8
Net (gain) loss on the sales of certain assets, other
  businesses and contract terminations......................     (8.6)     (6.9)    (13.3)
Changes in current assets and liabilities, net of effects of acquisitions and dispositions
  Accounts receivable, net..................................     55.0       2.5     (40.0)
  Inventories...............................................      6.4      21.8     (45.5)
  Unearned revenues.........................................    (12.1)     (5.2)     21.7
  Accounts payable and accrued expenses.....................    (20.1)     24.7    (109.4)
  Other, net................................................      7.8      35.7      40.9
Changes in noncurrent assets and liabilities, net of effects
  of acquisitions and dispositions..........................     (4.3)    (81.4)    (79.4)
                                                              -------   -------   -------
NET CHANGE IN CASH DUE TO OPERATING ACTIVITIES..............    153.3     132.5      16.7
                                                              -------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities and sales of marketable securities,
  short-term investments and contract terminations..........      5.2      11.6      12.4
Proceeds from sales of businesses and other long-term
  investments, net..........................................       --       2.2       1.3
Proceeds from sales of property, plant and equipment........      5.5       2.4       1.4
Investments in and advances to BrandDirect Marketing........       --        --     (24.0)
Purchases of investments, marketable securities and
  licensing agreements......................................    (10.5)     (1.3)       --
Payments for business acquisitions, net of cash acquired....       --    (763.2)     (2.3)
Capital expenditures........................................    (15.7)    (24.6)    (43.5)
                                                              -------   -------   -------
NET CHANGE IN CASH DUE TO INVESTING ACTIVITIES..............    (15.5)   (772.9)    (54.7)
                                                              -------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds (repayments) of revolving credit and other
  facilities, net...........................................     (0.6)   (160.4)     73.1
(Repayments) proceeds from Term Loan........................    (84.7)    950.0        --
Proceeds from employee stock purchase plan and exercise of
  stock options.............................................      4.3       8.6      19.8
Dividends paid..............................................    (21.0)    (21.3)    (21.9)
Common Stock repurchased....................................   (101.7)    (64.1)    (34.1)
Other, net..................................................      6.9       2.7      (0.9)
                                                              -------   -------   -------
NET CHANGE IN CASH DUE TO FINANCING ACTIVITIES..............   (196.8)    715.5      36.0
                                                              -------   -------   -------
Effect of exchange rate fluctuations on cash and cash
  equivalents...............................................      2.7      (2.9)    (12.3)
                                                              -------   -------   -------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................    (56.3)     72.2     (14.3)
                                                              -------   -------   -------
Cash and cash equivalents at beginning of year..............    107.6      35.4      49.7
                                                              -------   -------   -------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $  51.3   $ 107.6   $  35.4
                                                              =======   =======   =======
SUPPLEMENTAL INFORMATION
Cash paid for interest......................................  $  39.6   $   9.3   $  14.8
Cash paid for income taxes..................................  $  36.2   $  40.8   $  58.7

          See accompanying Notes to Consolidated Financial Statements.

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                               CAPITAL STOCK
                                      --------------------------------                         ACCUMULATED
                                                           UNAMORTIZED                            OTHER       TREASURY
                                      PREFERRED   COMMON   RESTRICTED    PAID-IN   RETAINED   COMPREHENSIVE   STOCK, AT
                                        STOCK     STOCK       STOCK      CAPITAL   EARNINGS   (LOSS) INCOME     COST       TOTAL
                                      ---------   ------   -----------   -------   --------   -------------   ---------    -----
                                                                             (IN MILLIONS)
BALANCE AT JUNE 30, 2000............    $28.8      $1.4      $ (1.3)     $223.1    $1,081.1      $  31.0      $  (885.3)  $ 478.8
                                        -----      ----      ------      ------    --------      -------      ---------   -------
Comprehensive income
 Net income.........................                                                 132.1                                  132.1
 Other comprehensive income:
   Translation loss.................                                                               (15.6)                   (15.6)
   Net unrealized loss on
     investments, net of deferred
     taxes of $50.9.................                                                               (94.4)                   (94.4)
   Reclassification adjustments for
     gains that are included in net
     income, net of deferred taxes
     of $2.5........................                                                                (4.7)                    (4.7)
   Net unrealized gain on
     derivatives, net of deferred
     taxes of $0.5..................                                                                 0.8                      0.8
   Minimum pension liability, net of
     deferred taxes of $0.9.........                                                                (1.7)                    (1.7)
                                                                                                                          -------
Total comprehensive income..........                                                                                         16.5
                                                                                                                          =======
Stock issued under various plans....                            0.7         3.0                                    16.8      20.5
Common Stock repurchased............                                                                              (34.1)    (34.1)
Common Stock dividends..............                                                 (20.6)                                 (20.6)
Preferred stock dividends...........                                                  (1.3)                                  (1.3)
                                        -----      ----      ------      ------    --------      -------      ---------   -------
BALANCE AT JUNE 30, 2001............     28.8       1.4        (0.6)      226.1    1,191.3         (84.6)        (902.6)    459.8
                                        -----      ----      ------      ------    --------      -------      ---------   -------
Comprehensive income
 Net income.........................                                                  91.2                                   91.2
 Other comprehensive income:
   Translation gain.................                                                                13.0                     13.0
   Net unrealized gain on
     investments, net of deferred
     taxes of $1.9..................                                                                 3.6                      3.6
   Reclassification adjustments for
     gains that are included in net
     income, net of deferred taxes
     of $2.5........................                                                                (4.7)                    (4.7)
   Net realized loss on derivatives,
     net of deferred taxes of
     $0.5...........................                                                                (0.8)                    (0.8)
   Minimum pension liability, net of
     deferred taxes of $6.8.........                                                               (16.2)                   (16.2)
                                                                                                                          -------
Total comprehensive income..........                                                                                         86.1
                                                                                                                          =======
Stock issued under various plans....                           (4.1)       (1.5)                                   17.0      11.4
Common Stock repurchased............                                                                              (64.1)    (64.1)
Common Stock dividends..............                                                 (20.0)                                 (20.0)
Preferred stock dividends...........                                                  (1.3)                                  (1.3)
                                        -----      ----      ------      ------    --------      -------      ---------   -------
BALANCE AT JUNE 30, 2002............     28.8       1.4        (4.7)      224.6    1,261.2         (89.7)        (949.7)    471.9
Comprehensive income
 Net income.........................                                                  61.3                                   61.3
 Other comprehensive income:
   Translation gain.................                                                                19.0                     19.0
   Reclassification adjustments for
     gains that are included in net
     income, net of deferred taxes
     of $1.8........................                                                                (3.3)                    (3.3)
   Net realized loss on derivatives,
     net of deferred taxes of
     $0.8...........................                                                                (1.4)                    (1.4)
   Minimum pension liability, net of
     deferred taxes of $14.7........                                                               (33.8)                   (33.8)
                                                                                                                          -------
Total comprehensive income..........                                                                                      $  41.8
                                                                                                                          =======
Stock issued under various plans....                           (8.0)       (9.5)                                   26.7       9.2
Reclassification of par value due to
 the recapitalization
 transactions.......................                0.1                    (0.1)                                               --
Common Stock repurchased............                                                                             (101.7)   (101.7)
Common Stock dividends..............                                                 (19.6)                                 (19.6)
Preferred stock dividends...........                                                  (1.3)                                  (1.3)
                                        -----      ----      ------      ------    --------      -------      ---------   -------
BALANCE AT JUNE 30, 2003............    $28.8      $1.5      $(12.7)     $215.0    $1,301.6      $(109.2)     $(1,024.7)  $ 400.3
                                        =====      ====      ======      ======    ========      =======      =========   =======

          See accompanying Notes to Consolidated Financial Statements.

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DOLLARS IN MILLIONS, EXPECT PER SHARE DATA

     Unless otherwise indicated, references in Notes to Consolidated Financial Statements to "we," "our" and "us" are to The Reader's Digest Association, Inc. and its subsidiaries. All references to 2003, 2002 and 2001, unless otherwise indicated, are to fiscal 2003, fiscal 2002 and fiscal 2001, respectively. Our fiscal year represents the period from July 1 through June 30.

NOTE 1  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OUR BUSINESS

     We are a diversified media company that produces books, magazines and other products worldwide. We sell these and other products through direct marketing and direct sales channels. Our best known trademark is our flagship magazine, Reader's Digest. We conduct business through three operating segments: Reader's Digest North America, Consumer Business Services and International Businesses. For further commentary regarding these segments, see Management's Discussion and Analysis and Note 14, Segments.

BASIS OF PRESENTATION AND USE OF ESTIMATES

     The accompanying consolidated financial statements include the accounts of The Reader's Digest Association, Inc. and its majority-owned subsidiaries. These financial statements are prepared in conformity with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of operating revenues and expenses during the reporting period. These estimates are based on management's knowledge of current events and actions that we may undertake in the future; however, actual results may ultimately differ from those estimates. The primary estimates underlying our consolidated financial statements include allowances for returns and doubtful accounts, valuation of inventories, valuation of direct response advertising and subscriber acquisition costs, valuation of deferred tax assets, and pension, postemployment and postretirement benefits.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. However, we believe our concentrations of credit risk with respect to trade receivables are limited due to our large number of customers, their low dollar balances and their dispersion across many different geographic and economic environments.

CASH AND CASH EQUIVALENTS

     We consider all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. The carrying amount approximates fair value based upon the short-term maturity of these investments.

INVENTORIES

     Inventories consist primarily of finished goods and raw materials (including paper) and are stated at the lower of cost or market value. Cost is determined under the first-in, first-out (FIFO) method for all inventories.

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

PROPERTY, PLANT AND EQUIPMENT, NET

     Assets that comprise property, plant and equipment, net are stated at cost less accumulated depreciation. Depreciation expense is generally calculated on a straight-line basis over the estimated useful lives of the assets: 10-40 years for buildings and three to ten years for equipment, furniture and fixtures. Leasehold improvements are amortized using the straight-line basis over the term of the lease or the useful life of the improvement, whichever is shorter.

GOODWILL AND OTHER INTANGIBLE ASSETS, NET

     Goodwill is composed of the excess of costs over the fair value of net assets of acquired businesses. Other intangible assets, net is composed of licensing agreements, customer lists, tradenames and other items.

     In accordance with the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," on July 1, 2001, we ceased amortization of goodwill and intangible assets with indefinite lives. Acquired intangibles with finite lives are amortized, on a straight-line basis, over their estimated useful lives. Most of our intangibles currently have useful lives ranging from two to ten years. Prior to the adoption of SFAS No. 142, goodwill was amortized, on a straight-line basis, over varying periods not in excess of 40 years.

     SFAS No. 142 requires that the carrying amount of goodwill and intangibles with indefinite lives be evaluated, at least annually, for recoverability. This assessment involves comparing the fair value of the reporting unit or asset, as applicable, to its carrying value. Recognition of the impairment, if any, is determined in accordance with the statement. In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," we review our intangible assets with finite lives for impairment whenever events or changes in circumstances indicate that the carrying amount of that asset may not be recoverable. We measure recoverability by comparing the asset's carrying amount to the undiscounted future net cash flows expected to be generated by the asset. If we determine that the asset is impaired, the impairment recognized is the amount by which the carrying amount of the asset exceeds the fair value of the asset. See Note 6, Goodwill and Other Intangible Assets, Net, for additional information on our adoption of SFAS No. 142.

INVESTMENTS

EQUITY METHOD INVESTMENTS

     The equity method is used to account for investments in entities that are not majority-owned by us and that we do not control but over which we have the ability to exercise significant influence. Generally, under the equity method, original investments in these affiliates are recorded at cost and are subsequently adjusted by our share of equity in earnings or losses after the date of acquisition (including amortization of goodwill prior to July 1, 2001). Equity in earnings or losses of each affiliate is recorded according to our level of ownership until our investment has been fully depleted. If our investment has been fully depleted, we recognize the full amount of the losses generated by the affiliate only when we are the primary funding source. These investments are recorded in other noncurrent assets on the balance sheets.

COST METHOD INVESTMENTS

     The cost method is used to account for investments in entities that are not majority-owned and that we do not control or have the ability to significantly influence. Investments of this type

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES are recorded at cost, less valuation allowances, and are included in other noncurrent assets on the balance sheets.

MARKETABLE SECURITIES

     All of our marketable securities are classified as available-for-sale. Accordingly, these securities are recorded at fair value in other noncurrent assets on the balance sheets. Unrealized gains and losses on available-for-sale securities, net of tax, are recorded in other comprehensive income in stockholders' equity on the balance sheets. Realized gains and losses, and declines in carrying value deemed to be other than temporary, are recorded in other (expense) income, net on the income statements.

IMPAIRMENT OF LONG-LIVED ASSETS

     We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such an asset may not be recoverable. We measure the recoverability of an asset that is to be held and used by comparing its carrying amount to the undiscounted future net cash flows expected to be generated by the asset. If we determine that the asset is impaired, the impairment recognized is the amount by which the carrying amount of the asset exceeds the fair value of the asset.

DEBT ISSUANCE COSTS

     Debt issuance costs consist of fees and expenses incurred in connection with our borrowings. These fees are being amortized over the terms of the related debt agreements, currently ranging from three to five years. Capitalized debt issuance costs are included in other noncurrent assets on the balance sheets.

STOCK-BASED COMPENSATION

     We account for stock-based compensation under SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by this standard, compensation cost is recognized for stock-based compensation using the intrinsic value method under APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under this method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. Since our practice is to grant stock options at fair market value at the date of grant, no compensation cost is recognized. Compensation cost is recognized with respect to restricted stock and similar instruments.

     As required under SFAS No. 123 and SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123," we have included the table below which presents our net income and basic and diluted earnings per share as reported on our income statements for the respective periods and adjusts these amounts to include the pro forma impact of using the fair value based method to calculate stock compensation expense as prescribed under SFAS No. 123. The fair value of our options on the date of grant was calculated using the Black-Scholes option-pricing model. The pro forma stock

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES compensation would result in an additional $(13.1), $(14.2) and $(14.0) of expense, net of tax, for the years ended June 30, 2003, 2002 and 2001, respectively.

                                                               2003    2002     2001
                                                               ----    ----     ----
NET INCOME
As reported.................................................   $61.3   $91.2   $132.1
Pro forma...................................................   $48.2   $77.0   $118.1
EARNINGS PER SHARE
As reported -- basic........................................   $0.61   $0.90   $ 1.27
Pro forma -- basic..........................................   $0.48   $0.76   $ 1.14
As reported -- diluted......................................   $0.60   $0.89   $ 1.26
Pro forma -- diluted........................................   $0.47   $0.75   $ 1.13

     For the years ended June 30, 2003, 2002 and 2001, $(4.0), $(1.8) and
$(0.5), net of tax, respectively, of expenses related to restricted stock and other stock compensation are included in our net income and earnings per share, as reported. Additional information is presented in Note 9, Employee Equity Compensation Plans.

FINANCIAL INSTRUMENTS

     Due to the short maturities of our cash, temporary investments, receivables and payables, the carrying value of these financial instruments approximates their fair values.

     We record all derivative instruments on our balance sheets at fair value. Derivatives that are not classified as hedges are adjusted to fair value through earnings. Changes in fair value of the derivatives that we have designated and that qualify as effective hedges are recorded in either other comprehensive income or earnings, as appropriate. The ineffective portion of our derivatives that are classified as hedges is immediately recognized in earnings.

REVENUES

MAGAZINES

     Sales of our magazine subscriptions, less estimated cancellations, are deferred and recognized as revenues proportionately over the subscription period. Revenues from sales of magazines through the newsstand are recognized at the issue date, net of an allowance for returns. Advertising revenues are recorded as revenues at the time the advertisements are published, net of discounts and advertising agency commissions.

SPONSOR FUNDRAISING PROGRAMS

     Our sponsor fundraising program business, which operates principally through QSP, Inc., receives its revenues net of amounts due to its sponsors. Accordingly, we present revenues net of sponsors' earnings. Sales of subscriptions to magazines published by other companies and sales of music products are recorded as revenues at the time orders are submitted to the publisher, net of bad debts and remittances to magazine and music publishers.

BOOKS, DISPLAY MARKETING AND OTHER PRODUCTS

     Revenues are recorded when title passes, net of provisions for estimated returns and bad debts. For our display marketing products, title passes either at the point of sale or at the time of shipment. In certain circumstances, our promotion entitles the customer to a preview period. Revenue generated by these promotions is recognized after the preview period lapses.

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

     When we recognize revenues for most of our products, we also record an estimate of bad debts and returns. These estimates are based on historical data and the method of promotion. Reserve levels are adjusted as actual data is received. In the direct marketing business, returns and bad debts are tied to customer responses to our promotional efforts. Accordingly, we deduct both estimates of bad debts and of returns from gross revenue.

FINANCIAL SERVICES MARKETING ALLIANCES

     Revenues from our financial services marketing alliances are based on amounts negotiated through contracts with our alliance partners. Such amounts are recognized as revenue as it is earned. In circumstances where amounts are received in advance, we defer revenue recognition until such amounts are earned.

PROMOTION COSTS

     Costs of direct response advertising are accounted for under the American Institute of Certified Public Accountants Statement of Position (SOP) 93-7, "Reporting on Advertising Costs." Under SOP 93-7, costs associated with direct response advertising that can be directly linked to eliciting sales and result in probable future benefits are capitalized on a cost-pool-by-cost-pool basis. Magazine related direct response advertising costs are amortized over the expected future revenue stream, generally one to three years. Books and home entertainment advertising costs are amortized over a period that is generally less than one year. We assess the carrying amount of our capitalized direct response advertising costs for recoverability on a periodic basis.

     Direct response advertising consists primarily of promotion costs incurred in connection with the sale of magazine subscriptions, books and other products. Promotion expense, which consists of both amortization of capitalized promotion costs and costs expensed as incurred, included in our income statements totaled $(670.6), $(666.3) and $(719.1) for 2003, 2002 and 2001, respectively. Prepaid and deferred promotion costs included on the balance sheets were $132.7 and $140.9 as of June 30, 2003 and 2002, respectively. Amounts included in other noncurrent assets on the balance sheets were $21.2 and $21.8 as of June 30, 2003 and 2002, respectively.

     Commissions earned by agents for new magazine subscribers are included in promotion, marketing and administrative expenses on the income statements. These costs are deferred and amortized over the related subscription term, typically one to three years. Amounts deferred and included in prepaid expenses and other current assets on the balance sheets were $33.2 and $42.3 as of June 30, 2003 and 2002, respectively. Amounts included in other noncurrent assets on the balance sheets were $26.5 and $34.5 as of June 30, 2003 and 2002, respectively.

INCOME TAXES

     Income taxes are accounted for under the provisions of SFAS No. 109, "Accounting for Income Taxes." In accordance with SFAS No. 109, deferred income taxes, net of valuation allowances, reflect the future tax consequences of differences between the financial statement and tax bases of assets and liabilities. These deferred taxes are calculated by applying currently enacted tax laws.

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

BASIC AND DILUTED EARNINGS PER SHARE

     Basic earnings per share is computed by dividing net income less preferred stock dividend requirements ($1.3 for each of 2003, 2002 and 2001) by the weighted average number of shares of Common Stock outstanding during the year. Diluted earnings per share is computed in the same manner except that the weighted average number of shares of Common Stock outstanding assumes the exercise and conversion of certain stock options and vesting of certain restricted stock (1.2 million shares for 2003, 0.4 million shares for 2002 and 1.0 million shares for 2001).

     Options to purchase approximately 12.1 million shares of Common Stock were outstanding during 2003, but were not included in the computation of diluted earnings per share (10.3 million shares in 2002 and 5.5 million shares in 2001). The exercise prices of these options were greater than the average market price of the Common Stock during the period.

FOREIGN CURRENCY TRANSLATION

     The functional currency for most foreign operations is the local currency. Revenues and expenses denominated in foreign currencies are translated at average monthly exchange rates prevailing during the year. The assets and liabilities of international subsidiaries are translated into U.S. dollars at the rates of exchange in effect at the balance sheet date. The resulting translation adjustment is reflected as a separate component of stockholders' equity in accumulated other comprehensive (loss) income.

     The U.S. dollar is used as the functional currency for subsidiaries operating in highly inflationary economies, for which both translation adjustments and gains and losses on foreign currency transactions are included in other (expense) income, net.

RECLASSIFICATIONS

     Certain reclassifications have been made to amounts in prior periods to conform to the current period presentation.

RECENT ACCOUNTING STANDARDS

     In January 2003, the FASB issued FASB Interpretation (FIN) No. 46, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51." FIN No. 46 introduces a new consolidation model with respect to variable interest entities. The new model requires that the determination of control should be based on the potential variability in gains and losses of the variable interest entity being evaluated. The entity with the majority of the variability in gains and losses is deemed to control the variable interest entity and is required to consolidate it. This interpretation is effective on July 1, 2003 (for us, effective fiscal 2004 and thereafter).

     On May 15, 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for classifying certain financial instruments that represent obligations, yet also have characteristics similar to equity instruments. Specifically, SFAS No. 150 addresses the accounting for instruments such as mandatorily redeemable securities, certain option contracts and obligations to be settled in shares. SFAS No. 150 is effective for interim periods beginning after June 15, 2003 (for us, effective fiscal 2004 and thereafter).

     Adoption of FIN No. 46 and SFAS No. 150 will not have a material impact on our operating results.

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

NOTE 2  ACQUISITIONS AND INVESTMENTS

ACQUISITIONS

     On May 20, 2002, we purchased substantially all of the assets and assumed certain liabilities of Reiman Holding Company, LLC and subsidiaries (Reiman). Reiman publishes cooking, gardening, country lifestyle and nostalgia magazines and books and operates other complementary businesses in the United States and Canada. The total purchase price of $760.0, plus capitalized acquisition costs of $8.2, was financed entirely through bank and institutional borrowings. The acquisition was accounted for using the purchase method of accounting and resulted in $651.7 of goodwill on the date of acquisition, which is deductible for tax purposes. Reiman's results have been consolidated since May 20, 2002. We acquired Reiman to:

     - generate significant purchasing and product-related synergies with our existing businesses,

     - reduce our reliance on sweepstakes promotions,

     - expand our direct marketing database, and

     - allow for geographic expansion of certain Reiman products.

     As with most acquisitions of magazine publishers, we also acquired a significant subscription liability.

     The following table represents the fair values of assets acquired and liabilities assumed at the date of acquisition:


Current assets..............................................  $ 101.1
Property, plant and equipment...............................     10.7
Identified intangible assets................................    206.8
Goodwill....................................................    651.7
Other noncurrent assets.....................................     21.6
                                                              -------
  TOTAL ASSETS ACQUIRED.....................................    991.9
Current liabilities.........................................   (154.2)
Long-term liabilities.......................................    (69.5)
                                                              -------
  NET ASSETS ACQUIRED.......................................  $ 768.2
                                                              =======

     Identified intangible assets comprised tradenames and customer lists. The tradenames, with a fair value of $89.7, were determined to have an indefinite life. The subscriber lists, with a fair value of $117.1, are amortized over their estimated useful lives, ranging from three to six years. The weighted average useful life of the customer lists is approximately 3.5 years. For changes in goodwill and acquired intangibles subsequent to the date of acquisition, see Note 6, Goodwill and Other Intangible Assets, Net.
                                       F-12

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

     The following table presents pro forma information as though the acquisition took place at the beginning of the periods presented.

                                                                2002       2001
                                                                ----       ----
PRO FORMA INFORMATION (UNAUDITED):
  Revenues..................................................  $2,648.2   $2,824.4
  Net income................................................  $   92.3   $  110.9
EARNINGS PER SHARE (UNAUDITED):
  Basic.....................................................  $   0.91   $   1.07
  Diluted...................................................  $   0.90   $   1.06

     These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional amortization expense for identified intangibles, increased interest expense from the incurrence of debt and lower interest income from reduced cash on hand. The results are not intended to be indicative of the results of operations that actually would have resulted had the acquisition occurred at the beginning of each period, or of future results of operations of our consolidated entity.

AVAILABLE-FOR-SALE MARKETABLE SECURITIES

     Marketable securities included in other noncurrent assets on the balance sheets primarily represent the fair market value (based on quoted market prices) of our investments in LookSmart, Ltd. These securities are accounted for and classified as available-for-sale securities. As of June 30, 2003 and 2002, the market value of our investment in LookSmart shares totaled $0.6 and $5.7, respectively.

     The net unrealized gain on these investments, net of deferred taxes, is included in accumulated other comprehensive (loss) income in stockholders' equity on the balance sheets and amounted to $0.4 and $3.7 as of June 30, 2003 and 2002, respectively. In addition, during 2001 we recorded an impairment of $(10.0) related to our investment in WebMD Corp, which was sold in 2002. This impairment represented a charge to record what we believed to be an other-than-temporary decline in the market value of our shares of WebMD.

     During 2003 and 2002 we sold approximately 2.7 million shares and 4.2 million shares, respectively, of LookSmart and recorded pre-tax gains of $5.1 and $7.3, respectively, in other (expense) income, net on the income statements.

INVESTMENTS, EQUITY METHOD

     Long-term equity investments included in other noncurrent assets on the balance sheets represent our investment in BrandDirect Marketing, Inc. Due to additional funding in the form of an advance and other circumstances, we had the ability to exercise significant influence as defined in APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock." In accordance with APB Opinion No. 18, equity in losses of this investment (including goodwill amortization prior to July 1, 2001) was included in other (expense) income, net on the income statements. As of June 30, 2001, we had written down our investment in BrandDirect Marketing to zero.

INVESTMENTS, AT COST

     Investments carried at cost are included in other noncurrent assets on the balance sheets. As of June 30, 2003, we had no investments carried at cost on our balance sheets. During June

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

2002, we recorded an impairment charge on our investment in Schoolpop, Inc. of $(2.5) and sold a portion of our investment in e-finet.com, which had been written down to zero in 2001.

NOTE 3  OTHER OPERATING ITEMS, NET

     Charges included in other operating items, net primarily represent the streamlining of our organizational structure and the strategic repositioning of certain businesses.

     Charges recorded prior to December 31, 2002 were recorded in accordance with Emerging Issues Task Force Issue (EITF) No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs To Exit an Activity (Including Certain Costs Associated with a Restructuring)." EITF No. 94-3 required that amounts related to restructuring actions be recorded only when management was committed to an exit plan. In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," superseding EITF No. 94-3. Under SFAS No. 146, costs associated with restructuring actions, including one-time severance benefits, are only recorded once a liability has been incurred. SFAS No. 146 does not consider severance benefits determined pursuant to an existing formula as one-time benefits. As our severance programs do not qualify as one-time benefits, we recognize severance amounts pursuant to SFAS No. 112, "Employers' Accounting for Postemployment Benefits" and SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" (the impact of pension curtailments and settlements that are directly attributable to our restructuring actions were recorded in accordance with SFAS No. 88). As such, severance amounts were recorded when a termination plan was developed and approved and when payment was probable and estimable. Other amounts related to restructuring actions, including contract terminations, are recorded based upon fair value in accordance with SFAS No. 146. Asset impairments were calculated in accordance with the provisions of SFAS No. 144.

     We recorded charges for other operating items, net of $(39.8) in 2003, $(26.7) in 2002 and $(18.4) in 2001. The components of other operating items, net are described in further detail below:

     - SEVERANCE COSTS -- These charges represent the cost to separate employees from our operations as a result of costs incurred to streamline the organization.

     - CONTRACT TERMINATIONS -- These charges represent costs incurred to terminate contractual obligations in connection with streamlining activities.

     - IMPAIRMENT LOSSES -- We incurred charges related to the carrying value of intangible assets, certain leasehold improvements, computer hardware and software and, to a lesser extent, property, plant and equipment no longer used in our operations.

     For charges recorded prior to December 2002, in certain instances circumstances arose that resulted in decisions to retain employees previously identified for termination, and in certain other instances the costs associated with actions identified were settled for less than originally anticipated. In these instances, the associated charges were reversed.

     During 2003, other operating items, net of $(39.8) comprised:

     - Charges of $(45.3), including $(37.6) for severance costs, $(3.2) related to asset impairments and $(4.5) related to other items. These charges were taken to lower our cost base in commensuration with our current revenues and in an effort to streamline our operations.

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

       The $(37.6) of severance costs relates to the termination of approximately 580 positions, of which 35% are located in North America and 65% are located outside North America. Of the total positions, approximately 50% have been separated as of June 30, 2003. The remaining positions will be terminated during the next several fiscal quarters.

       Asset impairment charges of $(3.2) are primarily attributable to write-offs of software and other capitalized costs related to unprofitable businesses and discontinued products. Other costs of $(4.5) principally comprised costs incurred to review and compile the restructuring plan utilized to streamline our operations in certain domestic and international markets.

     - Income of $2.8 representing net adjustments to litigation-related accrual balances, established in previous years, following settlement of a lawsuit in the first quarter of 2003.

     - Income of $2.7 related to reversals of primarily severance charges recorded in previous years. Reversals of accruals recorded in previous years represent circumstances where conditions changed after the date the accrual was established.

     During 2002, other operating items, net of $(26.7) comprised the following actions: $(5.6) related to the closure of Gifts.com, Inc.; $(12.8) related to the scaling back of our U.S. Books and Home Entertainment business; and $(17.2) related to streamlining various U.S. and international businesses and reducing global staffing levels. These charges were partially offset by adjustments to reserves of $8.9. These charges and adjustments comprised:

     - Charges of $(35.6), including $(14.7) for severance costs, $(8.0) for contract terminations, and $(12.9) for asset impairments and other items.

       The $(14.7) of severance costs related to the separation of 289 employees. Approximately 16% of the employees identified were located outside the United States. A majority of the employee separations included in the severance charge were related to U.S. Books and Home Entertainment and administrative functions that support this business, including information technology personnel and Gifts.com, Inc. As of June 30, 2003, substantially all of these positions had been eliminated. Severance charges associated with those positions that were not eliminated were reversed in 2003.

     - Adjustments of $6.9 related to accrual balances from charges originally recorded in 2001 and prior periods. Reversals of accruals recorded in previous years represent circumstances where conditions changed after the date the accrual was established.

     - A reversal of $2.0 pertaining to a pending legal matter that was originally recorded in prior years in other operating items, net.

     During 2001, other operating items, net of $(18.4) comprised:

     - Charges of $(31.8) primarily for severance costs associated with restructuring U.S. Books and Home Entertainment, streamlining European operations and reducing overall staff levels. All of the 380 employees included in the 2001 charge were separated from our operations as of June 30, 2003.

     - Adjustments of $9.9 to accrual balances from charges originally recorded in years prior to 2001 as a result of unexpected delays in the outsourcing of certain activities.

     - An additional adjustment as a result of a favorable tax settlement of $14.5 of which $10.1 was originally recorded in other operating items, net and $4.4 was originally recorded in administrative expenses.

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

     - Asset impairments of $(6.6) related primarily to goodwill associated with our investment in Walking magazine. We sold this magazine in the first quarter of 2002.

     At June 30, 2003, we had restructuring reserves for other operating items, net of $34.7, primarily for severance costs and contract terminations that will take place during the next several fiscal quarters. This reserve is included in accrued expenses on the balance sheets. At June 30, 2002, restructuring reserves totaled $31.3, primarily for severance costs and contract terminations. During 2003, we recorded additional restructuring and other reserves of $45.3, which were partially offset by adjustments to these reserve balances of $2.7. In addition, $39.2 was charged to this reserve primarily for severance costs and contract termination payments.

     The table below outlines the activity related to the restructuring actions recorded in 2003 and previous years.

                                 BALANCE AT     (ADJUSTMENTS)/               BALANCE AT
    INITIAL YEAR OF CHARGE      JUNE 30, 2002      ACCRUALS      SPENDING   JUNE 30, 2003
    ----------------------      -------------   --------------   --------   -------------
2002 & prior..................      $31.3           $(2.2)        $(23.0)       $ 6.1
2003..........................         --            44.8          (16.2)        28.6
                                    -----           -----         ------        -----
  TOTAL.......................      $31.3           $42.6         $(39.2)       $34.7
                                    =====           =====         ======        =====

NOTE 4  OTHER (EXPENSE) INCOME, NET

                                                               2003     2002     2001
                                                               ----     ----     ----
Interest income.............................................  $  5.1   $  4.7   $  8.4
Interest expense............................................   (46.5)   (18.6)   (18.3)
Equity in losses of BrandDirect Marketing...................      --       --    (24.9)
Investment impairments(1)...................................      --     (2.5)   (21.3)
Net gain on the sales of certain assets and contract
  terminations(2)...........................................     8.6      6.9     13.3
Net (loss) gain on foreign exchange.........................    (0.1)    (4.2)     1.4
Other (expense) income, net(3)..............................    (5.8)    (3.4)     0.2
                                                              ------   ------   ------
TOTAL OTHER (EXPENSE) INCOME, NET...........................  $(38.7)  $(17.1)  $(41.2)
                                                              ======   ======   ======

---------------
(1) Investment impairments in 2002 represented $(2.5) for Schoolpop. In 2001, impairments included $(10.0) for WebMD, $(7.5), for Schoolpop, $(2.9) for e-finet.com and $(0.9) for Sticky Networks, Inc.

(2) Net gain on the sales of certain assets, other businesses and contract terminations principally included sales of our shares in LookSmart of $5.1 and $7.3 in 2003 and 2002, respectively. In addition, in 2003, this item included a gain of $2.2 on the sale of a building in Australia and a gain of $1.6 from settlement of a class action lawsuit related to fine art sales in previous years. In 2001, this item included the receipt of a contract termination payment of $4.2.

(3) In 2003 and 2002, other (expense) income, net principally comprised expenses associated with our recapitalization transactions. See Note 12, Capital Stock, for additional information. In addition, in 2003, this item included write-offs of currency translation adjustments related to certain discontinued international operations.

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

NOTE 5  SUPPLEMENTAL BALANCE SHEET INFORMATION

     The components of certain balance sheet accounts as of June 30 are as follows:

ACCOUNTS RECEIVABLE, NET

                                                               2003      2002
                                                               ----      ----
GROSS ACCOUNTS RECEIVABLE, TRADE............................  $ 422.7   $ 472.2
  Beginning reserve for returns.............................    (55.2)    (66.2)
  Additions to allowances(1)................................   (349.3)   (361.1)
  Actual returns(2).........................................    360.5     372.1
                                                              -------   -------
ENDING RESERVE FOR RETURNS..................................    (44.0)   ( 55.2)
  Beginning reserve for bad debts...........................   (121.8)    (93.3)
  Additions to allowances(1)................................   (118.2)   (139.6)
  Actual bad debts(2).......................................    117.8     111.1
                                                              -------   -------
ENDING RESERVE FOR BAD DEBTS................................   (122.2)   (121.8)
                                                              -------   -------
ENDING RESERVE FOR RETURNS AND BAD DEBTS....................   (166.2)   (177.0)
                                                              -------   -------
ACCOUNTS RECEIVABLE, NET....................................  $ 256.5   $ 295.2
                                                              =======   =======

---------------
(1) Additions to allowances represent estimated reserves established at the time of revenue recognition for returns and bad debts in accordance with SFAS No. 48, "Revenue Recognition When Right of Return Exists." Amounts are recorded as an offset to revenues.

(2) Actual returns and bad debts include actual experience during the period and the effects of foreign currency translation.

INVENTORIES

                                                               2003     2002
                                                               ----     ----
Raw materials...............................................  $  9.3   $ 14.7
Work-in-progress............................................     6.2      8.7
Finished goods..............................................   140.2    132.6
                                                              ------   ------
TOTAL INVENTORIES...........................................  $155.7   $156.0
                                                              ======   ======

PROPERTY, PLANT AND EQUIPMENT, NET

                                                               2003      2002
                                                               ----      ----
Land........................................................  $  12.8   $  11.4
Buildings and building improvements.........................    188.9     180.8
Furniture, fixtures and equipment...........................    175.3     169.6
Leasehold improvements......................................     14.5      13.6
                                                              -------   -------
                                                                391.5     375.4
Accumulated depreciation and amortization...................   (229.0)   (207.3)
                                                              -------   -------
TOTAL PROPERTY, PLANT AND EQUIPMENT, NET....................  $ 162.5   $ 168.1
                                                              =======   =======

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

ACCRUED EXPENSES

                                                               2003     2002
                                                               ----     ----
Compensation and other employee benefits....................  $ 73.1   $ 69.4
Royalties and copyrights payable............................    15.0     19.9
Taxes, other than income taxes..............................     9.0      5.8
Other operating items, net..................................    34.7     31.3
Other, principally operating expenses.......................   149.6    156.8
                                                              ------   ------
TOTAL ACCRUED EXPENSES......................................  $281.4   $283.2
                                                              ======   ======

NOTE 6  GOODWILL AND OTHER INTANGIBLE ASSETS, NET

     On July 1, 2001, we adopted SFAS No. 142, which requires that amortization of goodwill cease and that the carrying amount of goodwill be evaluated, at least annually, for recoverability. Accordingly, we have not recorded any goodwill amortization in 2003 and 2002. We conducted our annual impairment assessment for goodwill and indefinite-lived intangible assets as of the end of our third quarter and concluded there was no impairment at that time.

     The changes in the carrying amount of goodwill by segment for the fiscal year ended June 30, 2003, are as follows:

                                             READER'S DIGEST       CONSUMER
                                              NORTH AMERICA    BUSINESS SERVICES    TOTAL
                                             ---------------   -----------------    -----
BALANCE AS OF JUNE 30, 2002................      $682.2             $321.8         $1,004.0
Additional costs capitalized related to
  Reiman acquisition.......................         4.2                 --              4.2
Final settlement of the purchase price
  related to tax matters associated with
  Books Are Fun............................          --                0.5              0.5
Impact of foreign currency translation on
  goodwill balances outside the United
  States...................................          --                0.7              0.7
                                                 ------             ------         --------
BALANCE AS OF JUNE 30, 2003................      $686.4             $323.0         $1,009.4
                                                 ======             ======         ========

     In connection with finalizing the purchase accounting for Reiman, we determined that certain costs initially allocated to deferred promotion were not capitalizable and should have been allocated to goodwill. Accordingly, we adjusted goodwill by approximately $4.0 in the fourth quarter of 2003 to reflect this item.

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

     The following categories of acquired intangible assets are included in other intangible assets, net as of June 30, 2003 and 2002:

                                                               2003              2002
                                                          ---------------   ---------------
                                                          GROSS     NET     GROSS     NET
                                                          -----     ---     -----     ---
INTANGIBLE ASSETS WITH INDEFINITE LIVES:
  Tradenames............................................  $ 89.7   $ 89.7   $ 89.7   $ 89.7
INTANGIBLE ASSETS WITH FINITE LIVES:
  Licensing agreements..................................    54.8     41.0     43.5     34.6
  Customer lists........................................   137.8     81.6    137.8    116.3
  Other tradenames and noncompete agreements............     3.0       --      3.0       --
                                                          ------   ------   ------   ------
TOTAL INTANGIBLE ASSETS.................................  $285.3   $212.3   $274.0   $240.6
                                                          ======   ======   ======   ======

     Amortization related to intangible assets with finite lives amounted to $39.6, $11.1 and $5.2 for 2003, 2002 and 2001, respectively. Licensing agreements are principally amortized over 10 years from the initial contract date, while customer lists are being amortized principally between three and six years. Estimated fiscal year amortization expense for intangible assets with finite lives is as follows: fiscal 2004 -- $39.2; fiscal 2005 -- $36.3; fiscal 2006 -- $15.4, fiscal 2007 -- $10.0 and fiscal 2008 -- $5.3.

     The following table reconciles the prior period's reported net income to its respective unaudited pro forma amounts adjusted to exclude goodwill amortization, which is no longer recorded under SFAS No. 142, for the fiscal year ended June 30, 2001.

                                                              YEAR ENDED
                                                               JUNE 30,
                                                                 2001
                                                              ----------
NET INCOME..................................................    $132.1
Add-back amortization related to the excess of cost over net
  assets of acquired businesses, net of tax.................      19.7
Add-back goodwill amortization related to an equity method
  investee, net of tax......................................       5.4
                                                                ------
ADJUSTED NET INCOME.........................................    $157.2
                                                                ======
BASIC EARNINGS PER SHARE....................................    $ 1.27
Add-back amortization related to the excess of cost over net
  assets of acquired businesses, net of tax, per share......      0.19
Add-back goodwill amortization related to an equity method
  investee, net of tax, per share...........................      0.05
                                                                ------
ADJUSTED BASIC EARNINGS PER SHARE...........................    $ 1.51
                                                                ======
DILUTED EARNINGS PER SHARE..................................    $ 1.26
Add-back amortization related to the excess of cost over net
  assets of acquired businesses, net of tax, per share......      0.19
Add-back goodwill amortization related to an equity method
  investee, net of tax, per share...........................      0.05
                                                                ------
ADJUSTED DILUTED EARNINGS PER SHARE.........................    $ 1.50
                                                                ======

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

LICENSING AGREEMENT

     In May 2000, QSP, Inc. entered into a long-term licensing agreement with World's Finest Chocolate, Inc. The cost associated with the agreement was assigned to licensing agreements and is included in other intangible assets, net on the balance sheets. In September 2002, this agreement was amended to extend the term of the original agreement by ten years, reduce the annual minimum tonnage purchase requirements, favorably adjust pricing and permit QSP to sell World's Finest Chocolate products through marketing channels other than fundraising, under specified circumstances. In connection with these amended terms, QSP agreed to pay World's Finest Chocolate $10.5 in 2003. The amount paid in May 2000 to consummate the initial agreement is being amortized over the original 10-year license term. Amounts paid to amend the agreement have been assigned various amortization periods ranging from 8 to 18 years (the remaining period of the amended agreement).

     The approximate annual minimum purchase amounts under the amended agreement are: fiscal 2004 -- $55.0; fiscal 2005 -- $59.0; fiscal 2006 -- $61.0; fiscal
2007 -- $62.0; and from fiscal 2008 to fiscal 2020, approximately $69.0 per year. The amounts are estimates based on minimum tonnage requirements and nominal price increases as stipulated in the amended agreement.

NOTE 7  FINANCIAL INSTRUMENTS

RISK MANAGEMENT AND OBJECTIVES

     Under the 2002 Credit Agreements (referred to in Note 11, Debt), we are required to enter into interest rate protection agreements to fix or limit the interest cost with respect to at least one-third of the outstanding borrowings under the Term Loan Agreement. Accordingly, in July 2002, we entered into agreements to cap at 6% the LIBOR interest rate component of $400.0 of our borrowings for a period of three years. Our interest rate cap agreements qualify as cash flow hedges, the effect of which is described below.

     In the normal course of business we are exposed to market risk from the effect of foreign exchange rate fluctuations on the U.S. dollar value of our foreign subsidiaries' results of operations and financial condition. A significant portion of our risk is associated with foreign exchange rate fluctuations of the euro. During the fourth quarter of 2002, we ceased our practice of purchasing foreign currency option and forward contracts to minimize the effect of fluctuating foreign currencies on our foreign subsidiaries' earnings and certain foreign currency denominated assets and liabilities. However, we hedge significant known transactional exposures. Accordingly, gains and losses on derivative instruments are comprised of different instruments in 2002 and 2001 when compared with 2003.

     As a matter of policy, we do not speculate in financial markets and, therefore, we do not hold financial instruments for trading purposes. We continually monitor foreign currency risk and our use of derivative instruments.

     As of June 30, 2003 and 2002, we did not hold any forward or option contracts.

QUANTITATIVE DISCLOSURES OF DERIVATIVE INSTRUMENTS

     CASH FLOW HEDGES -- For 2003, the fair value of our interest rate cap decreased, resulting in a loss of $(1.4), net of deferred taxes of $0.8. For 2001, changes in the spot value of the foreign currencies associated with option contracts designated and qualifying as cash flow hedges of forecasted royalty payments amounted to a gain of $0.8, net of deferred taxes of $0.5.

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

These changes are reported in accumulated other comprehensive (loss) income, which is included in stockholders' equity on the balance sheets. The gains and losses are deferred until the underlying transaction is recognized in earnings.

     The ineffective portion of the change in market value of our foreign currency option contracts, specifically the time-value component of $(0.4) and $(1.7), was recognized as a loss in other (expense) income, net on the income statements for 2002 and 2001, respectively. As of June 30, 2003, the fair value of our interest rate cap was $0.1. There were no cash flow hedges discontinued during the 12-month periods ended June 30, 2003, 2002 or 2001.

     OTHER DERIVATIVES -- For 2002 and 2001, changes in the spot value of the foreign currencies and contract settlements associated with option and forward contracts amounted to a loss of $(4.6) and a gain of $5.9, respectively. These changes are reported in gain (loss) on foreign exchange, which is included in other (expense) income, net on the income statements. This effect would generally be offset by the translation of the assets, liabilities and future operating cash flows being hedged.

NOTE 8  PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

PENSION AND OTHER BENEFITS

     Assumptions used to determine pension costs and projected benefit obligations are as follows:

                                                                   U.S. PLANS
                                                              ---------------------
                                                              2003    2002    2001
                                                              ----    ----    ----
Discount rate...............................................  6.25%   7.25%   7.25%
Compensation increase rate..................................  4.50%   5.00%   5.00%
Long-term rate of return on plan assets.....................  9.25%   9.75%   9.75%

                                                              INTERNATIONAL PLANS
                                                              --------------------
                                                              2003   2002    2001
                                                              ----   ----    ----
Discount rate...............................................  5-9%   6-10%   5-16%
Compensation increase rate..................................  2-6%    3-8%   2-14%
Long-term rate of return on plan assets.....................  5-9%   6-11%   5-17%

     Components of net periodic pension (benefit) cost are as follows:

                                                                    PENSION BENEFITS
                                                              ----------------------------
                                                                2003       2002      2001
                                                                ----       ----      ----
Service cost................................................  $   16.2   $   16.4   $ 15.4
Interest cost...............................................      47.0       44.2     45.1
Expected return on plan assets..............................     (80.5)     (84.7)   (83.4)
Amortization................................................      (0.8)      (1.0)    (4.6)
Recognized actuarial gain...................................      (1.9)      (8.4)   (14.2)
Curtailments, settlements and other items...................       1.6       (1.3)      --
                                                              --------   --------   ------
NET PERIODIC PENSION (BENEFIT) COST.........................  $  (18.4)  $  (34.8)  $(41.7)
                                                              --------   --------   ------

     We provide medical and dental benefits to U.S. retired employees and their dependents. Substantially all of our U.S. employees, excluding Books Are Fun and Reiman employees, become eligible for these benefits when they meet minimum age and service requirements. We

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES have the right to modify or terminate these unfunded benefits. Discount rates of 6.25% for 2003 and 7.25% for both 2002 and 2001 were used in determining the accumulated postretirement benefits liability.

     Components of postretirement benefit cost are as follows:

                                                                 OTHER BENEFITS
                                                              ---------------------
                                                              2003    2002    2001
                                                              ----    ----    ----
Service cost................................................  $ 0.9   $ 0.9   $ 0.9
Interest cost...............................................    5.0     4.1     4.1
Amortization................................................   (0.5)   (0.5)   (0.6)
Recognized actuarial gain...................................   (2.2)   (3.4)   (4.0)
Curtailments, settlements and other items...................     --    (0.8)     --
                                                              -----   -----   -----
POSTRETIREMENT BENEFIT COST.................................  $ 3.2   $ 0.3   $ 0.4
                                                              -----   -----   -----

     A reconciliation of beginning and ending balances of benefit obligations and fair value of plan assets, and the funded status of the plans are as follows:

                                                     PENSION BENEFITS      OTHER BENEFITS
                                                   --------------------   -----------------
                                                     2003        2002      2003      2002
                                                     ----        ----      ----      ----
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year..........  $   709.1   $  672.0   $  72.1   $  59.5
Service cost.....................................       16.2       16.4       0.9       0.9
Interest cost....................................       47.0       44.2       5.0       4.1
Actuarial loss...................................       36.9       19.8      32.1      13.0
Plan amendments..................................       (0.3)       0.3      (1.2)       --
Exchange rate changes............................       20.3       13.8       0.2        --
Settlements/curtailments/termination benefits....       (7.7)      (1.5)       --      (0.4)
Benefits paid....................................      (56.3)     (57.3)     (6.0)     (5.0)
Other items......................................        1.7        1.4        --        --
                                                   ---------   --------   -------   -------
BENEFIT OBLIGATION AT END OF YEAR................      766.9      709.1     103.1      72.1
                                                   ---------   --------   -------   -------
CHANGE IN PLAN ASSETS:
Fair value at beginning of year..................      836.9      846.4        --        --
Actual return on plan assets.....................     (111.7)      31.6        --        --
Employer contribution............................       14.1       12.0       0.1      (0.7)
IRC section 401(h) transfer......................       (5.9)      (5.7)      5.9       5.7
Exchange rate changes............................       16.9       12.4        --        --
Benefits paid....................................      (56.3)     (57.3)     (6.0)     (5.0)
Other items......................................       (8.8)      (2.5)       --        --
                                                   ---------   --------   -------   -------
FAIR VALUE AT END OF YEAR........................      685.2      836.9        --        --
                                                   ---------   --------   -------   -------
FUNDED STATUS....................................      (81.7)     127.8    (103.1)    (72.1)
Unrecognized actuarial loss (gain)...............      285.3       46.1       4.4     (30.0)
Unrecognized transition (asset) obligation.......       (1.9)      (2.2)      0.6       0.6
Unrecognized prior service obligation benefit....       (4.1)      (4.3)     (3.7)     (3.1)
Employer -- fourth quarter contribution..........        2.1        1.2        --        --
                                                   ---------   --------   -------   -------
NET AMOUNT RECOGNIZED............................  $   199.7   $  168.6   $(101.8)  $(104.6)
                                                   ---------   --------   -------   -------

     During 2003 and 2002, in accordance with Internal Revenue Code section 401(h), we transferred $5.9 and $5.7, respectively, of excess pension assets to fund postretirement benefits.

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

     Amounts recognized on the balance sheets are as follows:

                                                     PENSION BENEFITS      OTHER BENEFITS
                                                    -------------------   -----------------
                                                      2003       2002      2003      2002
                                                      ----       ----      ----      ----
Other noncurrent assets...........................  $  278.4   $  255.6   $    --   $    --
Noncurrent liabilities............................    (153.1)    (112.4)   (101.8)   (104.6)
Accumulated other comprehensive income............      74.4       25.4        --        --
                                                    --------   --------   -------   -------
NET AMOUNT RECOGNIZED.............................  $  199.7   $  168.6   $(101.8)  $(104.6)
                                                    --------   --------   -------   -------

     Balances of plans with projected and accumulated benefit obligations in excess of the fair value of plan assets are as follows:

                                                            PLANS WITH        PLANS WITH
                                                            PROJECTED         ACCUMULATED
                                                             BENEFIT            BENEFIT
                                                          OBLIGATIONS IN    OBLIGATIONS IN
                                                          EXCESS OF PLAN    EXCESS OF PLAN
                                                              ASSETS            ASSETS
                                                         ----------------   ---------------
                                                          2003     2002      2003     2002
                                                          ----     ----      ----     ----
Projected benefit obligation...........................  $280.8   $ 265.4      N/A      N/A
Accumulated benefit obligation.........................     N/A       N/A   $254.4   $228.5
Fair value of plan assets..............................  $109.0   $ 142.7   $102.0   $126.0

HEALTH CARE INFLATION AND COST TREND RATES

     The health care inflation assumption used to determine the postretirement benefits liability was 13.0% for 2003 and 6.5% for 2002. The assumption decreases gradually to 5.0% by fiscal 2014 and remains at that level thereafter.

     Assumed health care cost trend rates have a significant effect on the amounts reported for postretirement benefits. A one-percentage-point increase in assumed health care cost trend rates would increase the total of the service and interest cost components by $0.6 and the postretirement benefit obligation by $10.1. A one-percentage-point decrease in assumed health care cost trend rates would decrease the total of the service and interest cost components by $(0.5) and the postretirement benefit obligation by $(8.7).

NOTE 9  EMPLOYEE EQUITY COMPENSATION PLANS

     We maintain several employee compensation plans relating to stock or stock-based awards, including stock options, restricted stock, stock appreciation rights, phantom stock and phantom stock options.

     As discussed in Note 1, Organization and Summary of Significant Accounting Policies, we have adopted the disclosure provisions of SFAS No. 123 and SFAS No. 148 and, as permitted by those statements, have continued to measure compensation cost using the intrinsic value method under APB No. 25.

     SFAS No. 123 requires disclosure of pro forma net income and earnings per share as if the fair-value-based method had been applied in measuring compensation cost for stock-based awards granted after 1995. Such disclosure is included in Note 1, Organization and Summary of Significant Accounting Policies.

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

     The weighted average fair values of options granted in 2003, 2002 and 2001 were $4.85, $7.30 and $14.90, respectively.

     The fair values of the options granted were estimated on the date of their grant using the Black-Scholes option-pricing model on the basis of the following weighted average assumptions:

                                                              2003        2002        2001
                                                              ----        ----        ----
Risk-free interest rate...................................        2.9%        4.3%        6.0%
Expected life.............................................  4.1 years   4.1 years   4.2 years
Expected volatility.......................................       39.3%       39.5%       38.6%
Expected dividend yield...................................        1.7%        1.2%        0.9%

     The following table summarizes information about stock options outstanding at June 30, 2003:

                                            OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                                     ---------------------------------   --------------------
                                                 WEIGHTED
                                                 AVERAGE      WEIGHTED              WEIGHTED
                                                REMAINING     AVERAGE                AVERAGE
                                     OPTIONS   CONTRACTUAL    EXERCISE   OPTIONS    EXERCISE
   RANGE OF EXERCISE PRICES          (000'S)   LIFE (YRS.)     PRICE     (000'S)      PRICE
   ------------------------          -------   -----------    --------   -------    --------
$10.94-$18.97..................       3,149        7.67        $17.05     1,190      $18.95
$20.59-$28.84..................       4,039        6.50        $22.94     2,424      $23.81
$30.00-$39.75..................       1,558        6.19        $32.23     1,205      $32.18
$41.29-$47.31..................       3,391        4.68        $42.41     2,477      $42.54
$50.94-$50.94..................          30        2.39        $50.94        30      $50.94
                                     ------        ----        ------     -----      ------
                                     12,167        6.25        $28.10     7,326      $30.84
                                     ------        ----        ------     -----      ------

     Changes in outstanding options are as follows:

                                                              OPTIONS   WEIGHTED AVERAGE
                                                              (000'S)    EXERCISE PRICE
                                                              -------   ----------------
OUTSTANDING AT JUNE 30, 2000................................   9,987         $31.99
  Granted...................................................   2,526         $40.72
  Exercised.................................................    (549)        $22.77
  Canceled..................................................    (905)        $38.86
                                                              ------         ------
OUTSTANDING AT JUNE 30, 2001................................  11,059         $33.95
  Granted...................................................   2,577         $21.52
  Exercised.................................................    (230)        $19.87
  Canceled..................................................  (1,676)        $36.68
                                                              ------         ------
OUTSTANDING AT JUNE 30, 2002................................  11,730         $30.97
  Granted...................................................   2,018         $15.82
  Exercised.................................................      --             --
  Canceled..................................................  (1,581)        $34.01
                                                              ------         ------
OUTSTANDING AT JUNE 30, 2003................................  12,167         $28.10
                                                              ------         ------
OPTIONS EXERCISABLE AT JUNE 30, 2003........................   7,326         $30.84
                                                              ------         ------
OPTIONS AVAILABLE FOR GRANT AT JUNE 30, 2003................   7,052
                                                              ------         ------

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

1994 AND 2002 KEY EMPLOYEE LONG TERM INCENTIVE PLANS (THE PLANS)

     The Plans provide that the Compensation and Nominating Committee of the Board of Directors (the committee) may grant stock options, stock appreciation rights, restricted stock, deferred stock, performance units, performance shares and other stock-based awards to eligible employees. The committee may grant awards up to a maximum of 17,300,000 underlying shares of Common Stock under the 1994 Plan and 4,500,000 underlying shares under the 2002 Plan.

     Under the Plans, stock options have been granted with exercise prices not less than the fair market value of our Common Stock at the time of the grant, with an exercise term (as determined by the committee) not to exceed 10 years. The committee determines the vesting period for our stock options. Generally, such stock options become exercisable over four years.

     RESTRICTED STOCK -- Restricted stock are shares of Common Stock that are subject to restrictions on transfer that lapse upon the fulfillment of specified conditions. The market value of restricted stock awards on the date of grant is recorded as a reduction of capital stock on the balance sheets and is amortized ratably over the term of the restriction period, typically ranging from three to four years. Amortization expense of restricted stock amounted to $(5.5), $(2.4) and $(0.7) for 2003, 2002 and 2001, respectively. During 2003, we granted 958,080 shares of restricted stock to employees (297,622 shares of restricted stock were granted during 2002).

     DEFERRED STOCK -- Outside the United States, we offer deferred stock, which are rights to receive shares of Common Stock upon the fulfillment of specified conditions, to certain employees. Deferred stock is similar to restricted stock in all respects, except that deferred stock is issued to the employee at the completion of the vesting period. We recognized expense of $(0.7) and $(0.3) in 2003 and 2002, respectively, related to these awards. During 2003 and 2002, we granted 164,163 shares of deferred stock and 60,712 shares of deferred stock, respectively.

     PERFORMANCE SHARES -- The committee awards phantom shares that give the recipients the right to receive cash equal to the value of shares of Common Stock that are earned if specific performance goals are achieved during a specific performance period. Compensation cost related to performance shares is based on management's best estimate as to whether or not the performance criteria will be satisfied and the market price of our shares on the date of the financial statements. This amount is recognized ratably over the performance period. Adjustments based on changes in our estimate of whether the performance criteria will be satisfied and changes in the market value of our shares are recorded in the period in which the change occurs. The awards relating to the two outstanding three-year performance periods (2001-2003 and 2002-2004) were canceled and replaced with an award relating to a two-year performance period (2003-2004) and a transitional award relating to operating performance for fiscal 2003. We have recorded $(1.8) as expense during 2003 ($(1.4) as expense during both 2002 and 2001) for these awards. We expect to distribute in fiscal 2004 $2.8 related to the transitional awards. In 2003, we distributed $1.1 relating to the 2000-2002 performance period ($7.8 was distributed in 2002 relating to the 1999-2001 performance period).

EMPLOYEE STOCK PURCHASE PLANS

     Under the U.S. Employee Stock Purchase Plan (ESPP), we are authorized to issue up to 2,650,000 shares of Common Stock (330,000 shares per annum), principally to our full-time employees in the United States, nearly all of whom are eligible to participate. Under the terms of the ESPP, employees can choose every six months to have up to 10% of their annual base earnings withheld to purchase Common Stock. The purchase price of the shares is 85% of the

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES lower of the fair market values of the Common Stock on the first and last days of the six-month purchase period. In 2003, 2002 and 2001 approximately 28%, 32% and 38% of eligible employees participated in the ESPP, respectively.

     Several of our international subsidiaries have employee stock purchase plans (international ESPP) under which we are authorized to issue up to 500,000 shares of Common Stock to our full-time employees. The terms of the international ESPP in most locations are essentially the same as the ESPP.

     Under the ESPP and the international ESPP, employees purchased 256,870 shares in 2003, 216,121 shares in 2002, and 176,592 shares in 2001.

     The calculation of the fair value of these shares using the Black-Scholes option-pricing model assumes that options were issued to employees on the first day of the purchase period. The weighted average fair values of these assumed options granted in 2003, 2002 and 2001 were $4.31, $6.50 and $9.79, respectively.

     These fair values were estimated using the following assumptions:

                                                              2003        2002        2001
                                                              ----        ----        ----
Risk-free interest rate...................................        1.5%        2.8%        6.0%
Expected life.............................................  0.5 years   0.5 years   0.5 years
Expected volatility.......................................       35.6%       35.5%       31.8%
Expected dividend yield...................................        1.7%        1.2%        0.9%
                                                            ---------   ---------   ---------

OTHER COMPENSATION PLANS

     EMPLOYEE OWNERSHIP PLAN AND 401(K) PARTNERSHIP (THE 401(k) PLAN) -- The 401(k) plan consists of both a profit sharing plan and a savings plan under section 401(k) of the Internal Revenue Code. The savings plan component allows employees to make pre-tax contributions to their accounts, which may be invested in specified investment alternatives. We may match employee contributions to the extent determined by our Board of Directors. The matching contributions vest 20% per annum over a five-year period. Our contributions to the 401(k) plan, including matching contributions, were $5.0, $5.0 and $10.8 for 2003, 2002 and 2001, respectively.

     SHARE INCENTIVE PLAN -- One of our international subsidiaries has a Share Incentive Plan. Under this program, all regular full-time employees of the respective business unit are eligible to receive Common Stock for services rendered. Our contributions to this plan were $0.2 in 2003.

NOTE 10  INCOME TAXES

     Income before provision for income taxes is as follows:

                                                               2003     2002     2001
                                                               ----     ----     ----
United States...............................................  $ 89.1   $ 47.9   $ 70.4
International...............................................    11.3     92.7    117.4
                                                              ------   ------   ------
INCOME BEFORE INCOME TAXES..................................  $100.4   $140.6   $187.8
                                                              ------   ------   ------

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

     Components of the provision (benefit) for income taxes are as follows:

                                                              2003     2002    2001
                                                              ----     ----    ----
CURRENT
  Federal...................................................  $(3.3)  $(16.9)  $(4.4)
  State and local...........................................    0.4     (2.4)    3.9
  International.............................................   18.4     35.1    51.3
                                                              -----   ------   -----
  TOTAL CURRENT.............................................   15.5     15.8    50.8
                                                              -----   ------   -----
DEFERRED
  Federal...................................................   28.7     25.5     4.7
  State and local...........................................    1.9      9.6     1.1
  International.............................................   (7.0)    (1.5)   (0.9)
                                                              -----   ------   -----
  TOTAL DEFERRED............................................   23.6     33.6     4.9
                                                              -----   ------   -----
PROVISION FOR INCOME TAXES..................................  $39.1   $ 49.4   $55.7
                                                              -----   ------   -----

     A reconciliation between the statutory U.S. federal income tax rate and the effective income tax rate is as follows:

                                                              2003     2002    2001
                                                              ----     ----    ----
U.S. statutory tax rate.....................................  35.0%    35.0%   35.0%
International operations....................................    4.1     (2.5)   (1.8)
State taxes, net............................................    1.3      3.3     1.7
Tax benefit from disposition of assets......................     --       --    (3.9)
Nondeductible goodwill......................................     --       --     3.2
Changes in valuation allowance..............................             ---
                                                               (2.1)            (3.5)
                                                                         0.3
Other operating items, net..................................    2.5             (0.1)
                                                                        (1.0)
Other, net..................................................   (1.9)            (0.9)
                                                              -----   ------   -----
                                                              38.9%    35.1%   29.7%
EFFECTIVE TAX RATE..........................................
                                                              -----   ------   -----

     Included in the rate reconciliation as part of international operations is an increase in the valuation allowance of approximately $2.2 relating to net operating losses overseas.

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

     Components of deferred tax assets and liabilities are as follows:

                                                               2003     2002
                                                               ----     ----
Deferred compensation and other employee benefits...........  $ 19.5   $ 13.2
Accounts receivable and other allowances....................    41.6     56.2
Net operating loss carryforwards............................    15.2     12.2
Other operating items, net..................................    12.2     17.4
Tax credit carryforwards....................................    27.3     43.8
Other, net..................................................     3.6     26.9
                                                              ------   ------
  GROSS DEFERRED TAX ASSETS.................................   119.4    169.7
Valuation allowance.........................................    (6.9)   (11.0)
                                                              ------   ------
  TOTAL NET ASSETS..........................................   112.5    158.7
                                                              ------   ------
Deferred compensation and other employee benefits...........     8.3      6.7
Unrealized gain on investments..............................      --      2.0
Deferred promotion..........................................    20.6     41.2
Other, net..................................................    17.0     11.6
                                                              ------   ------
  TOTAL NET LIABILITIES.....................................    45.9     61.5
                                                              ------   ------
NET DEFERRED TAXES..........................................  $ 66.6   $ 97.2
                                                              ------   ------

     Balance sheet classifications of deferred tax assets and liabilities are as follows:

                                                               2003    2002
                                                               ----    ----
Prepaid expenses and other current assets...................  $ 44.4   $29.5
Other noncurrent assets.....................................    64.4    79.3
Other current liabilities...................................   (14.8)   (3.1)
Other noncurrent liabilities................................   (27.4)   (8.5)
                                                              ------   -----
NET DEFERRED TAXES..........................................  $ 66.6   $97.2
                                                              ------   -----

     We have concluded that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax assets.

     Net operating loss carryforwards of $55.0 at June 30, 2003, are available to reduce future tax obligations of certain foreign subsidiaries in a number of jurisdictions with various expiration dates, some of which are indefinite. In addition, foreign tax credit carryforwards amounting to $19.4 and alternative minimum tax credit carryforwards of $7.9 are available as of June 30, 2003. Foreign tax credit carryforwards have various expiration dates through 2007; alternative minimum tax credit carryforwards have an indefinite life.

     Net operating loss carryforwards and their valuation allowance of approximately $14.0 that are associated with discontinued operations in several countries have been written off.

     Approximately $17.3 of deferred tax benefit is included as a component of stockholders' equity.

     Deferred federal income taxes have not been provided on undistributed earnings of foreign subsidiaries because we do not anticipate those undistributed earnings will be remitted in the foreseeable future. Determination of the deferred tax liability related to our investments in foreign subsidiaries is not practicable.

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

NOTE 11  DEBT

CREDIT AGREEMENTS

     Prior to July 27, 2001, we were a party to a Competitive Advance and Revolving Credit Facility Agreement, as amended (the 1996 Credit Agreement), which provided for bank borrowings of up to $300.0. On July 27, 2001, we entered into a Five-Year Revolving Credit and Competitive Advance Facility Agreement and a 364-Day Revolving Credit and Competitive Advance Facility Agreement (the 2001 Credit Agreements), each of which allowed for up to $192.5 in aggregate principal amount of bank borrowings.

     Interest under the 2001 Credit Agreements was based on several pricing options that varied based upon our credit rating. Borrowings from these facilities were allowed to be used for general corporate purposes, including acquisitions, share repurchases and commercial paper backup. Non-financial covenants included restrictions on our ability to incur additional debt for money borrowed, create liens and guarantee indebtedness. The financial covenants included minimum interest coverage and maximum leverage ratios.

     On May 20, 2002, we entered into a $950.0 Term Loan Agreement with a syndicate of banks and other financial institutions, and we amended and restated the Five-Year Revolving Credit and Competitive Advance Facility Agreement to conform it to the Term Loan Agreement (the Term Loan and the Five-Year Facility are collectively referred to as the 2002 Credit Agreements); we also terminated the 364-Day Revolving Credit and Competitive Advance Facility Agreement. Proceeds from the Term Loan Agreement were used to finance the Reiman acquisition purchase price and pay related financing and transaction costs, to finance our recapitalization transactions (See Note 12, Capital Stock) and to refinance obligations under the 2001 Credit Agreements. Borrowings under the Five-Year Revolving Credit and Competitive Advance Facility Agreement may be used for general corporate purposes, including acquisitions, share repurchases and commercial paper backup.

     Borrowings under the 2002 Credit Agreements bear interest at either LIBOR plus a spread based upon our credit rating at the time the rate is established, or the Alternate Base Rate, as defined in the Term Loan Agreement. The interest rate is required to be reset from time to time for periods of up to six months. Borrowings under the 2002 Credit Agreements are secured by substantially all of our assets and are subject to various covenants. Non-financial covenants include limitations on: additional debt for money borrowed and related guarantees; acquisitions; mergers and asset transfers; share repurchases; liens; and dividend payments. Financial covenants include minimum interest and fixed charge coverage, maximum leverage ratios and limitations on annual capital expenditures.

     In the fourth quarter of 2003, we amended the 2002 Credit Agreements. The terms of the amendment included modifications to ease the leverage covenant (which specifies the maximum ratio of debt to EBITDA) and to exclude the impact of certain cash restructuring charges from the calculation of EBITDA in 2003 and 2004. The amendment also increased the interest rate we pay on outstanding borrowings by up to 50 basis points based upon our credit rating at June 30, 2003.

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

     The Term Loan Agreement requires quarterly principal repayments with the final payment due in fiscal 2008. Total payments required during that period are as follows:

2004........................................................    30.6
2005........................................................    54.5
2006........................................................    78.5
2007........................................................    75.3
2008........................................................   626.4
                                                              ------
Total.......................................................  $865.3
                                                              ------

     In the second quarter of 2002, we filed a shelf registration statement with the Securities and Exchange Commission allowing us to issue up to $500.0 of public debt securities. As of June 30, 2003, no securities had been issued under the registration statement.

     At June 30, 2003, we had borrowings of $866.0 outstanding, of which $31.3 is classified as short-term debt and included in loans and notes payable on our balance sheets. The average interest rate on borrowings was 4.0% for 2003. In 2002, we had total borrowings of $950.7 outstanding and the weighted average interest rate for these borrowings was 3.8%. The carrying amount of the borrowings approximated fair value at June 30, 2003 and 2002.

LINES OF CREDIT

     International lines of credit and overdraft facilities totaled $36.9 at June 30, 2003, and $32.0 at June 30, 2002, of which no amounts were outstanding at these respective dates. These lines of credit are renewed annually.

NOTE 12  CAPITAL STOCK

     Capital stock and treasury stock consist of the following as of June 30:

                                                                2003       2002
                                                                ----       ----
FIRST PREFERRED STOCK,par value $1.00 per share; authorized
  40,000 shares; issued and outstanding 29,720 shares.......  $     3.0   $   3.0
SECOND PREFERRED STOCK,par value $1.00 per share; authorized
  120,000 shares; issued and outstanding 103,720 shares.....       10.3      10.3
THIRD SUBORDINATED PREFERRED STOCK,par value $1.00 per
  share; authorized 230,000 shares; issued and outstanding
  155,022 shares............................................       15.5      15.5
PREFERENCE STOCK,par value $0.01 per share; authorized
  25,000,000 shares; issued and outstanding none............         --        --
                                                              ---------   -------
TOTAL PREFERRED STOCK.......................................       28.8      28.8
                                                              ---------   -------
COMMON STOCK,par value $0.01 per share; authorized
  200,000,000 shares; issued 145,922,062 shares in 2003.....        1.5        --
CLASS A NONVOTING COMMON STOCK,par value $0.01 per share;
  authorized 200,000,000 shares; issued 119,428,472 shares
  in 2002...................................................         --       1.2
CLASS B VOTING COMMON STOCK,par value $0.01 per share;
  authorized 25,000,000 shares; issued 21,716,057 shares in
  2002......................................................         --       0.2
                                                              ---------   -------
TOTAL COMMON STOCK..........................................        1.5       1.4
UNAMORTIZED RESTRICTED STOCK................................      (12.7)     (4.7)
                                                              ---------   -------
TOTAL CAPITAL STOCK.........................................  $    17.6   $  25.5
                                                              ---------   -------

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

                                                                2003       2002
                                                                ----       ----
COMMON STOCK IN TREASURY, AT COST
  Common Stock: 47,743,830 in 2003..........................  $(1,024.7)  $    --
  Class A shares: 32,337,230 in 2002........................         --    (709.8)
  Class B shares: 9,283,893 in 2002.........................         --    (239.9)
                                                              ---------   -------
TOTAL COMMON STOCK IN TREASURY, AT COST.....................  $(1,024.7)  $(949.7)
                                                              =========   =======

     All shares of preferred stock have a preference in liquidation of $100.00 per share. The difference between the aggregate par value and liquidation preference has been appropriated from retained earnings and is shown as part of the value of preferred stock. At our option and at any time, all preferred stock is redeemable at $105.00 per share plus accrued dividends. The terms of the first preferred stock and the second preferred stock provide for annual cumulative dividends of $4.00 per share. The terms of the third subordinated preferred stock provide for annual cumulative dividends of $5.00 per share.

RECAPITALIZATION AGREEMENT

     On October 15, 2002, we entered into a revised agreement with the DeWitt Wallace-Reader's Digest Fund, Inc. and the Lila Wallace-Reader's Digest Fund, Inc. (the Funds) providing for a series of actions that resulted in all shares of our Class B Voting Common Stock (Class B Stock) and Class A Nonvoting Common Stock (Class A Stock) being recapitalized into a single class of Common Stock with one vote per share. The October 15, 2002 recapitalization agreement replaced the recapitalization agreement that we entered into with the Funds on April 12, 2002. The transactions contemplated by the October recapitalization agreement were completed on December 13, 2002. As a result:

     - We repurchased approximately 4.6 million shares of Class B Stock from the Funds for $100.0 in cash in the aggregate;

     - Each share of Class A Stock was recapitalized into one share of Common Stock having one vote per share;

     - Each remaining share of Class B Stock was recapitalized into 1.22 shares of Common Stock;

     - We amended our charter to, among other things, reflect the reclassification of the stock, divide our board of directors into three classes and eliminate action by written consent of our stockholders; and

     - We reclassified as long-term debt the $100.0 borrowed under the Term Loan Agreement on May 20, 2002 to repurchase stock. On June 30, 2002, the $100.0 was classified as short-term debt pending completion of the recapitalization transactions.

     Four legal actions were commenced against us, our directors and the Funds challenging the original recapitalization transaction announced in April 2002. Three of the four actions were purported class actions; the fourth action was brought by individual stockholders. The parties in two of the three class actions, which were brought on behalf of holders of Class B Stock, entered into a memorandum of understanding setting forth agreements in principle, subject to court approval, with respect to the settlement of those actions. The third class action, which was brought on behalf of holders of Class A Stock, was dismissed with prejudice by the Court of Chancery of the State of Delaware pursuant to a comprehensive settlement agreement that was

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES approved by the Court of Chancery on February 12, 2003. The fourth action was voluntarily dismissed.

SHARE REPURCHASE AUTHORIZATION

     As of June 30, 2003, under various share repurchase authorizations (announced during 2000, 2001 and 2002), we have repurchased 8.6 million shares of our Class A Nonvoting Common Stock for approximately $231.7 (no shares during 2003, 3.6 million shares totaling $64.1 during 2002 and 1.0 million shares totaling $34.1 during 2001). As of June 30, 2003, we had $186.0 remaining under a $250.0 share repurchase authorization announced in May 2001. Under the 2002 Credit Agreements, we are prohibited from repurchasing our Common Stock until our credit ratings are investment grade (see Note 11, Debt).

     In addition, we repurchased 4.6 million shares for approximately $100.0, plus capitalizable acquisition costs of $1.7, on December 13, 2002, in connection with the recapitalization transactions.

NOTE 13  COMMITMENTS AND CONTINGENCIES

GENERAL LITIGATION

     We are a defendant in lawsuits and claims arising in the regular course of business. Based on the opinions of management and counsel on such matters, recoveries, if any, by plaintiffs and claimants (net of reserves established) would not significantly affect our financial position or our results of operations.

SUPPLY AND SERVICE AGREEMENTS

     We maintain several long-term agreements with vendors primarily for the purchase of paper, printing and fulfillment services. These agreements expire at various times through fiscal 2008.

     In the normal course of business, we enter into long-term arrangements with suppliers for raw materials and merchandise and with other parties whose recordings or works we use in our products. These arrangements may contain minimum purchase requirements. We enter into these agreements to facilitate an adequate supply of materials and to enable us to develop better products for sale to our customers.

SALE AND LEASEBACK

     During 1999, we sold and leased back a portion of our operating facility in the United Kingdom. The gain is being amortized on a straight-line basis over the term of the lease as a reduction in lease expense.

LEASE OBLIGATIONS

     We occupy certain facilities under lease arrangements and lease certain equipment.

     Rental expense and sublease income are as follows:

                                                              2003    2002    2001
                                                              ----    ----    ----
Rental expense..............................................  $19.5   $18.9   $17.1
Sublease income.............................................   (5.0)   (4.9)   (2.6)
                                                              -----   -----   -----
NET RENTAL EXPENSE..........................................  $14.5   $14.0   $14.5
                                                              =====   =====   =====

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

     Future minimum rental commitments, net of sublease income, for noncancelable operating leases for the next five fiscal years and thereafter are as follows:

                                                              MINIMUM    MINIMUM
                                                               RENTAL    SUBLEASE
                                                              PAYMENTS    INCOME     NET
                                                              --------   --------    ---
2004........................................................   $16.9      $ (5.2)   $11.7
2005........................................................   $13.9      $ (5.1)   $ 8.8
2006........................................................   $12.0      $ (5.0)   $ 7.0
2007........................................................   $11.3      $ (4.8)   $ 6.5
2008........................................................   $10.9      $ (4.8)   $ 6.1
Later years.................................................   $57.2      $(21.5)   $35.7
                                                               -----      ------    -----

NOTE 14  SEGMENTS

     During the fourth quarter of 2003 we modified our operating segments to reflect our new internal management organization. The three operating segments are Reader's Digest North America, Consumer Business Services and International Businesses. We have restated operating segment results of operations for prior periods to conform to our new operating segments. Additionally, we separately report Corporate Unallocated expenses, which include the cost of governance, such as our internal audit, legal, tax and treasury departments, corporate financial management and other corporate functions that benefit the entire organization. In addition, this item also captures the income and expenses associated with our U.S. pension plans and retiree healthcare benefits, and executive compensation programs. The new organization structure is designed to combine related businesses and to facilitate efforts in leveraging best practices to significantly reduce overhead and operating costs. In addition, our new internal management and reporting structure provides greater transparency to our operating results.

     Operating segments are based on our method of internal reporting and each operating segment is a strategic business unit that is managed separately and whose results are regularly reviewed by the chief operating decision maker. Consequently, revenues are presented on a third-party arm's-length basis. Revenues and expenses attributable to intercompany transactions are eliminated (under the intercompany eliminations caption below) to reconcile our operating segment amounts to consolidated amounts, as reported in our income statements. Accounting policies of our segments are the same as those described in Note 1, Organization and Summary of Significant Accounting Policies.

READER'S DIGEST NORTH AMERICA

     This segment comprises our operations in the United States and Canada that:

     - Publish and market (primarily through direct marketing) Reader's Digest magazine and several special interest magazines;

     - Publish and market (primarily through direct marketing) the magazines and books of, and operate the complementary businesses of, Reiman Media Group, Inc., which we acquired on May 20, 2002; and

     - Publish and market (primarily through direct marketing) Books and Home Entertainment products, which include Select Editions, series and general books, and music and video products related to some or all of the following affinities: reading, home and health, and entertainment.

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

     All of these businesses have a common focus on the direct marketing aspect of new customer acquisition at a minimal cost. The performance of Reader's Digest magazine and our special interest magazines is driven primarily by circulation revenues and, to a lesser extent, by advertising sales. The publications of Reiman Media Group have minimal advertising revenues, and accordingly, circulation is the primary driver of performance in this business. The results of our Books and Home Entertainment business are driven by its universe of active promotable customers, the response rates to its promotional mailings, customer payment rates and membership in our continuity series business.

CONSUMER BUSINESS SERVICES

     This segment comprises our operations that:

     - Sell books and gift items by display marketing products on-site through independent sales representatives at schools and businesses through Books Are Fun, Ltd. in the United States and Canada;

     - Sell our magazines and other publishers' magazines and other products through youth fundraising campaigns of QSP, Inc. in the United States and Quality Service Programs Inc. in Canada;

     - Publish and market (primarily through retail channels as well as through Books Are Fun, Ltd. and QSP, Inc.) Books and Home Entertainment products of Young Families and Children's Publishing;

     - Promote our financial services marketing alliances in the United States and Canada; and

     - Sold gifts and other merchandise through Gifts.com, Inc. (including Good Catalog Company), which ceased operations in 2002.

     The primary focus of the Consumer Business Services segment is to grow revenues by selling products through non-direct marketing channels. The larger businesses in this segment are focused on expanding their sales forces, thereby increasing coverage of markets each serves. The performance of these businesses is driven by product selection, the number of accounts or events held, and the average sales per account or event.

INTERNATIONAL BUSINESSES

     This segment comprises our operations outside of the United States and Canada that:

     - Publish and market (primarily through direct marketing) Books and Home Entertainment products (described above), Reader's Digest magazine in numerous editions and languages, and several special interest magazines; and

     - Establish and develop the operations of our financial services marketing alliances and other new business development initiatives, including the introduction of display marketing.

     The performance of these businesses is driven by similar factors to those in the Reader's Digest North America segment except that results are more susceptible to changes in local market conditions due to the number of countries in which we operate. The results for Reader's Digest magazine in international markets are driven principally by circulation and secondarily by advertising revenues. The results of our Books and Home Entertainment products in these markets is driven by the universe of active promotable customers, the response rates to its promotional mailings, customer payment rates and membership in our continuity series business.

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

     We evaluate performance and allocate resources based on operating income from continuing operations excluding other operating items. Identifiable assets by segment are those assets that are used in the operations of that business. Corporate assets consist primarily of cash and cash equivalents, certain prepaid expenses, marketable securities, certain pension assets, certain fixed assets and certain other current assets. Sales are attributed to countries based on selling location. Long-lived assets are principally composed of: property, plant and equipment, net; intangible assets, net; and prepaid pension benefits.

OPERATING SEGMENT FINANCIAL INFORMATION

                                                                   YEARS ENDED JUNE 30,
                                                              ------------------------------
                                                                2003       2002       2001
                                                                ----       ----       ----
Revenues
  Reader's Digest North America.............................  $  854.4   $  649.0   $  777.3
  Consumer Business Services................................     640.8      668.1      644.9
  International Businesses..................................   1,007.8    1,077.5    1,117.6
  Intercompany eliminations.................................     (28.1)     (26.0)     (21.6)
                                                              --------   --------   --------
TOTAL REVENUES..............................................  $2,474.9   $2,368.6   $2,518.2
                                                              ========   ========   ========
Operating profit (loss)
  Reader's Digest North America.............................  $   60.6   $   (2.2)  $   40.2
  Consumer Business Services................................      90.6       88.4       70.9
  International Businesses..................................      49.1      106.3      139.1
  Corporate Unallocated.....................................     (21.4)      (8.1)      (2.8)
  Other operating items, net(1).............................     (39.8)     (26.7)     (18.4)
                                                              --------   --------   --------
TOTAL OPERATING PROFIT......................................  $  139.1   $  157.7   $  229.0
                                                              ========   ========   ========
Intercompany eliminations
  Reader's Digest North America.............................  $   (1.2)  $   (4.4)  $   (2.2)
  Consumer Business Services................................     (23.5)     (15.3)     (10.3)
  International Businesses..................................      (3.4)      (6.3)      (9.1)
                                                              --------   --------   --------
TOTAL INTERCOMPANY ELIMINATIONS.............................  $  (28.1)  $  (26.0)  $  (21.6)
                                                              ========   ========   ========
Identifiable assets
  Reader's Digest North America.............................  $1,185.2   $1,401.8   $  342.1
  Consumer Business Services................................     535.9      521.8      534.6
  International Businesses..................................     472.7      469.9      405.8
  Corporate.................................................     405.7      298.4      382.7
                                                              --------   --------   --------
TOTAL IDENTIFIABLE ASSETS...................................  $2,599.5   $2,691.9   $1,665.2
                                                              ========   ========   ========

---------------
(1) Other operating items, net in 2003 related to: 13% to Reader's Digest North America, 6% to Consumer Business Services, 64% to International Businesses and 17% to corporate departments that benefit the entire organization. In 2002, these items related to: 22% to Reader's Digest North America, 27% to Consumer Business Services, 16% to International Businesses and 35% to corporate departments that benefit the entire organization. Excluding adjustments of $10 related to a favorable tax settlement, other operating items, net in 2001 related to: 56% to Reader's Digest North America, 39% to International Businesses and 5% to corporate departments that benefit the entire organization.

             THE READER'S DIGEST ASSOCIATION, INC. AND SUBSIDIARIES

                                                              YEARS ENDED JUNE 30,
                                                              ---------------------
                                                              2003    2002    2001
                                                              ----    ----    ----
Depreciation, amortization and asset impairments
  Reader's Digest North America.............................  $40.9   $10.2   $14.6
  Consumer Business Services................................   11.6    12.0    29.2
  International Businesses..................................    9.5    10.1    11.2
  Corporate.................................................    5.9    15.3     8.4
                                                              -----   -----   -----
TOTAL DEPRECIATION, AMORTIZATION AND ASSET IMPAIRMENTS......  $67.9   $47.6   $63.4
                                                              =====   =====   =====
Capital expenditures
  Reader's Digest North America.............................  $ 2.5   $ 3.1   $ 4.9
  Consumer Business Services................................    1.2     2.7     4.1
  International Businesses..................................    5.1     6.1     8.1
  Corporate.................................................    6.9    12.7    26.4
                                                              -----   -----   -----
TOTAL CAPITAL EXPENDITURES..................................  $15.7   $24.6   $43.5
                                                              =====   =====   =====

     The following table presents our consolidated net revenues by product:

                                                                   YEARS ENDED JUNE 30,
                                                              ------------------------------
                                                                2003       2002       2001
                                                                ----       ----       ----
Revenues
  Books.....................................................  $1,081.7   $1,063.6   $1,111.5
  Magazines -- subscription and other.......................     750.1      610.1      635.2
  Magazines -- advertising..................................     151.0      151.4      161.2
  Music and videos..........................................     254.9      320.7      401.9
  Food and gift.............................................     155.5      165.3      171.3
  Fees from financial services marketing alliances..........      13.2       20.8       11.3
  Other.....................................................      68.5       36.7       25.8
                                                              --------   --------   --------
TOTAL REVENUES..............................................  $2,474.9   $2,368.6   $2,518.2
                                                              ========   ========   ========

     Information about geographic areas is as follows:

                                                                   YEARS ENDED JUNE 30,
                                                              ------------------------------
                                                                2003       2002       2001
                                                                ----       ----       ----
Revenues
  United States.............................................  $1,351.8   $1,176.7   $1,280.9
  International.............................................   1,124.6    1,196.3    1,240.7
  Inter-area................................................      (1.5)      (4.4)      (3.4)
                                                              --------   --------   --------
TOTAL REVENUES..............................................  $2,474.9   $2,368.6   $2,518.2
                                                              ========   ========   ========
Revenues inter-area
  United States.............................................  $   (0.1)  $   (2.8)  $   (1.8)
  International.............................................      (1.4)      (1.6)      (1.6)
                                                              --------   --------   --------
TOTAL REVENUES INTER-AREA...................................  $   (1.5)  $   (4.4)  $   (3.4)
                                                              ========   ========   ========
Long-lived assets
  United States.............................................  $1,633.3   $1,646.6   $  688.4
  International.............................................     113.5      107.2      102.5
                                                              --------   --------   --------
TOTAL LONG-LIVED ASSETS.....................................  $1,746.8   $1,753.8   $  790.9
                                                              ========   ========   ========

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
The Reader's Digest Association, Inc.

     We have audited the accompanying consolidated balance sheets of The Reader's Digest Association, Inc. and subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Reader's Digest Association, Inc. and subsidiaries as of June 30, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

                                          KPMG LLP
                                          New York, New York
                                          July 25, 2003

                              REPORT OF MANAGEMENT

     We are responsible for the preparation and integrity of the consolidated financial statements appearing in our Annual Report. The consolidated financial statements were prepared in accordance with generally accepted accounting principles; certain estimates and judgments were applied as required. Financial information in this Annual Report is consistent with that in the financial statements.

     We are responsible for maintaining a system of internal accounting controls and procedures to provide reasonable assurance, at an appropriate cost/benefit relationship, that assets are safeguarded and that transactions are authorized, recorded and reported properly. The system of internal safeguards is characterized by a control-oriented environment that includes written policies and procedures, careful selection and training of personnel, and audits by a professional staff of internal auditors.

     In accordance with the requirements of the recently signed Sarbanes-Oxley Act of 2002, we have filed our written certifications with the Securities and Exchange Commission. The certifications have been filed as exhibits to our Form 10-K for the fiscal year ended June 30, 2003.

     KPMG LLP, independent auditors, have audited and reported on our consolidated financial statements. Their report is presented herein.

     The Audit Committee of the Board, composed of non-management directors, meets periodically with KPMG LLP, the company's internal auditors and management representatives to review internal accounting control, auditing and financial reporting matters. Both KPMG LLP and the internal auditors have unrestricted access to the Audit Committee and may meet with the committee with or without management present.

                                          Thomas O. Ryder
                                          Chairman of the Board and
                                          Chief Executive Officer

                                          Michael S. Geltzeiler
                                          Senior Vice President and
                                          Chief Financial Officer

             ------------------------------------------------------
             ------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

                                       Page
                                       ----
Prospectus Summary...................    1
Risk Factors.........................    5
Use of Proceeds......................   12
Price Range of Common Stock and
  Dividend Information...............   12
Capitalization.......................   14
Selected Consolidated Financial
  Information........................   15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   17
Business.............................   36
Principal Stockholders...............   52
Selling Stockholder..................   53
Description of Capital Stock.........   55
Underwriting.........................   58
Legal Matters........................   60
Experts..............................   60
Consolidated Financial Statements....  F-1

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
                               10,989,989 Shares

                              THE READER'S DIGEST
                               ASSOCIATION, INC.

                                  Common Stock
                             ----------------------

                             (READER'S DIGEST LOGO)

                             ----------------------
                              GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.
             ------------------------------------------------------
             ------------------------------------------------------